U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                             FORM SB-2/A

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               eConnect
          (Name of Small Business Issuer in its charter)

       Nevada                        541990               43-1239043
(State or jurisdiction of     (Primary Standard           (IRS Employer
incorporation or organization) Industrial                 Identification
                               Classification Code Number)    Number

2500 Via Cabrillo Marina Suite 112, San Pedro, California 90731; (310) 514-9482 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Brian F. Faulkner, Esq., 3900 Birch Street, Suite 113, Newport Beach, Ca
                              (949) 975-0544
        (Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933 check the following box.     X

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                    CALCULATION OF REGISTRATION FEE

Title of         Amount to be    Proposed    Proposed   Amount of
Securities       Registered      Maximum     Aggregate  Registration
to be                            Offering    Offering   Fee
Registered                       Price Per   Price
                                 Share (1)
Common
Stock            85,053,779       $0.4325    $36,785,759  $9,196.44

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 416, such additional amounts to prevent dilution from stock splits or similar transactions.

Calculated in accordance with Rule 457(c): The average of the bid and ask price as of December 20, 2000.

                                 PROSPECTUS
                                  eConnect

                             85,053,779 Shares *
                                 Common Stock

eConnect, a Nevada corporation, is hereby offering shares of common stock on a delayed basis under a shelf registration under Rule 415 pursuant to the terms of this prospectus. A total of 85,053,779 shares of common stock are to be registered, as follows (maximum amounts):

The company's public offering consists of 13,925,560 shares of common stock, par value $0.001 (of this amount, up to 40,000,000 shares will be sold for cash). This offering is being made on a best-efforts basis by the company, with no minimum purchase required. The company's common stock trades on the Over the Counter Bulletin Board under the trading symbol "ECNC".

Concurrent with this public offering, is an offering by certain selling shareholders of the company, in the total amount of 71,128,219 shares of common stock. These selling shareholders may offer their stock through public or private transactions, on or off the Over the Counter Bulletin Board, at prevailing market prices, or at privately negotiated prices.

The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment
(See "Risk Factors" on page 9).

These securities have not been approved or disapproved by the securities and exchange commission or any state securities commission nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

              Price to Public   Underwriting Discounts   Proceeds to
                                  And Commissions (2)      Issuer (3)

Per Share            $ (1)             $(2)                     $(3)
Total Maximum        $ (1)             $(2)                     $(3)

Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange
Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

              Subject to Completion, Dated: _____________, 2001

* Pursuant to SEC Rule 416, there will be a change in the amount of securities being issued to prevent dilution resulting from stock splits, stock dividends, or similar transaction

The price per share, the maximum amount to be raised under this offering and the proceeds to the issuer will be dependent on the market price at the times that drawdowns are taken under a common stock purchase agreement.

Alpha Venture Capital, Inc. will receive a commission of 8% of the amount of each drawdown under the common stock purchase agreement; the amount of commissions will be dependent on the amount taken under such drawdowns.

The proceeds to the company will be dependent on the amount sold under the common stock purchase agreement, and is before the payment of certain expenses in connection with this offering.

                           Table Of Contents

PROSPECTUS SUMMARY                                                     5
RISK FACTORS                                                           6
USE OF PROCEEDS                                                       13
DETERMINATION OF OFFERING PRICE                                       14
SELLING SHAREHOLDERS                                                  14
PLAN OF DISTRIBUTION                                                  15
LEGAL PROCEEDINGS                                                     19
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS          24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT        25
DESCRIPTION OF SECURITIES                                             27
INTEREST OF NAMED EXPERTS AND COUNSEL                                 28
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES                                            29
ORGANIZATION WITHIN LAST FIVE YEARS                                   34
DESCRIPTION OF BUSINESS                                               35
PLAN OF OPERATION                                                     51
DESCRIPTION OF PROPERTY                                               53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                        53
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS              56
EXECUTIVE COMPENSATION                                                58
FINANCIAL STATEMENTS                                                  60
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
 ACCOUNTING AND FINANCIAL DISCLOSURE                                  85
AVAILABLE INFORMATION                                                 85

                             PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

The Company.

The Company is made up of two divisions: The first, the transactions division has a specific emphasis on ATM card with PIN instant cash transactions. There are two aspects to the industry of self serviced home or mobile swiped ATM card with PIN entry or credit card transactions which the company has named PERFECT (personal encrypted remote financial electronic card transactions).

The first aspect is the development of the "Bank Eyes Only"T transactions system whereby a consumer can use a remote terminal from a home environment or mobile environment to read a credit card or ATM card with PIN or a smart card which is then sent to a host processor for card authorization. "Bank Eyes Only"T transactions refers to a direct Internet connection between the consumer's terminal and the company's bank card authorization system. The web merchant does not store nor has ready access to the consumer's card data. These "Bank Eyes Only"T terminals are remote from the merchant (protecting the consumer's data) and are wireless or landline or computer enabled. This should result in greater consumer confidence in performing such financial transactions. This system will also enable the consumer or business person to effect instant cash payments to the recipient. A transaction using the terminal device with an ATM card with PIN is considered a cash payment. Internet "Bank Eyes Only"T ATM card with PIN payments could substantially affect global commerce, completely changing the way people around the world do business.

The second aspect of a PERFECT transaction is the usage of the company's proprietary hardware placed in public locations for self serviced bill payments by ATM card with PIN entry.

The second division is eGaming. The company currently owns a 99% interest in Top Sports S.A., a series of 12 walk in Dominican Republic sportsbooks. The company's interest in gaming two fold:

the generation of revenues

the establishment of a base for the usage of "Bank Eyes Only"T

eCashPads for global ATM card with PIN entry gaming.

The principal offices of the company's are located at 2500 Via
Cabrillo Marina, Suite 112, San Pedro, California 90731. The telephone number for the company is (310) 514-9482.

The Offering.

85,053,779 shares of common stock of the company will be sold on a delayed basis under a shelf registration under Rule
415 (shares outstanding prior to this offering: 226,434,897 [as of December 8, 2000]) (shares to be outstanding after this offering, assuming a full subscription: 288,213,503), as follows:

Selling shareholders: 71,128,219 - this includes the following:

40,000,000 shares subscribed for cash under a common stock purchase agreement with Alpha Venture Capital, Inc. [since this firm is purchasing shares from the company under a common stock purchase agreement at a price equal to price equal to 82% of the average closing bid price for the five business days immediately following a put notice to the company, it is considered to be an underwriter]), and warrants to purchase 4,571,428 shares of the company's common stock, exercisable upon issuance in connection with the purchase agreement at a price equal to the lesser of (a) 40% of the closing bid price of the stock on December 8, 2000 ($0.44), or (b) 40% of the average five day closing bid price as of the effective date of this registration statement;

an option to purchase 4,400,000 shares of common stock, exercisable upon issuance at $1.00 per share through July 12, 2002, granted David Weiler granted as repayment of all principal and accured interest under a $500,000 loan made by this individual to the company (3,080,000 shares of the total); the remaining 1,320,000 were granted as compensation for consulting services rendered to the company;

a warrant for the purchase of 4,000,000 shares of common stock, exercisable upon issuance at $1.00 per share until October 21, 2003 (issued to PowerClick in connection with the settlement of certain disputes between the company and PowerClick);

a warrant for the purchase of 1,000,000 shares of common stock, exercisable upon issuance at $1.00 per share through June 30, 2002, issued to an individual in connection with the repayment of a $60,000 loan (plus accrued interest) made to the company.

a warrant for the purchase of a total of 482,500 shares of common stock, exercisable upon issuance at $0.50 per share through May 24, 2005, under an warrant agreement with GunnAllen Financial, Inc., a broker/dealer, in connection with this firm's services in assisting the company to become relisted on the Over the Counter Bulletin Board.

Shares to be issued upon the exercise of warrants, exercisable at $1.00 per share for varying periods from from June 30, 2000 through June 30, 2002:
13,925,560.

Use of Proceeds: The amount of proceeds from this offering will depend on the offering price per share and the number of shares sold for cash. The proceeds of the cash offering, less the expenses of the offering (estimated at $76,696), will be used to provide working capital for the company.

                               RISK FACTORS

The securities offered hereby are highly speculative in nature and involve a high degree of risk. they should be purchased only by persons who can afford to lose their entire investment. therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors among other things, as well as all other information set forth in this prospectus.

Development Stage of Products.

The company has completed all aspects of the eCashPad consumer and bank network support services and is presently offering the eCashPad for sale at $59.95; the company has received initial orders for approximately 100 eCashPad. However, the company has received limited revenues from operations. The company's PocketPay will require significant additional investment in research and development and will require substantial additional resources.

The eCashPad has met all necessary regulatory approvals (Federal Communications Commission and Underwriters Laboratories) and is now ready for mass market consumer sales. The company is confident that, based on the approvals of the eCashPad, that the new product line such as the PocketPay will also meet similar approvals for market usage.

There can be no assurance that the company will generate significant revenues in the future; and there can be no assurance that the company will operate at a profitable level. If the company is unable to obtain customers and generate sufficient revenues so that it can profitably operate, the company's business will not succeed. In such event, investors in the shares may lose their entire cash investment. Also the company and its management do not have significant experience in the internet business, and in particular the on-line gaming business.

As a result of the fixed nature of many of the company's expenses, the company may be unable to adjust spending in a timely manner to compensate for any unexpected delays in the development and marketing of the company's products or any capital raising or revenue shortfall. Any such delays or shortfalls will have an immediate adverse impact on the company's business, operations and financial condition.

Limited Revenues, History of Operating Loss and Accumulated
Deficit.

The company has had limited revenue to date. Although the company has been involved with e-commerce since 1999, it has been primarily engaged in research and development. The company has incurred significant operating losses: $19,026,744 for the fiscal year ended December 31, 1999, $776,138 for the four months ended December 31, 1998, and $196,968 for the fiscal year ended August 31, 1998. At September 30, 2000, the company had an accumulated deficit of $69,355,788 (the majority of which resulted from stock issued for services). The future growth and profitability of the company will be principally dependent upon its ability to successfully complete development and testing of, obtain regulatory approvals for, and market or license its primary products. Accordingly, the company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by new product introductions.

The company anticipates that it will incur substantial operating expenses in connection with the research, development, testing and approval of its proposed products and expects these expenses to result in continuing and significant losses until such time as the company is able to achieve adequate revenue levels.
There can be no assurance that the company will be able to significantly increase revenues or achieve profitable operations. Failure to obtain additional capital, if needed, would have a material adverse effect on the company's operations.

Additional Financing Will Be Required.

The company will be required to raise significant capital to fund its plan of operation; this is estimated to be $3,000,000 over the next 12 months. Currently, the company is meeting its funding requirements through financing provided by the Alpha Venture Capital, Inc. through a common stock purchase agreement between the company and this firm, dated September 28, 1999. On The company has since received a new commitment from Alpha for an initial $5,000,000 and is confident that additional funding will be available from Alpha. In addition, the company intends to receive financing in the future through a new common stock purchase agreement between the parties, dated December 8, 2000, in the commitment amount of $15,000,000. However, there is no guarantee that this funding source will continue to be available in the future.

The current funds available to the company, and any revenue generated by operations, will not be adequate for it to be competitive in the areas in which it intends to operate, and may not be adequate for the company to survive. Therefore, the company will need to raise additional funds in order to fully implement its business plan. The company's continued operations therefore will depend upon its ability to raise additional funds through bank borrowings, equity or debt financing. There is no assurance that the company will be able to obtain additional funding when needed, or that such funding, if available, can be obtained on terms acceptable to the company. If the company cannot obtain needed funds, it may be forced to curtail or cease its activities. If additional shares were issued to obtain financing, current shareholders may suffer a dilution on their percentage of stock ownership in the company.

Risks Associated with eCashPad Production.

The agreement under which the eCashPad was originally manufactured for the company only calls for an initial production run of 5,000 units, at a total cost of $80,000. The company has since concluded an order for 100,000 eCashPads from Asia Pacific Micro, Inc. at a favorable cost per unit. Initial eCashPads are being delivered to the company on an as needed basis.

This agreement offers the company substantial savings by contracting with an Asian country for manufacturing. Currently, the manufacturer is stable but there is no guarantee that the manufacturer may not be impacted by future changes in government policies. The company is presently seeking additional suppliers. Risks in Connection with Approval of Regional ATM Networks. Within the United States market, the company is closely working with NDFC to secure the go ahead for regional ATM card networks for an eCashPad ATM card with PIN entry "Bank Eyes Only"T Internet payment. Such network currently permit the usage of credit cards on their systems. Thus, a substantial part of the company's strategy is based on ATM card with PIN entry Internet payments, and the company may not receive bank approvals from the regional ATM card networks in the United States for such transactions. In such case, this payment system could not be used in the United States, which could substantially affect the prospects of the Company in this country. Even though this type of payment system has already been approved in the Dominican Republic and Ireland, and may be approved elsewhere outside the United States, the Company would expect that a substantial portion of its projected revenues would come form United States based transactions.

Acceptance and Effectiveness of Internet Electronic Commerce.

The company's success in e-commerce will be dependent on consumer acceptance of e-retailing and an increase in the use of the Internet for e-commerce. If the markets for e-commerce do not develop or develop more slowly than the company expects, its e-commerce business may be harmed. If Internet usage does not grow, the company may not be able to increase revenues from Internet advertising and sponsorships which also may harm both our retail and e-commerce business. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and e-commerce is uncertain. A number of factors may inhibit the growth of Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and limited availability of cost-effective, high-speed access. If these or any other factors cause use of the Internet to slow or decline, our results of operations could be adversely affected.

Competition in Internet Commerce.

The company anticipates substantial competition in the development of the PERFECT industry and the "Bank Eyes Only"T internet application in particular. The company believes that the marketplace is large enough to absorb many competitor companies who may focus on ancillary aspects of the PERFECT industry such as the development of hardware or of merchant sign ups, rather than on the core business of the company which is the processing of transactions.

Increased competition from e-commerce could result in reduced margins or loss of market share, any of which could harm both our retail and e-commerce businesses. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of the company's present and potential competitors are likely to enjoy substantial competitive advantages, including larger numbers of users, more fully-developed e-commerce opportunities, larger technical, production and editorial staffs, and substantially greater financial, marketing, technical and other resources. If the company does not compete effectively or if it experiences any pricing pressures, reduced margins or loss of market share resulting from increased competition, the company's business could be adversely affected.

Unreliability of Internet Infrastructure.

If the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face additional outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the Internet infrastructure is not adequately developed or maintained, use of the company website may be reduced. Even if the Internet infrastructure is adequately developed, and maintained, the company may incur substantial expenditures in order to adapt its services and products to changing Internet technologies. Such additional expenses could severely harm the company's financial results.

Transactional Security Concerns.

A significant barrier to Internet e-commerce is the secure transmission of confidential information over public networks.
Any breach in security could cause interruptions and have an adverse effect on the company's business.

Governmental Regulation of the Internet.

There are currently few laws that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including user privacy, pricing, taxation and the characteristics and quality of products and services sold over the Internet. Possible future consumer legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities undertaken in connection with the party planning business, the extent of which cannot be predicted. The exact affect of such legislation cannot be predicted until it is in final form.

Influence of Other External Factors on Prospects for Company.

The industry of the company in general is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by the company will result in a commercially profitable business. The marketability of its products will be affected by numerous factors beyond the control of the company. These factors include market fluctuations, and the general state of the economy (including the rate of inflation, and local economic conditions), which can affect companies' spending. Factors which leave less money in the hands of potential customers of the company will likely have an adverse effect on the company. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the company not receiving an adequate return on invested capital.

Success of Company Dependent on Management.

The company's success is dependent upon the hiring of key administrative personnel. None of the company's officers, directors, and key employees have an employment agreement with the company; therefore, there can be no assurance that these personnel will remain employed by the company after the termination of such agreements. Should any of these individuals cease to be affiliated with the company for any reason before qualified replacements could be found, there could be material adverse effects on the company's business and prospects. In addition, management has no experience is managing companies in the same business as the company.

In addition, all decisions with respect to the management of the company will be made exclusively by the officers and directors of the company. Investors will only have rights associated with minority ownership interest rights to make decision which effect the company. The success of the company, to a large extent, will depend on the quality of the directors and officers of the company. Accordingly, no person should invest in the shares unless he is willing to entrust all aspects of the management of the company to the officers and directors.

Control of the Company by Officers and Directors.

The company's officers and directors beneficially own approximately 8% of the outstanding shares of the company's common stock. As a result, such persons, acting together, have the ability to exercise influence over all matters requiring stockholder approval. Accordingly, it may be difficult for the investors hereunder to effectuate control over the affairs of the company. Therefore, it should be assumed that the officers, directors, and principal common shareholders who control the majority of voting rights will be able, by virtue of their stock holdings, to control the affairs and policies of the company.

Limitations on Liability, and Indemnification, of Directors and Officers.

The bylaws of the company provide for indemnification of officer or directors of the company. In addition, the Nevada Revised Statutes provide for permissive indemnification of officers and directors and the company may provide indemnification under such provisions. Any limitation on the liability of any director, or indemnification of directors, officer, or employees, could result in substantial expenditures being made by the company in covering any liability of such persons or in indemnifying them.

Potential Conflicts of Interest Involving Management.

Some of the officers and directors have other interests to which they devote time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on boards of directors, and each will continue to do so notwithstanding the fact that management time may be necessary to the business of the company. As a result, certain conflicts of interest may exist between the company and its officers and/or directors which may not be susceptible to resolution.

In addition, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to the company. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the board of directors to the company any proposed investments for its evaluation.

Non-Cumulative Voting

Holders of the shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the shares present at a meeting of shareholders will be able to elect all of the directors of the company, and the minority shareholders will not be able to elect a representative to the company's board of directors.

Absence of Cash Dividends

The board of directors does not anticipate paying cash dividends on the shares for the foreseeable future and intends to retain any future earnings to finance the growth of the company's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of the company, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Offering Price.

The offering price of the shares will be determined in relation to the then current market price of the shares on the Over the Counter Bulletin Board. Because of market fluctuations, there can be no assurance that the shares will maintain market values commensurate with the offering price.

"Shelf" Offering.

The shares are offered directly by the company on a delayed basis. No assurance can be given that any or all of the shares will be issued. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any of the shares. In addition, the officers and directors of the company, collectively, have limited experience in the offer and sale of securities on behalf of the company.

Use of Proceeds Not Specific.

The proceeds of this offering have been allocated only generally. Proceeds from the offering have been allocated generally to legal and accounting, and working capital. Accordingly, investors will entrust their funds with management in whose judgment investors may depend, with only limited information about management's specific intentions with respect to a significant amount of the proceeds of this offering.

No Assurance of Continued Public Trading Market; Risk of Low
Priced Securities.

The common stock of the company is currently quoted on the
Over the Counter Bulletin Board; it was relisted on October 30, 2000 after trading on the National Quotation Bureau's Pink Sheets since being delisted from the Over the Counter Bulletin Board after the SEC trading suspension on March 13, 2000. In addition, the common stock is subject to the low-priced security or so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1990 ("Reform Act") requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny
stock market and the risks associated therewith.   The
regulations governing low-priced or penny stocks sometimes limit the ability of broker-dealers to sell the company's common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.

Effects of Failure to Maintain Market Makers.

If the company is unable to maintain a National Association of Securities Dealers, Inc. member broker/dealers as market makers after relisting on the Bulletin Board, the liquidity of the common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. There can be no assurance the company will be able to maintain such market makers.

Shares Eligible For Future Sale

All of the approximate 18,000,000 shares of common stock which are currently held, directly or indirectly, by management have been issued in reliance on the private placement exemption under the Securities Act of 1933. Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of the company (as that term is defined under that rule) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the common stock could be adversely affected.

Potential Status as a Pseudo California Corporation.

Section 2115 of the California General Corporation Law subjects certain foreign corporations doing business in California to various substantive provisions of the California General Corporation Law in the event that the average of its property, payroll and sales is more than 50% in California and more than one-half of its outstanding voting securities are held of record by persons residing in the State of California. Currently, all of the sales by the company come from sources outside the State of California; however, this may change in the future.

Some of the substantive provisions include laws relating to annual election of directors, removal of directors without cause, removal of directors by court proceedings, indemnification of officers and directors, directors standard of care and liability of directors for unlawful distributions.
Section 2115 does not apply to any corporation which, among other things, has outstanding securities designated as qualified for trading as a national market security on NASDAQ if such corporation has at least eight hundred holders of its equity securities as of the record date of its most recent annual meeting of shareholders. It is currently anticipated that the company will not be subject to Section 2115 of the California General Corporation Law which, in addition to other areas of the law, will subject the company to Section 708 of the California General Corporation Law which mandates that shareholders have the right of cumulative voting at the election of directors.

                              USE OF PROCEEDS

The amount of cash proceeds from this offering will depend on the offering price per share and the number of shares sold for cash under the common stock purchase agreement with Alpha Venture Capital, Inc. The proceeds of the offering, less the expenses of the offering, will be used to provide working capital for the company. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.

                       DETERMINATION OF OFFERING PRICE

The cash offering price of the shares will be determined, from time to time, based on the current market price of the shares on the Over the Counter Bulletin Board under the formula set forth in the common stock purchase agreement with Alpha Venture
Capital, Inc.

                             SELLING SHAREHOLDERS

Selling shareholders will be offering a total of 71,128,219 shares of common stock of the company, as follows (these restricted shares were issued in connection with consulting services rendered to the company and various loans made to the company):

Name of              Amount         Amount Offered    Amount        Percentage
Selling              Beneficially   for Selling       Beneficially  Ownership
Shareholders         Owned Prior    Shareholder's     Owned After   After
                     to Offering    Account           Offering      Offering(1)

Alpha Venture
Capital, Inc.(2)     44,571,428     44,571,428           0             0.00%
PowerClick, Inc.(3)   9,316,661      9,316,661           0             0.00%
David Weiler (4)     11,200,000      4,400,000       6,800,000         3.16%
Chris Jensen (5)      4,200,000      4,200,000           0             0.00%
Richard Epsteien(6)  10,700,000      3,500,000       7,150,000         3.32%
Quinn Brady           2,060,300      2,060,300           0             0.00%
Charles Yourshaw(7)   1,530,000      1,000,000         530,000         0.25%
GunnAllen Financial
Inc. (8)                482,500        482,500           0             0.00%
Darrell Dickson (9)     487,500        412,500          75,000         0.03%
Wayne Hall              200,000        200,000           0             0.00%
Brent D. Schultz        671,250        164,830         506,420         0.23%
Roger Swanson           120,000        120,000           0             0.00%
Timothy Patrick
Murphy                  100,000        100,000           0             0.00%
Donald Boyd              62,500         62,500           0             0.00%
John Fiesbein           100,000         50,000          50,000         0.02%
Richard Zobost           50,000         50,000           0             0.00%
Pamela Matthews          50,000         50,000           0             0.00%
Jeff Lichter             35,000         35,000           0             0.00%
Jim Ball                 57,500         32,500          25,000         0.01%
Eric Braghurst           30,000         30,000           0             0.00%
Richard Holt             27,500         27,500           0             0.00%
Matthew Lee              25,000         25,000           0             0.00%
Lori Lane                25,000         25,000           0             0.00%
Karen & Wayne
Gruninger                25,000         25,000           0             0.00%
Patrick Passarella       25,000         25,000           0             0.00%
John Hogle               25,000         25,000           0             0.00%
Matthew Ospeck           20,000         20,000           0             0.00%
John Kostecki            20,000         20,000           0             0.00%
David Kern Peteler       17,500         17,500           0             0.00%
Tim Bradlee              10,000         10,000           0             0.00%
Marvin Graberman         10,000         10,000           0             0.00%
Paul Brunn               10,000         10,000           0             0.00%
Total                86,264,639     71,128,219      15,136,420         7.03%


(1) Based on the total issued and outstanding common stock of 215,364,897 as of December 8, 2000.

(2) This firm is controlled by Barry Herman, who is the director and authorized signatory for Alpha Venture Capital, Inc. The shares of Alpha Venture Capital, Inc. are held in trust on behalf of undisclosed investors; these investors are only passively involved in the firm. The amount beneficially owned consists of 40,000,000 shares subscribed for under a common stock purchase agreement, and a warrant to purchase 4,571,428 shares of common stock, exercisable upon issuance in connection with the purchase agreement at a price per share equal to the lesser of (a) 40% of the closing bid price of the stock on December 8, 2000 ($0.44), or (b) 40% of the average five day closing bid price as of the effective date of this registration statement.

(3) 50% owned subsidiary of the company; 4,000,000 of the total consists of warrants to purchase shares of common stock, exerciable upon issuance at $1.00 per share through October 21, 2003.

(4) Amount owned includes an option to purchase 4,400,000 shares of common stock, exercisable upon issuance at $1.00 per share through July 12, 2002.

(5)  This represents the combined holdings of GoldStake
Enterprises and Chris Jensen, who controls this firm.

(6) This represents the combined holdings of Alliance Equities and Richard Epstein, who controls this firm.

(7) Amount owned includes a warrant for the purchase of 1,000,000 shares of common stock, exercisable upon issuance at $1.00 per share through June 30, 2002.

(8) Amount owned consists of a warrant for the purchase of 482,500 shares of common stock, exercisable upon issuance at $0.50 per share through May 24, 2005.

(9)  This represents the combined holdings of Dickson Retirement
Plan and Darrell Dickson, who controls this plan.

                              PLAN OF DISTRIBUTION

Registration under this Offering.

85,053,779 shares of common stock of the company will be sold on a delayed basis under a shelf registration under Rule 415
(shares outstanding prior to this offering: 226,434,897 [as of January 30, 2001]) (shares to be outstanding after this offering, assuming a full subscription: 288,213,503), as follows:

Selling shareholders: 71,128,219 - this includes the following:

40,000,000 shares subscribed for cash under a common stock purchase agreement with Alpha Venture Capital, Inc. [since this firm is purchasing shares from the company under a common stock purchase agreement at a price equal to price equal to 82% of the average closing bid price for the five business days immediately following a put notice to the company, it is considered to be an underwriter]), and warrants to purchase 4,571,428 shares of the company's common stock, exercisable upon issuance in connection with the purchase agreement at a price equal to the lesser of (a) 40% of the closing bid price of the stock on December 8, 2000 ($0.44), or (b) 40% of the average five day closing bid price as of the effective date of this registration statement;

an option to purchase 4,400,000 shares of common stock, exercisable upon issuance at $1.00 per share through July 12, 2002, granted David Weiler granted as repayment of all principal and accured interest under a $500,000 loan made by this individual to the company (3,080,000 shares of the total); the remaining 1,320,000 were granted as compensation for consulting services rendered to the company;

a warrant for the purchase of 4,000,000 shares of common stock, exercisable upon issuance at $1.00 per share until October 21, 2003 (issued to PowerClick in connection with the settlement of certain disputes between the company and PowerClick);

a warrant for the purchase of 1,000,000 shares of common stock, exercisable upon issuance at $1.00 per share through June 30, 2002, issued to an individual in connection with the repayment of a $60,000 loan (plus accrued interest) made to the company.

a warrant for the purchase of a total of 482,500 shares of common stock, exercisable upon issuance at $0.50 per share through May 24, 2005, under an warrant agreement with GunnAllen Financial, Inc., a broker/dealer, in connection with this firm's services in assisting the company to become relisted on the Over the Counter Bulletin Board.

Shares to be issued upon the exercise of warrants, exercisable at $1.00 per share for varying periods from from June 30, 2000 through June 30, 2002: 13,925,560.

Use of Proceeds: The amount of proceeds from this offering will depend on the offering price per share and the number of shares sold for cash. The proceeds of the cash offering, less the expenses of the offering (estimated at $76,696), will be used to provide working capital for the company.

There can be no assurance that all of these shares will be issued or that any of them will be sold for cash. The gross proceeds to the company will depend on the amount actually sold for cash and the sales price per share. No commissions or other fees will be paid, directly or indirectly, by the company, or any of its principals, to any person or firm in connection with solicitation of sales of the shares except for a placement fee in the amount of 8% is being paid to Alpha Venture Capital, Inc. in connection with the funds provided under the common stock purchase agreement. These securities are offered by the company subject to prior issue and to approval of certain legal matters by counsel.

Selling Shareholders.

(a)  Manner of Sales; Broker-Dealer Compensation.

The selling shareholders, or any successors in interest to the selling shareholders, may sell their shares of common stock in one or more of the following methods:

Ordinary brokers' transactions;

Transactions involving cross or block trades or otherwise on the Bulletin Board;

Purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

"At the market" to or through market makers or into an existing market for the company's common stock;

In other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;

Through transactions in options, swaps or other derivatives
(whether exchange-listed or otherwise);

In privately negotiated transactions;

To cover short sales; or

Any combination of the foregoing.

The selling shareholders also may sell their shares in reliance upon Rule 144 under the Securities Act at such times as they are eligible to do so. The company has been advised by the selling shareholders that they have not made any arrangements for the distribution of the shares of common stock. Brokers, dealers or underwriters who effect sales for the selling shareholders may arrange for other brokers, dealers or underwriters to participate. Brokers, dealers or underwriters engaged by the selling shareholders will receive commissions or discounts from them in amounts to be negotiated prior to the sale. These brokers, dealers or underwriters may act as agent or as principals.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock being offered for sale, and the pledgees, secured parties or persons to whom these securities have been pledged shall, upon foreclosure in the event of default, be considered a selling shareholder hereunder. In addition, a selling shareholders may, from time to time, sell short their common stock. In these instances, this prospectus may be delivered in connection with these short sales and the shares of the common stock may be used to cover these short sales.

From time to time one or more of the selling shareholders may transfer, pledge, donate or assign shares of their common stock to lenders or others and each of these persons will be considered a selling shareholder for purposes of this prospectus. The number of shares of the company's common stock beneficially owned by those selling shareholders who so transfer, pledge, donate or assign shares of their common stock will decrease as and when they take these actions. The plan of distribution for the company's common stock by the selling shareholders set forth herein will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be considered selling shareholders hereunder.

Subject to the limitations discussed above, a selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the company's common stock in the course of hedging the positions they assume with this selling shareholders, including in connection with distributions of the common stock by these broker-dealers. A selling shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the company's common stock to the broker-dealers, who may then resell or otherwise transfer these shares. A selling shareholder also may loan or pledge the company's common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

(b)  Filing of a Post-Effective Amendment In Certain Instances.

If any selling shareholders notifies the company that he, she, or it has entered into a material arrangement (other than a customary brokerage account agreement) with a broker or dealer for the sale of shares of common stock under this prospectus through a block trade, purchase by a broker or dealer or similar transaction, the company will file a post- effective amendment to the registration statement for this offering. The post-effective amendment will disclose:

The name of each broker-dealer involved in the transaction.

The number of shares of common stock involved.

The price at which those shares of common stock were sold.

The commissions paid or discounts or concessions allowed to the broker-dealer(s).

If applicable, that these broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus, as supplemented.

Any other facts material to the transaction.

(c)  Certain Persons May Be Deemed to Be Underwriters.

The selling shareholders and any broker-dealers who execute sales for them may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 because of the number of shares of common stock to be sold or resold by these persons or entities or the manner of sale of these shares, or both. If a selling shareholder or any broker-dealer or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of common stock might be deemed to be underwriting discounts and commissions under the Securities Act.

(d)  Regulation M.

The company has informed the selling shareholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale the company's common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of the company's common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the common stock or any right to purchase this stock, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing the company's common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling shareholders will be reoffering and reselling the company's common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to this stock.
Opportunity to Make Inquiries.

The company will make available to each offeree, prior to any issue of the shares, the opportunity to ask questions and receive answers from the Company concerning any aspect of the investment and to obtain any additional information contained in this prospectus, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense.

Execution of Documents.

Each person desiring to purchase Shares must complete, execute, acknowledge, and delivered to the company certain documents. By executing these documents, the subscriber is agreeing that such subscriber will be, a shareholder in the Company and will be otherwise bound by the articles of incorporation and the bylaws of the Company.

                           LEGAL PROCEEDINGS

Other than as stated below, the company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the company has been threatened:

Securities and Exchange Commission Action (March 12, 1999).

On March 12, 1999, the Securities and Exchange Commission ("SEC") filed a complaint alleging the company had failed to make available to the investing public current and accurate information about its financial condition and results of operations through the filing of periodic reports as required by the Securities Exchange Act of 1934 (specifically, the Form 10-KSB for the 1997 and 1998 fiscal years, the Form 10QSB for each of the first three quarters of fiscal 1998, and the corresponding Notifications of Late Filings (Form 12b-25)). The SEC sought in this action to compel the company to file delinquent reports and enjoin the company from further violations of the reporting requirements. The company consented to the entry of a final judgment granting the relief sought by the SEC.

Although this action has been concluded, since the permanent injunction was entered the company has been late with the following reports:

Form 10QSB for the quarter ended February 28, 1999 (due by
April 29, 1999 because of the filing of a Form 12b-25) - filed with the SEC on May 28, 1999

Form 10QSB for the quarter ended June 30, 1999 (due by August
14, 1999) - filed with the SEC on August 23, 1999 (due to an error in the CIK code for the company entered on the EDGAR electronic filing system)

Form 10-QSB for the transition period ended December 31, 1998
(due by July 5, 1999) - filed with the SEC on September 3, 1999

Form 8-K to reflect a certain acquisition by the company (due by May 21, 1999) - filed with the SEC on November 15, 1999

Form 8-K to reflect two acquisitions by the company (due by September 15, 1999) - filed with the SEC on November 16, 1999

Form 10-KSB for the period ended on December 31, 1999 (due by April 14, 2000) - filed with the SEC on May 9, 2000
Form 10-QSB for the quarter ended March 31, 2000 (due by May 22,
2000). The Form 10-QSB's for the quarters ended June 30, 2000 and September 30, 2000 were timely filed.

Securities and Exchange Commission Action (March 23, 2000).

In a complaint filed on March 23, 2000 (Securities and Exchange Commission v. eConnect and Thomas S. Hughes, Civil Action No. CV 00 02959 AHM (C.D. Cal.)), the SEC alleged that since February 28, 2000, the company issued false and misleading press releases claiming: (1) the company and its joint venture partner had a unique licensing arrangement with PalmPilot; and (2) a subsidiary of the company had a strategic alliance with a brokerage firm concerning a system that would permit cash transactions over the Internet. The complaint further alleges that the press releases, which were disseminated through a wire service as well as by postings on internet bulletin boards, caused a dramatic rise in the price of the company's stock from $1.39 on February 28 to a high of $21.88 on March 9, 2000, on heavy trading volume. The SEC suspended trading in the company's common stock on the Over the Counter Bulletin Board on March 13 for a period of 10 trading days (trading resumed on the National Quotation Bureau's Pink Sheets on March 27, 2000). The complaint alleges that despite the trading suspension and the SEC's related investigation, the company and Mr. Hughes continued to issue false and misleading statements concerning the company's business opportunities. In addition to the interim relief granted, the Commission seeks a final judgment against the company and Mr. Hughes enjoining them from future violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder (the anti-fraud provisions of that act) and assessing civil penalties against them.

On March 24, 2000, a temporary restraining order was issued in the above-entitled action prohibiting the company and Mr. Hughes, from committing violations of the antifraud provisions of the federal securities laws. The company and Mr. Hughes consented to the temporary restraining order.

On April 6, 2000, without admitting or denying the allegations contained in said complaint, the company and Mr. Hughes entered into a settlement by consent that has resulted in the entry of permanent injunctive relief. The settlement agreement with the SEC was accepted and a judgment of permanent injunction was entered by the Court on April 7, 2000. The judgment that the company and Mr. Hughes consented to prohibits the company and Mr. Hughes from taking any action or making any statement, or failing to make any statement that would violate Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. The court has yet to determine whether disgorgement, civil penalties or other relief should be assessed against the company and/or Mr. Hughes.

Shareholder Class Action Lawsuits.

Einhorn, et al. v. eConnect, Thomas S. Hughes, Jack M. Hall,
Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case No. 00-
02674 MMM (JWJx);

Eckstein, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02700 DDP (CWx);

Bernstein, et al. v. eConnect, Inc., et al., Case No. 00-02703
FMC (BQRx);

Colangelo, et al. v. eConnect, Inc., et al., Case No. 00-02743
SVW (SHx);

Baron, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02757 WJR (CTx);

Warstler, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02758 R (SHx);

Prager, et al. v.  eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02759 GHK (RCx);

Weisblum, et al. v. eConnect and Thomas S. Hughes, Case No. 00-
02770 MRP (CTx);

Mazda, et al. v. eConnect, et al., Case No. 00-02776 LGB (Mcx);
Pirraglia, et al. v. eConnect, et al., Case No. 00-02875 SVW
(CWx);

Hershkop and Hershkop, et al. v. eConnect and Thomas S. Hughes, Case No. 00-03095 MRP (RNRx);

Bacun, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03161 FMC (JWJx);

Fine, et al. v. eConnect, Inc. and Thomas Hughes, Case No. 00-
03290 SVW (BQRx);

Smith, et al. v. eConnect, Thomas Hughes, Case No. 00-03301 DT
(Mcx);
Reimer, et al. v. eConnect, Thomas Hughes, Case No. 00-03405
JSL;

Tepper, et al. v. eConnect and Thomas S. Hughes, Case No. 00-
03444 WJR (CTx);

Bury, et al. v. eConnect, Thomas Hughes, Case No. 00-03446 ABC;
Villari, et al. v. eConnect, Thomas Hughes, Case No. 00-03447
LGB (SHx);

Ringel, et al. v.  eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03591 RSWL (RNBx);

Massaro, et al. v. eConnect, Inc., Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03671 DDP (MANx);

Gardner, et al. v. eConnect, Inc., Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03897 MMM (RZx);

Schneyer, et al. v. eConnect, Case No. CV-00-03783 MMM (JWJx);

Ginocchi, et al. v. eConnect, Case No. 00-04003 MMM (JWJx);
Matrisciani, et al. v. eConnect, Case No. 00-04181 MMM (JWJx);

Dutton, et al. v. eConnect, Case No. 00-04505 LGB (Ex);

Shaw, et al. v. eConnect, Case No. 00-04637 LGB (Ex);

Gowrie, et al. v. eConnect, Case No. 00-04686 LGB (Ex);

Belcher, et al. v. eConnect, Case No.00-04792 LGB (Ex);

Lively, et al. v. eConnect, Case No. 00-03112 MMM (JWJx);

Levine, et al. v. eConnect, Case No. 00-03649 MMM (JWJx); and

Berkowitz, et al. v. eConnect, Case No. 00-04152 MMM (JWJx).

The foregoing thirty-one actions were filed on various dates between March 14, 2000 and early May 2000, inclusive, and are all pending in the United States District Court for the Central District of California. These actions are brought by various putative classes of the purchasers of the company's common stock. The putative classes alleged, none of which have been certified, range from no earlier than November 18, 1999 through March 13, 2000. Plaintiffs in the various actions assert that the company and Thomas S. Hughes, as well as (in certain of the actions) Jack M. Hall, Diane Hewitt, Anthony L. Hall, and Kevin J. Lewis, have violated Section 10(b) of the Exchange Act (false or misleading statements and omissions which deceived stock purchasers) and also Section 20(a) of the Exchange Act (liability as a "controlling person" with respect to a primary violation of securities laws). The principal allegations concern various alleged material misrepresentations and omissions which supposedly made the company's public statements on and after November 18, 1999 (and/or on and after November 23, 1999) false and misleading, thereby artificially inflating the market in and for the company's common stock.

No class has yet been certified in connection with any of these actions. All cases have been combined into one case before the Honorable Margaret M. Morrow, entitled In Re eConnect, Inc. Securities Litigation, Master File No. 00-02674 MMM (JWJx). Negotiations are underway regarding the settlement of these actions.

Additionally, a shareholder of the company named John P. Maloney, filed an individual action for "securities fraud and misrepresentation" against the company and Mr. Hughes on May 12, 2000 in small claims court in Torrance, California. The company subsequently removed the action to the United States District Court for the Central District of California, and requested that it be consolidated with In Re eConnect, Inc. Securities Litigation. However, on September 11, 2000, the Honorable Margaret M. Morrow ruled that Mr. Maloney's action should be remanded to the state small claims court. Subsequently, Mr. Maloney's action was settled amicably and dismissed.


Quantum Leap Litigation

On September 16, 1999, Quantum Leap Media, Inc. filed a complaint in United States District Court, Central District of California against Greg Maxwell (Case No. CZ 00-10279 HM). This action alleged fraud in connection with certain technology in dispute between the parties. On October 16, 2000, a counterclaim was filed in this action by Mr. Maxwell against PowerClick and its shareholders, including the company. This counterclaim also alleged fraud. The company is unable at this time to express an opinion as to the probable outcome of this matter, but intends to defend this matter vigorously.

Short-Swing Trading Complaint.

On September 6, 2000, Richard Morales, a purported shareholder of the company, filed an action in the United States District Court for the Southern District of New York against the company and Mr. Hughes. This action, Richard Morales v. eConnect and Thomas Hughes, Case No. 00 CIVIL 6695 (AKH), alleges that short-swing trading of common stock issued by the company to Mr. Hughes in violation of Section 16(b) of the Securities Exchange Act of 1934. On November 29, 2000, the plaintiff voluntarily dismissed this action.

Employment Agreement - President/Chief Operating Officer.

On March 21, 2000, the company consummated an amended employment agreement with an individual for the position of President and Chief Operating Officer for the company (see Exhibit 10.42 to this Form 10-QSB). On April 17, 2000, the company terminated this individual as President and Chief Operating Officer of the company. Based upon the amended employment agreement, the remaining salary for the term of this agreement, will be due within 30 days upon the termination of this individual if terminated for reasons other than good cause. In addition, through the date of termination, all of the granted stock options and warrants will vest and be exercisable for their entire term. Accordingly, the termination of this individual, for reasons other than good cause, may potentially expose the company to incur a liability of approximately $1,260,000 for the remaining portion of unpaid salary for the first, second, third, and fourth years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted stock options and warrants consisting of 1,000,000 warrants exercisable at $1.00 per share, 6,000,000 stock options exercisable at $0.40 per share, and 1,500,000 stock options exercisable at the lowest average daily trading price of the company's common stock within the first 90 days of the executive's employment. The company's management believes that the termination of this individual was in good cause and intends to defend itself in this matter vigorously should litigation be initiated in the future.

Employment Agreement - Outside Counsel.

On March 22, 2000, the company consummated an amended and restated employment agreement with an individual and his firm to act as outside counsel for the company (see Exhibit 10-43 to this Form 10-QSB). On April 14, 2000, the company terminated this individual and his firm as outside counsel. Based upon the amended and restated employment agreement, the remaining compensation for the term of this agreement will be due immediately upon the termination of this individual and his firm as outside counsel if terminated for reasons other than good cause. In addition, any common stock and stock warrants granted through the term of this agreement will be considered due in the event of termination for reasons other than good cause. Accordingly, the termination of this individual and his firm, for reasons other than good cause, may potentially expose the company to incur a liability of approximately $700,000 for the remaining portion of unpaid compensation for the first, second and third years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted common stock and stock warrants consisting of 600,000 common shares and 600,000 warrants exercisable at $1.00 per share. The company's management believes that the termination of this individual and his firm was in good cause and intends to defend itself in this matter vigorously should litigation be initiated in the future.

       DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,AND CONTROL PERSONS

The names, ages, and respective positions of the directors, executive officers, and key employee of the company are set forth below. The directors named below will serve until the next annual meeting of the company's stockholders or until their successors are duly elected and have qualified.

Directors are elected for a one-year term at the annual stockholders' meeting. Officers will hold their positions at the will of the board of directors, absent any employment agreement, of which none currently exist or are contemplated. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the company's affairs. There are no other promoters or control persons of the company. There are legal proceedings involving the directors of the company.

Directors and Executive Officers.

(a)  Thomas S. Hughes, Chief Executive Officer/Director.

Mr. Hughes, Age 52, has been President and a Director of the company since March 1997. From 1993 to the present, he has also served as the President of Electronic Transactions &
Technologies, a privately held Nevada corporation which developed terminals for wireless home and internet applications.

(b)  Jack M. Hall, Secretary/Director.

Mr. Hall, age 72, is currently President of Hall Developments, a real estate development company he founded in 1991, which employs a staff of 10 people. Mr. Hall spends approximately 20 hours per week searching out strategic alliances for the company. Mr. Hall joined the company as Secretary and a Director in March 1997.

(c)  Laurence B. Donoghue, Director.

Mr. Donoghue, age 55, is an attorney as well as a computer professional. He was awarded a Juris Doctor degree at George Washington University in Washington, D.C. in 1971. In December 1997, Mr. Donoghue founded and incorporated an Internet marketing consulting business call Adweb Communications. In July 1998, Mr. Donoghue also opened his own practice of law, founding the Law Offices Of Laurence B. Donoghue. Mr. Donoghue continues to operate both enterprises. From 1975 to 1998, Mr. Donoghue built a successful prosecuting career in the Los Angeles County District Attorney's Office as a Deputy District Attorney. From 1980 to 1998, Mr. Donoghue worked as an Adjunct Professor at Law at Trinity University School of Law.
Key Employee.

Anthony J. Bayne, Senior Vice President of Operations.
Mr. Bayne, age 33, received his Bachelor of Science degree in 1992 from Simon Greenleaf University, and his J.D. degree from the same school in 1994. In 1998, he was awarded an LL.M. degree in taxation from Washington School of Law. Mr. Bayne is licensed as an attorney in the State of California. From January 1995 to February 2000, Mr. Bayne served as a deputy public defender in the Los Angeles County Public Defender's Office. In this position, he represented defendants in all stages of criminal proceedings though trial, directed investigations, appointed experts, and planned case strategy. For the period of February 2000 to April 2000, Mr. Bayne was in private practice Rancho Palo Verdes, California. He joined the company in his current position on April 27, 2000.

                   SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the company's common stock as of January 30, 2001 (226,434,897 issued and outstanding) by (i) all stockholders known to the company to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors, executive officers, and key employees of the company, individually and as a group:


Title of        Name and Address of             Amount and        Percent
Class           Beneficial Owner                Nature of         of
                                                Beneficial        class
                                                Owner (1)

Common          Thomas S. Hughes               8,850,000 (2)          3.78%
Stock           2500 Via Cabrillo Marina
                Suite 112
                San Pedro, CA 90731

Common          Hughes Net Income Charitable    8,522,500 (3)         3.76%
Stock           Remainder Unitrust,
                c/o Anthony J. Bayne, Esq.
                2500 Via Cabrillo Marina
                Suite 300
                San Pedro, CA 90731

Common          Jack M. Hall                     300,000 (4)          1.32%
Stock           2500 Via Cabrillo Marina
                Suite 112
                San Pedro, CA 90731

Common          Laurence B. Donoghue             210,000 (5)          0.09%
Stock           2500 Via Cabrillo Marina
                Suite 300
                San Pedro, CA 90731

Common          Anthony J. Bayne                 210,000 (6)          0.09%
Stock           2500 Via Cabrillo Marina
                Suite 300
                San Pedro, CA 90731

Common          Shares of all directors,      17,792,500               8.26%
Stock           executive officers,
                and key employees
                as a group (4 persons)


(1) Except as noted in footnote 2 below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Other than as set forth below, none of these security holders has the right to acquire any amount of common stock within 60 days from options, warrants, rights, conversion privilege, or similar obligations.

(2)  8,400,000 of this amount is owned by Electronic
Transactions & Technologies. This ownership is attributed to Mr. Hughes by virtue of his 70% ownership of this company. In addition, 300,000 of this amount is represented by options issued in December 2000 under the company's stock incentive plan which are exercisable within 60 days (the total options granted was 600,000). These options are exercisable at $0.40 per share for those exercised on or before December 31, 2000; thereafter the exercise price is 25% of the fair market value of the shares on the date of the exercise. A maximum of 25% of the total options may be exercised in any one calendar year.

(3) The creator of this trust is Thomas S. Hughes. Thomas S. Hughes is the trustee of the trust; Lawrence B. Donoghue, Esq. is the special trustee, and as such has the voting power and power over the disposition of the company's shares under this trust. In addition, Mr. Hughes is the lifetime net income beneficiary of this trust, and the remainder beneficiary is Philosopher Kings and Queens, a California nonprofit public benefit corporation (according to information provided by Mr. Hughes). According to information provided by Mr. Hughes, this trust is irrevocable.

(4) 200,000 of this amount is represented by options issued in December 2000 under the company's stock incentive plan which are exercisable within 60 days (the total options granted was 400,000). These options are exercisable at $0.40 per share for those exercised on or before December 31, 2000; thereafter the exercise price is 25% of the fair market value of the shares on the date of the exercise. A maximum of 25% of the total options may be exercised in any one calendar year.

(5) 200,000 of this amount is represented by options issued in December 2000 under the company's stock incentive plan which are exercisable within 60 days (the total options granted was 400,000). These options are exercisable at $0.40 per share for those exercised on or before December 31, 2000; thereafter the exercise price is 25% of the fair market value of the shares on the date of the exercise. A maximum of 25% of the total options may be exercised in any one calendar year.

(6) 200,000 of this amount is represented by options issued in December 2000 under the company's stock incentive plan which are exercisable within 60 days (the total options granted was 400,000). These options are exercisable at $0.40 per share for those exercised on or before December 31, 2000; thereafter the exercise price is 25% of the fair market value of the shares on the date of the exercise. A maximum of 25% of the total options may be exercised in any one calendar year.

                        DESCRIPTION OF SECURITIES

General Description.

The securities being offered are shares of common stock. The authorized capital of the company consists of 300,000,000 shares of common stock, $0.001 par value per share. The holders of common stock shall:

have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of the company are entitled to share ratably in all of the assets of the company available for distribution upon winding up of the affairs of the company are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

The shares of common stock do not have any of the following rights:

special voting rights

preference as to dividends or interest

preemptive rights to purchase in new issues of Shares

preference upon liquidation, or

any other special rights or preferences.

In addition, the Shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise. As of January 30, 2001, the company had 226,434,897 shares of common stock issued and outstanding. The company does not have any preferred stock authorized in its articles of incorporation.

Non-Cumulative Voting.

The holders of shares of common stock of the company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the company's directors.

Dividends.

The company does not currently intend to pay cash dividends. The company's proposed dividend policy is to make distributions of its revenues to its stockholders when the company's Board of Directors deems such distributions appropriate. Because the company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the company.

A distribution of revenues will be made only when, in the judgment of the company's Board of Directors, it is in the best interest of the company's stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

Transfer Agent.

The company has engaged the services of Corporate Stock
Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver,
Colorado 80209, to act as transfer agent and registrar.

                 INTEREST OF NAMED EXPERTS AND COUNSEL

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company.

Brian F. Faulkner, A Professional Law Corporation, counsel for the company named in this registration statement as giving an opinion on the validity of the securities, will be receiving 1,150,000 shares of common stock pursuant to the company's Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan under a Form S-8 in exchange for legal services previously rendered, and to be rendered in the future, to the company (650,000 of which have already been issued). In addition, Mr. Faulkner has received options to purchase 500,000 shares of common stock under the company's stock incentive plan in connection with this work. These legal services consist of advice and preparation work in connection with reports of the company filed under the Securities Exchange Act of 1934, and other general corporate and securities work for the company.

                DISCLOSURE OF COMMISSION POSITION ON
            INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Limitation of Liability.

The articles of incorporation of the company provide that no Director or Officer of this company shall be liable to the company or its stockholders for any breach of fiduciary duty as Officer or Director of this company. This provision shall not affect liability for acts or omissions which involve intentional misconduct, fraud, a knowing violation or law, or the payment of dividends in violation of NRS 78.300.

Indemnification.

(a)  Articles of Incorporation.

The articles of incorporation of the company provide the following with respect to indemnification:

"All expenses incurred by Officers or Directors in defending a civil or criminal action, suit, or proceeding, must be paid by this company as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction, that he or she did not act in good faith, and in the manner he or she reasonably believed to be or not opposed to the best interests of this company."

(b)  Bylaws.

The bylaws of the company provide the following with respect to indemnification:

"Section 1. Definitions. For purposes of this Article, "Indemnitee" shall mean each Director or Officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a Director or Officer of this Corporation or is or was serving in any capacity at the request of this Corporation as a Director, Officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation, partnership, joint venture, trust, or other enterprise. The term "Proceeding" shall mean any threatened, pending or completed action or suit (including, without limitation, an action, suit or proceeding by or in the right of this Corporation), whether civil, criminal, administrative or investigative.

Section 2. Indemnification. Each Indemnitee shall be indemnified and held harmless by this Corporation for all actions taken by him or her, and for all omissions (regardless of the date of any such action or omission), to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorney fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding. Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors and administrators. This Corporation may, by action of its Board of Directors, and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees. The rights to indemnification as provided in this Article shall be non-exclusive of any other rights that any person may have or hereafter acquire under an statute, provision of this Corporation's Articles of Incorporation or Bylaws, agreement, vote of stockholders or Directors, or otherwise.

Section 3. Financial Arrangements. This Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a Director, Officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in such capacity, whether or not this Corporation has the authority to indemnify him or her against such liability and expenses.

The other financial arrangements which may be made by this Corporation may include, but are not limited to, (a) creating a trust fund; (b) establishing a program of self-insurance; (c) securing its obligation of indemnification by granting a security interest or other lien on any of this Corporation's assets, and (d) establishing a letter of credit, guarantee or surety. No financial arrangement made pursuant to this section may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancing expenses or indemnification ordered by a court. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by this Corporation or any other person approved by the Board of Directors, even if all or part of the other person's stock or other securities is owned by this Corporation. In the absence of fraud:

(a) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section, and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) the insurance or other financial arrangement is not void or voidable; does not subject any Director approving it to personal liability for his action; and even if a Director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Section 4. Contract of Indemnification. The provisions of this Article relating to indemnification shall constitute a contract between this Corporation and each of its Directors and Officers, which may be modified as to any Director or Officer only with that person's consent or as specifically provided in this section. Notwithstanding any other provision of the Bylaws relating to their amendment generally, any repeal or amendment of this Article which is adverse to any Director or Officer shall apply to such Director or Officer only on a prospective basis and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Bylaws, no repeal or amendment of these Bylaws shall affect any or all of this Article so as to limit or reduce the indemnification in any manner unless adopted by (a) the unanimous vote of the Directors of this Corporation then serving, or (b) the stockholders as set forth in Article XII hereof; provided that no such amendment shall have retroactive effect inconsistent with the preceding sentence.

Section 5. Nevada Law. References in this Article to Nevada law or to any provision thereof shall be to such law as it existed on the date these Bylaws were adopted or as such law thereafter may be changed; provided that (a) in the case of any change which expands the liability of an Indemnitee or limits the indemnification rights or the rights to advancement of expenses which this Corporation may provide, the rights to limited liability, to indemnification and to the advancement of expenses provided in this Corporation's Articles of Incorporation, these Bylaws, or both shall continue as theretofore to the extent permitted by law; and (b) if such change permits this Corporation, without the requirement of any further action by stockholders or Directors, to limit further the liability of Indemnitees or to provide broader indemnification rights or rights to the advancement of expenses than this Corporation was permitted to provide prior to such change, liability thereupon shall be so limited and the rights to indemnification and advancement of expenses shall be so broadened to the extent permitted by law."

The board of directors may from time to time adopt further bylaws with respect to indemnification and may amend these bylaws to provide at all times the fullest indemnification permitted by the Nevada Revised Statutes.

(c)  Nevada Revised Statutes.

"NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

(1) Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(i)  By the stockholders;

(ii) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(iii) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(iv) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3) The indemnification and advancement of expenses authorized in NRS 78.7502 or ordered by a court pursuant to this section:

(i) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(ii) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

NRS 78.752 Insurance and other financial arrangements against liability of directors, officers, employees and agents.

(1) A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

(2) The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(i)  The creation of a trust fund.

(ii)  The establishment of a program of self-insurance.

(iii) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(iv) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(3) Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

(4)  In the absence of fraud:

(i) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(ii)  The insurance or other financial arrangement:

(A)  Is not void or voidable; and

(B) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

(5) A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS."

Undertaking.

The company undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 ORGANIZATION WITHIN LAST FIVE YEARS

The names of the promoters of the company are the officers and directors as disclosed elsewhere in this Form SB-2. None of the promoters have received anything of value from the company in such capacity.

                       DESCRIPTION OF BUSINESS

Business Development

The company was originally organized under the laws of the State of Missouri on September 1, 1981, as HANDY-TOP, INC. On April 20, 1983, the Articles of Incorporation were amended to change the name of the corporation to HTI Corporation. On May 28, 1993, the Articles of Incorporation were amended to change the name of the corporation to Leggoons, Inc. and increase the number of authorized shares of common stock from 40,000 to 10,000,000 and decrease the par value of the common stock from $1.00 per share to $0.01 per share. Also on May 28, 1993, Leggoons, Inc., declared a 14-for-1 stock split.

Leggoons, Inc., was engaged in the design, manufacture and distribution of apparel and related accessories which are sold to specialty and department stores nationwide under the brands Leggoons, CPO by Leggoons, John Lennon Artwork Apparel, and Snooggel. On January 19, 1996, Leggoons, Inc. adopted a formal plan to discontinue the designing, selling, manufacturing and distribution of its apparel products. As part of such plan, Leggoons, Inc., discontinued production on April 30, 1996, and intended to either sell or liquidate the operations within twelve months of that date.

On June 12, 1996, Leggoons, Inc., transferred all of its assets and liabilities to a third party assignee, under an "Assignment for the Benefit of Creditors" (an assignment is a business liquidation device available as an alternative to bankruptcy). The third party assignee, a Nebraska corporation, also named Leggoons, Inc., was required to properly, timely, and orderly dispose of all remaining assets for the benefit of creditors. Leggoons, Inc. continued to maintain its status as a shell corporation.

On February 18, 1997, Leggoons, Inc. entered into an
Agreement to License Assets from Home Point of Sales, Inc.(now know as Electronic Transactions & Technologies)) for the purpose of licensing certain technology for the development of Personal Encrypted Remote Financial Electronic Card Transactions
("PERFECT"). Electronic Transactions & Technologies is a privately held corporation 70% owned by Thomas S. Hughes, president of the company. This technology is designed to enable consumers to instantly pay bills or impulse purchase from home with real time cash transactions.

Mr. Hughes, Chairman of Electronic Transactions & Technologies, became chairman and president of Leggoons, Inc. on March 1, 1997. At that time, the name was changed to Betting, Inc.

On April 28, 1997, the company entered into a Host
Processing Agreement with Electronic Transactions & Technologies for the purpose of having this firm act as the bank host processing for all Betting, Inc.'s future transactions that are sent by terminals that read credit cards or ATM cards. On March 27, 1998, the company entered into a License Agreement with Electronic Transactions & Technologies for the purpose of licensing additional technology for processing electronic banking transactions. The technology licensed under this agreement supplements the technology licensed under the agreement dated
February 18, 1997.

On May 17, 1999, an Agreement and Plan of Merger between Betting, Inc., a Missouri corporation, into Betting, Inc., a Nevada corporation was executed by an authorized signatory of each company. On May 21, 1999, the merger of the two companies was approved by a majority of the shareholders. Effective on June 1, 1999, Articles of Merger were filed with the Nevada Secretary of State, which formally resulted in the redomicile of the company from the State of Missouri to the State of Nevada. This also resulted in the change of the fiscal year end from August 31 to December 31. On June 4, 1999, a Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State changing the name of the company to "eConnect" and increasing the number of authorized common shares to 100,000,000.

On August 23, 1999, a Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State increasing the number of authorized common shares to 200,000,000. On November 22, 2000, a Certificate of Amendment of Articles of Incorporation was filed with the Nevada Secretary of State increasing the number of authorized common shares to 300,000,000.

Business of the Company.

(a)  Transactions Division.

The business of the company is to drive (process) PERFECT global transactions with specific emphasis on ATM card with PIN instant cash transactions. There are two aspects to the industry of self serviced home or mobile swiped ATM card with PIN entry or credit card transactions which the company has named PERFECT (personal encrypted remote financial electronic card transactions).

The first aspect is the development of the "Bank Eyes
Only"T transactions system whereby a consumer can use a remote terminal from a home environment or mobile environment to read a credit card or ATM card with PIN or a smart card which is then sent to a host processor for card authorization. "Bank Eyes Only"T transactions refers to a direct Internet connection between the consumer's terminal and the company's bank card authorization system. The web merchant does not store nor has ready access to the consumer's card data. These "Bank Eyes Only"T terminals are remote from the merchant (protecting the consumer's data) and are wireless or landline or computer enabled. This should result in greater consumer confidence in performing such financial transactions.

This system will also enable the consumer or business person to effect instant cash payments to the recipient. A transaction using the terminal device with an ATM card with PIN is considered a cash payment. Internet "Bank Eyes Only"T ATM card with PIN payments could substantially affect global commerce, completely changing the way people around the world do business.

The second aspect of a PERFECT transaction is the usage of the company's proprietary hardware placed in public locations for self serviced bill payments by ATM card with PIN entry.

Today, bankcard authorized transactions, that are terminal driven, are initiated by consumers, "face to face" with merchants. The company's "Bank Eyes Only"T transaction enables the consumer to perform the transaction safely from a remote location. These PERFECT transactions are originated by the consumer. The transaction is encrypted before being sent. The merchant does not originate the transaction by swiping the bank card; the consumer swipes the bank card with no merchant present. The consumer is "remote" from the merchant.

Applications of the PERFECT industry focus specific attention of the usage of ATM card with PIN entry to effect
"just in time"T bill, tax, mortgage, or premium payments from home, to "reserve your seat"T for entertainment purposes.

The company acknowledges that a proprietary hardware device is necessary to conduct its fee per transaction business. However, the revenue will derive not from the hardware but from the transaction fees. The company's goal is to develop network global host processing centers. These centers will drive and be compatible with all types of hardware made by many different competitors.

The company has contracted exclusive 20 year licenses for global usage of Patent No. 5,336,870, issued August 8, 1994, Patent No. 5,754,655, issued May 19, 1998, and Patent No. 5,809,143, issued
September 15, 1998. These three patents broadly cover the implementation of what the company is now calling "Bank Eyes Only"T transactions.

Patent No. 5,336,870 has developed into the EzyDepot unit, which is now being upgraded to a wireless unit for use by households in the U.S. pay home services such as for plumbers and carpet cleaners. Using the EzyDepot unit, consumers may pay for household services from home with an ATM card rather than with a check. The company will generate revenues from fees paid by the home service merchant to receive real cash in real time, and the company will also generate revenue from the sales of the EzyDepot.

Patent No. 5,809,143 has developed into what the company is calling the eCashPad, and the specific focus is for Internet "Bank Eyes Only"T usage. This device connects directly to a personal computer and runs on the Windows operating system. The eCashPad is now commercially available for sale at $59.95.

Patent No. 5,754,655 covers is in the process of development as a hand held wireless voice capable phone and terminal for sale and distribution into the PERFECT industry, with specific focus for "Bank Eyes Only"T Internet ATM card with PIN entry transactions. This product is called the ePocketPay and is in the development stage.

The present "Bank Eyes Only"T system consists of the proprietary company eCashPad, the proprietary company EzyDepot, the eConnect/RGTecq Linux Transaction Server, and the company host systems which will drive these transactions. In other words, simple servers at the host center will "drive" the incoming eCashPad or EzyDepot transactions into the bank system for authorization. For example, the Linux transaction server will receive the incoming eCashPad transaction and then send the transaction on to the company host system for card authorization. At no time is any bankcard data stored with the Internet merchant, and this simple action effects a highly secure consumer Internet transaction. The Linux server operates on proprietary software developed by the company.

The eCashPad has been developed by Asia Pacific Micro, Inc, under a manufacturing agreement entered into in January 2000. Production of the eCashPad has commenced in Asia and is now being commercially distributed. This unit attaches to the consumer's computer keyboard and enables the consumer to affect Internet "Bank Eyes Only"T transactions, from the consumer's home or office. The company will receive a fee from the merchant per transaction. The company is currently establishing distribution agreements for the eCashPad.

The eCashPad will also be distributed with private labels. Companies participating in the private label eCashPads will enjoy the benefit of receiving a portion of the company's transaction fee for transactions made to them in addition to those made to other merchants. For example, an insurance company using the eCashPad will generate cash payments by ATM card with PIN entry for its premium payments. In addition, it can generate additional revenues from the same eCashPad as it is used to pay a phone bill, to make a charitable donation, to purchase a product, or to pay a tax bill. The company will receive a projected fee of $1.00 per transaction.

The ePocketPay prototype which will effect hand held wireless "Bank Eyes Only"T transactions plus act as a wireless voice phone, is now scheduled for mid 2001.

The first country outside of the United States that is now on line with completed eCashPad links is the Dominican
Republic. Initial host equipment is scheduled to be installed in Ireland before the end of January 2001. A letter of intent has been signed by Huaxia Bank of Shanghai China to implement the eCashPad solution with specific emphasis on ATM card with PIN on line debit in the first quarter of 2001.

The company has recently formed eConnect Caribbean, S.A.
(the name was changed from eConnect Dominican Republic, S.A. in July 2000) to develop its gaming and other operations in the Dominican Republic. This firm will act as a full service host processing center for both bank eyes only transactions as originated by the eCashPad and to also service merchant walk in retail locations in the Dominican Republic. It is also the intention of eConnect Caribbean to process Internet credit card transactions for gaming companies and to sell the eCashPad to Internet gaming companies for distribution of the eCashPad to their clients. The company owns 75% of the outstanding capital shares with the remaining 25% owned by the company's president.

Within the countries of China, Ireland, Australia, and the Dominican Republic, the company recognizes that the eCashPad within those countries will naturally evolve into ATM card with PIN cash games, and the company intends the present holdings of Top Sports and 777WINS to be combined into an eGaming company which will feature the "International", which will be the equivalent of a same day instant cash game between the countries of Australia, China, Ireland and the Dominican Republic whereby the eCashPad is used with ATM card and PIN entry and processed by the company's host systems.

The company is now presently working on spinning off Top
Sports into the new company of Global Internet Cash Games.

The specific goal of the company is to establish global
"Bank Eyes Only"T ATM card with PIN entry by the usage of the eCashPad which will be targeted for substantial free distribution within the United States and in China, Ireland, the Dominican Republic and Australia in the first quarter of 2001.

The long term strategic goal of company is to position its global host systems to offer "Bank Eyes Only"T processing services for both competitors' terminal solutions and for the company's terminal solutions. This places the company in the position of being a HUB for its own transactions and competitor's transactions. There will also be a particular emphasis on Internet cash payments between countries by the usage of eCashPad or ePocketPay type of devices and ATM card with PIN entry. This enables the company to handle Business to Business transactions and country to country transactions.

Revenue generation from "Bank Eyes Only"T transactions is expected to begin in the first quarter of 2001 when the eCashPad is freely distributed by the company and is also aggressively deployed by the industries of telecommunications, insurance, collection, network marketing, charity and utilities.

Within the United States market, the company is closely working with National Data Funding Corporation to secure the go ahead for regional ATM card networks for an eCashPad ATM card with PIN entry "Bank Eyes Only"T internet payment.

The company's host service in the United States is provided by eFunds, a wholly owned subsidiary of Deluxe Data under an agreement between eFunds and the company entered into in February 2000. The company is currently using the eFunds CONNEX software to provide the company Host support system outside of the United States.

The company is confident that the ATM card network will accept "Bank Eyes Only"T transactions. A targeted pilot program began in the fourth quarter of 2000. Since this is a new endeavor, the company cannot guarantee that such United States "Bank Eyes Only"T with ATM card and PIN entry transactions will become a reality. The usage of ATM card with PIN entry "Bank Eyes Only"T transactions is directly dependent on the acceptance by bank networks such as STAR or MAC.

The company expects the industry of "Bank Eyes Only"T
Internet transactions to develop substantially by the first and second quarter 2001, and anticipates numerous "Bank Eyes Only"T product devices to be introduced by various companies. It is the intention of the company to provide support services for such hardware devices and to gain a service fee from the processing of "Bank Eyes Only"T transactions. The company encourages the introduction of different types of "Bank Eyes Only"T devices.

The company anticipates a strong effort by competitors to seize the "Bank Eyes Only"T space on an Internet merchant site and the company recognizes that there are a finite number of top
100 web merchants per category.

In summary, the company intends to build host systems in such countries as the Dominican Republic, China, Australia and Ireland, plus numerous other countries, whereby the company's host system is driving many different types of hardware devices as developed by many companies to meet the demand of the PERFECT industry. The company will generate a fee per transaction from the driving of each hardware device which is sending in PERFECT ATM card and PIN entry, credit card and smart card payments.

(b)  Gaming Division.

Effective as of April 1, 2000, the company owns a 99.94% interest in Top Sports S.A., a series of 12 walk in Dominican Republic sportsbooks. The company's interest in gaming is two fold: (1) the generation of revenues; (2) the establishment of a base for the usage of "Bank Eyes Only"T eCashPads for global ATM card with PIN entry gaming.

It is anticipated that 777WINS.com, as explained in more detail below, will generate revenue in 2001. Under the strict control of the Dominican Republic subsidiary, United States originated gaming transactions will not be accepted.

The government of the Dominican Republic has granted eConnect Caribbean the specific licenses required to own and manage full service walk in sports gaming public locations and to offer Internet gaming with the 777WINS.com service.

(c)  General.

The company presently has 12 full time employees and contracts with multiple independent contractors. To meet the company's service launch requirements, it expects to hire additional financial, technical, administrative and sales staff.

In addition to the patents set forth above, the company currently has 8 filed applications for trademarks.

Acquisitions by the Company.

(a)  Rogel Technologies.

According to an agreement dated May 6, 1999, the company acquired all of the assets of Rogel Technologies, a sole proprietorship. These assets consisted of the following:

Proposed  secure e-mail service

Perfect Merchant Response Software (MRS)

Global Market Place Mall (GMM) (the GMM includes these products:
GMM Classified Adds, GMM Web hosting services, eTrusts, eHomebuy, eDine, eTheater, Portable Website Software, PCA
Compression Software, and Virtual Card Game Software)

The consulting services of Rogel Patawaran for the purpose of creating and writing new software products for the company.

The company agreed to make the following payments under this agreement:

2,750,000 free trading shares

2,500,000 restricted shares of common stock

Options to purchase 500,000 shares of common stock at an exercise price of $0.50 per share, which options expire on June
30, 2000

Options to purchase 500,000 shares of common stock at an exercise price of $1.00, which options expire on June 30, 2001

Options to purchase 250,000 shares of common stock at an
exercise price $2.00 per share, which options expire on June 30,
2002

$200,000 per year management fee payable from the gross revenues of RT

12.5% of the remaining net profits of Rogel Technologies as an administration fee.

A total of 2,500,000 restricted shares of common stock and 2,500,000 free trading shares of common stock have been issued date under this agreement (no options as set forth in the agreement have been issued to date).

Under an agreement dated October 23, 1999, the company agreed to pay Rogel Technologies an additional $168,000 for services related to MRS software and the SafeTPay system server, and to provide additional consulting services for an hourly fee. Under an agreement dated November 23, 1999, the parties agreed that in consideration of said sum the MRS and SafeTPay software will remain under the ownership and full control of Rogel Technologies; however, the company would have the right to utilize this software and provide instruction in its use.

Based on the main focus of this agreement being the consulting services of Mr. Patawaran in research and development activities of the company, the shares issued under this agreement are being accounted for as research and development costs in the financial statements of the company. The company has not as yet made any determination regarding further development of the other items set forth in the agreement.

(b)  eBet.com, Inc.

According to an agreement dated August 12, 1999, the company intended to acquire all of the stock of eBet.com, Inc., a Nevada corporation; one of the assets of eBet is the eSportsbet.com website. The assets of the company consisted of certain technology in connection with on-line wagering. As part of this transaction, the company also agreed to assume all of the liabilities of eBet. This compensation specified for this acquisition was as follows:

400,000 free trading shares, and 1,000,000 restricted shares, paid to the shareholders of eBet

1,200,000 free trading shares paid to the principal of this firm
(Edward James Wexler).

In addition, the company agreed to pay a total of $225,000 to satisfy the creditors of eBet and for other development costs in connection with the acquisition.

However, this agreement was never consummated, and the eSportsbet.com website therefore stayed under the ownership of eBet.com, Inc.

(c)  Isla Escondida, S.A.

La Empressa Ranco Plasticos Limitada, a Costa Rica corporation ("Holder"), was the owner of record of 58.33% of the issued and outstanding stock of Isla Escondida, S.A., a Costa Rica Corporation ("IE") ("Stock"). Pursuant to an agreement between Holder, Jamie Ligator and Michael Lanes, one-half (1/2) of the Stock was actually being held in the name of Holder for the benefit of Lanes and the other one-half (1/2) of the Stock was actually being held in the name of Holder for the benefit of Ligator. Effective on August 31, 1999, the company purchased the Stock under a Stock Exchange Agreement.

Under this agreement the company paid the following amounts for the Stock: 7,000,000 shares of free trading common stock of the company, to be deposited into an escrow account. These share were all released by December 31, 1999 under the provisions of an accompanying escrow agreement. Subsequent to this agreement, the company acquired, for 5,000,000 free trading shares, the remaining 41.67% of the stock of IE directly from the shareholders of that company in a stock swap (an additional 5,200,000 restricted shares of common stock previously issued in connection with this transaction are still in need of cancellation). In addition to the above amounts paid, the company paid an additional 1,510,000 shares of free trading common stock in connection with closing this transaction.

This asset has generated no revenues for the company since its acquisition. Due to various problems with the 777WINS operation in Costa Rica, this website was closed shortly after the acquisition by the company and no revenues or profits were realized from this operation. As a result, this entire investment was written down to $250,000 in the fourth quarter of fiscal 1999. As set forth in section (5) below, the company now owns only a 50% interest in 777WINS.com in connection with the agreement with Top Sports, S.A.

(d)  TheArtAuction.com

Effective on September 9, 1999, the company acquired the website known as "theArtAuction.com" from PowerClick, Inc., a Nevada corporation, through an Agreement and Plan of Acquisition Agreement. Under this agreement, company paid the following:
(a) 1,000,000 shares of free trading common stock of the company; and (b) 1,000,000 shares of restricted common stock of the company. In addition, the company paid an additional 165,000 shares of restricted common stock in connection with closing this transaction.

Although this website did briefly generate revenues in September 1999 totaling approximately $40,000, the website was closed down in November 1999 for reconstruction and has not as yet reopened. The company has been upgrading theArtAuction.com into artaste.com, which began operations in the fourth quarter of 2000.

(e)  Top Sports S.A.

By a Contract of Partnership dated November 20, 1999, the company acquired a 50% interest in Top Sports S.A., a Dominican Republic corporation. The company has also entered into a Business Cooperation Agreement with Top Sports S.A., dated December 9, 1999, to carry forward the terms of the partnership between the two companies under local Dominican Republic law. Top Sports operates various sports book betting establishments in the Dominican Republic, where casino and related types of gaming are legal.

Under these agreements, the company is to be the beneficiary of 50% of all the assets, benefits and gains, and shall share in 50% of all the liabilities, losses or obligations. As part of these agreements, the company agreed to give-up a 50% interest in its website 777WINS.com. The company paid the following:

U.S. $35,000

1,000,000 of restricted common stock of the company.

The company also agreed to pay options to purchase 2,000,000 shares of common stock of the company, exercisable during the 12 months following the execution hereof for the fixed price of U.S. $0.30 per share; these options were never issued and expired prior to the end of 2000.

Under these agreements, it is the intention of the parties that not only will sports book betting be expanded in the Dominican Republic, but that only wagering will be facilitated through the 777WINS.com website. To this end, all of the equipment and other assets of 777WINS.com moved from Costa Rica to the Dominican Republic in January 2000.

On January 1, 2000, the company entered into a Shares Sale
Contract to acquire the remaining approximately 50% interest of Top Sports from Paul Egan. Under the terms of the agreement, the company is to pay Mr. Egan a) 1,000,000 unrestricted free-trading shares of the company; b) 1,000,000 restricted shares of the company; and c) 1,000,000 warrants at a fixed price of $1.00 per share. These obligations were satisfied in January 2001 by the issuance of 3,000,000 shares of restricted common stock to Mr. Egan.

Effective on April 1, 2000, the company acquired 4,94 shares of the remaining 5,000 capital shares outstanding. Of the 10,000 shares outstanding, the company owns 9,994 shares (Dominican Republic Law, where Top Sports, S.A. is incorporated, requires that there be seven stockholders in a company). The 4,994 shares of Top Sports, S.A. were acquired for 2,800,000 shares of the company's common stock valued at $2,786,000 (these shares have not yet been issued).

In accordance with this agreement, Mr. Egan received 25% of the common stock of eConnect Caribbean, S.A., and in return the company now owns 99.94% of Top Sports, S.A. Mr. Egan will resign as a director of Top Sports and would keep all consideration received to date under the December 9, 1999 and January 1, 2000 agreements and will not receive any other consideration under either of these agreements. He will be employed as President of eConnect Caribbean, S.A. for a term of three years.

In order to help fund the operation of Top Sports, S.A., this firm and the company entered into an agreement dated December
16, 1999, whereby the company is to provide that firm with 100,000 free trading shares of the company per month beginning
January 2000 and ending December 2000 (to date the company has issued A total of 200,000 shares in this regard. Top Sports will sell such shares in the marketplace and will use the resulting proceeds to fund the continued expansion plans of Top Sports SA, specifically the acquisition of 20 targeted Dominican Republic
Sports Books.

(f)  PowerClick, Inc.

On February 9, 2000, the company acquired 50% of the outstanding capital stock of PowerClick, Inc., a Nevada corporation, in consideration of $1,200,000 cash and 8,000,000 shares of the company's common stock valued at $1,300,000 for an aggregate 50% investment of $2,500,000, which is principally comprised of goodwill. PowerClick, Inc. owns and operates a website that provides a wide range of products and services to the public, and is intended to be used as a vehicle to promote the use of the "Bank Eyes Only"T system.

On October 21, 2000, the company and PowerClick agreed to a settlement of the actions between the parties and a mutual release (which is in the process of being implemented), as follows:
The company shall purchase an additional 30% of PowerClick (giving a total ownership to the company of 80%) in exchange for:

conversion of the 6,000,000 restricted shares of company's common stock currently held by PowerClick into freely trading shares of the company the issuance to PowerClick of warrants for the purchase of 4,000,000 shares of freely trading common stock of the company
(exercisable at $1.00 per share until October 21, 2003.

capping the cash portion of the original acquisition as $750,000.

(g)  National Data Funding Corporation.

On May 22, 2000, the company entered into a non-binding letter of intent with National Data Funding Corporation to acquire 100% of this company's common stock and later spin it off in a publicly trading company and retaining a 25% ownership.
National Data Funding Corporation is a company that will provide eCashPad distribution, encryption, and maintenance. National Data Funding Corporation will also provide full merchant processing for all credit and debit cards in support of eFunds-United States.

In connection with the letter of intent, the company has deposited (non-refundable) $250,000. The letter of intent requires the company to pay the stockholders of National Data
Funding Corporation $10,000,000 and 10,000,000 restricted shares of the company's common stock in exchange for 100% ownership, and contribute to National Data Funding Corporation $1,000,000 and 1,000,000 shares of the company's common stock for working capital. The Letter of Intent, dated June 2, 2000, originally expired on September 1,
2000 but was extended by oral agreement of the parties to a closing date of October 31, 2000.

On October 29, 2000, the company and National Data Funding Corporation entered into a definitive agreement for sale and plan of reorganization, which replaced the letter of intent. This agreement specified that in exchange for purchasing 50% of the issued and outstanding common stock of National Data Funding Corporation, the company will pay the following:

$10,000,000

10,000,000 shares of restricted common stock of company.

Under the terms of this agreement, the company is required to pay a total of $600,000 in order to extend this agreement to January 2,
2001). In addition, the company is required to do the following under this agreement: (a) enter into a consulting agreement with the current executive vice president of National Data Funding
Corporation, R. Scott Hatfield, for a period of three years following the closing to serve as president of this company and provide other consulting services; (b) provide operating capital to National Data Funding Corporation in the amount of $1,000,000; and (c) transfer 1,000,000 shares of restricted common stock of the company to National Data Funding
Corporation, with the right to sell upon compliance with Rule
144. It is the intent of the parties under this agreement that an initial public offering of common stock of National Data
Funding Corporation be completed within one year from the date of closing, with the company maintaining an approximate 31% interest (should all projected 55,000,000 shares be sold in this offering).

The company did not close this agreement by January 2, 2001 and did not pay the $600,000 extension fee. As a result, the company and National Data Funding Corporation are currently in negotiations to enter into a new definitive agreement.

Other Material Contracts.

(a)  First Entertainment Holding Corp.

On April 29, 1999, the company entered into a Joint Venture Agreement with First Entertainment Holding Corp. for the purpose of using the allowing customers to use their ATM cards to make purchases from a number of websites owned by that firm at www.firstentertainment.com. These companies intend to move forward with this project once the eCashPad is available for distribution. Each company will share equally in the profits and losses from this joint venture.

(b)  Cash2Trade.

In September 1999, the company entered into an oral joint venture agreement with Robert Bragg and Michael Rice to develop an online investment trading website. The company issued a total of 1,650,000 shares of free trading common stock in this transaction. As of December 31, 1999, the company's management evaluated the value of this investment and substantially all of the $325,000 investment was written off as a loss on investment since it has no future benefit.

(c)  International Investor Relations Group.

The company entered into a Consulting Agreement with International Investor Relations Group, Inc. ("IRG"), dated September 24, 1999. Under the terms of this agreement, this firm provided certain services for the company, as follows: (a) 10 road shows; (b) 1 Media Placement in Stock/Card deck reaching 250,000 + investors; (c) 2 News releases, includes broadcast fax to all interested parties; (d) one research report 6-8 page full color; and (e) a broker card - 2 sided, full color.

Under this agreement, the company paid the following amounts for the services of IRG:

$85,000.00

167,000 free trading shares based on a .21 cent per share price
300,000 purchase warrants, as follows: 100,000 $0.50 cents per share, 100,000 at $0.75 cents per share, and 100,000 at $1.00 per share. These have a 2-year expiration date from the original date of signing the agreement.

(d)  Kanakaris Communications.

On October 21, 1999, the company entered into an agreement with Kanakaris Communications for the purpose of developing Internet Cash Programming ("ICP"), a service to be offered by Kanakaris and the company which will enable the consumer to purchase internet video streaming programming by Same-as-Cash (ATM card and PIN), or by Enhanced Credit Card (the payment by credit card that is read by the ePIN or like devices). Under this agreement, Kanakaris Communications will provide the delivery to the internet consumer of video streaming programming from either Kanakaris Communications own inventory base or shall act as a distributor of video streaming programming from other entertainment providers.

Under the terms of this agreement, ICP will be established as a separate Nevada corporation and will authorize 1,000,000 shares of stock; Kanakaris Communications will receive 400,000 shares of stock and eConnect shall receive 400,000 shares of stock, and 200,000 shares of stock shall remain in the ICP treasury. Kanakaris Communications will retain the managing control of ICP and shall appoint officers to manage ICP. All profits of ICP shall be equally split between eConnect and Kanakaris Communications.

The company will receive exclusive global rights to drive or process all originating ICP transactions whether transacted by an ePIN or by a competitive hardware devices that are effecting either a Same-as-Cash or Enhanced Credit Card programming purchase. In addition, the company will charge ICP a flat fee per ICP processed transaction. Further development of this project is awaiting the delivery of the eCashPad, as previously discussed.

The company paid a total of 3,000,000 shares of free trading common stock for the research and development to be done under this agreement.

(e)  SafeTPay.com.

On November 5, 1999, the company entered into a Capital
Contribution Agreement with SafeTPay.com, a Nevada corporation.
Under the terms of this agreement, the company agreed to creation and management of a business unit focused on the processing of secure internet transactions.

Under this agreement, the company agreed to contribute the following assets to this newly formed company:
Software. All ownership and rights to the software that have been developed by Rogel Technologies per specifications provided by SafeTPay ("System"). SafeTPay is to have access to this software as needed for the operation of its business.
Computer Hardware. The server which has been procured by Rogel Technologies for use as the SafeTPay internet server, and installed in St. Petersburg, Florida.

Miscellaneous Physical Assets.  Three laptop personal computers,
7 sample PIN pads, and miscellaneous office supplies that have been purchased for and/or are being used by the SafeTPay business unit.

Trademarks, Trade-names, Copyrights. Ownership of any and all marks, registrations, and goodwill that eConnect may own, regarding "SafeTPay", "Same-As-Cash", "ePIN" and "ePAD". As a condition for this transferal, Harry Hargens is to contribute and unconditionally transfer to SafeTPay any and all trademarks and domain names held in his name.

Web Address. Ownership of any web addresses reserved for any of the above names or marks.

Under the agreement, the parties were to receive stock in SafeTPay.com as follows:

Common Stock: SafeTPay will initially authorize 20 million shares of common stock. In return for the capital contributions listed above, the company is to receive 2,300,000 shares of restricted common stock of SafeTPay. The principals of SafeTPay (Harry Hargens, Gerard Gay, Robert Hodgson, and Dale Reistad) are to each receive 150,000 shares of restricted common stock of SafeTPay.

Options.

The company is to, upon execution of the agreement, receive options to purchase 5,000,000 shares of SafeTPay common stock, at an exercise price of one dollar ($1.00) per share. Any unexercised options shall expire 3 years after execution of this Agreement.

The principals of SafeTPay are to each receive options to purchase 500,000 shares of SafeTPay common stock, at an exercise price of $1.00 per share. Any unexercised options shall expire 3 years after execution of this Agreement.

For a period of 24 months following execution of this Agreement, any additional options given to officers or shareholders of either SafeTPay or eConnect shall be issued at the same exercise price at those set forth in subparagraph (a) above.

Additional common stock in return for capitalization: The company commits to invest in SafeTPay $500,000 over the period of one year from the date of this Agreement, in four (4) equal quarterly installments, with $20,000 of the first installment due not later than November 15, 1999, $42,500 due not later than December 15, 1999, and the remainder of the first installment due not later than January 15, 2000; subsequent installments shall be due not later than the following dates: April 15, 2000, July 15, 2000, and October 15, 2000.

Although to the knowledge of the company no litigation has been threatened with regard to this agreement with SafeTPay.com, the principals of SafeTPay now claim that the company is now in breach of contract since it did not pay certain sums for the capital contribution, as stated above, and has not fulfilled certain obligations under the agreement. The company has contributed a total of $62,500 to SafeTPay.com. The company does not intend to contribute any further cash, or other assets as set forth above, until other claims of the principals of SafeTpay.com can be resolved.

In connection with this agreement, the company entered into a separate consulting agreement with Michael Leste and Michael Kofoed for their services in connection with this agreement. Under the terms of these agreements, these individuals are to receive certain options and restricted shares of SafeTPay.com; these have not been paid due to the status of this agreement.

(f)  eMarkit (eConnect2Trade.com).

(1)  August 16, 1999 Agreement.

On August 16, 1999, the company entered into a consulting agreement with eMarkit Incorporated, a Nevada corporation, whereby this company would provide certain consulting services for the company in connection with introductions to the brokerage industry. Such introductions would be for the purpose of developing the "Bank Eyes Only"T system for use in the financial services industry.

Under the terms of this agreement, the company agreed to pay 1,000,000 free-trading shares of company's common stock deemed fully earned upon execution hereof for eMarkit's initial setup activities which are necessary for Contractee to provide the services herein. In addition, the company agreed to pay 1,000,000 warrants exercisable at $1.00 per share, which expire on December 31, 2000. However, this consulting agreement never went forward and the compensation was not paid.

(2)  December 29, 1999 Agreement.

On December 29, 1999, the company entered into an agreement with eMarkit for the purpose of a joint venture, whereby the company agrees to purchase on a "stock for stock" basis, 50% of a corporation to be formed by eMarkit, that name being eConnect2Trade.com, Incorporated ("ET"). The business of ET is to be the marketing and sales of the company's "same-as-cash" transactions to the securities industry via any medium, but initially via the internet using an ATM pin pad. The long term goal of ET will be, for a fee, to act as a financial interface between securities broker/dealers and their clients who are transacting currencies via transactions using bank host processing centers that are authorizing such transactions.

Upon the signing of this agreement, of the company agreed to issue 1,000,000 "free-trading" shares of the company's stock to eMarkit and 2,000,000 warrants to eMarkit to purchase 2,000,000 "free-trading" shares of eConnect stock at an exercise price of $1.00 per share. The expiration date of the warrants is to be December 31, 2000. The company is to deliver the stock and warrants as follows: 300,000 shares and 300,000 warrants no later than January 20, 2000. The next issuance of 200,000 shares and 200,000 warrants will be delivered when Beta testing begins and 500,000 shares and 500,000 warrants will be delivered when Beta testing is complete but no later than March 20, 2000. Subsequent to December 31, 1999, a total of 300,000 free trading shares were issued to Robert Bragg, the principal of eMarkit;
the company has not as yet been issued any shares in eConnect2Trade.com but the parties intend to proceed with this transaction.

Although a recent agreement of eConnect2Trade.com with Empire Financial Holding Co., a broker/dealer, did not proceed, it is the intention of the company to seek other contacts within the brokerage industry.

(g)  REAL Solutions.

The company has entered into a letter of intent with Real Solutions, Ltd. on March 9, 2000 to provide the IBM hardware support in connection with the eFunds agreements. On April 13, 2000, the company entered into a formal Master Services Agreement with Real Solutions in connection with this matter. Under this agreement, the company will pay Real Solutions based on a Statement of Work to be developed between the parties.

(h)  Peters Entertainment.com, Inc.

On April 14, 2000, the company entered into an agreement with Peters Entertainment.com, Inc., an independent motion picture production affiliate of Time Warner Inc. Under this agreement, there will be a 50/50 revenue-sharing arrangement to develop an on-line media portal that would combine a consumer entertainment environment with e-services designed to meet the needs of production studios. The company will be acting as a consultant
to Peters Entertainment under this agreement.   To date, there has
been no revenue generated under this agreement.

(i)  Broadband Video, Inc.

On October 4, 2000, the company entered into an agreement with Broadband Video, Inc. for that firm to sell all of its assets to the company. These assets consist of all right, title and interest of Broadband Video in and to Zoom-TV software technology. The consideration for this purchase is 10,000,000 restricted shares of common stock of the company and a warrant to purchase 3,000,000 shares of company common stock for $1.00 per share, from the date of the agreement until 5:00 pm December
31, 2001. The parties are currently conducting a due diligence review, and the transaction is anticipated to close in the first quarter of 2001. When this consideration has been paid, then
Broadband Video will deliver the source code for the Zoom-TV technology to the company.

Zoom Technology will offer the company the ability to deliver downloaded film content on a web cast basis to thousands of viewers watching the same pre-theatrical viewing window at the same time across the country. Additionally, this technology will expand the picture to full size on the monitor screen. The eCashPad can send ATM card with PIN cash payments directly to the film producer with no middleman. This will be a fee per transaction of the eCashPad and may open up the film industry to a whole new economic window that will precede the theatrical release.

Contracts Made in the Ordinary Course of Business.

(a)  Sunset Marketing Group.

On November 15, 2000, the company entered into an agreement under which Sunset Marketing Group will market the company's eCashPad to the insurance, mortgage and other financial industries. Sunset has agreed to provide to the company ten "Bank Eyes Only"T web merchants each month, following the first three months of the contract. Sunset Mortgage LP, parent company of Sunset Marketing, becomes the company's first mortgage-industry merchant. Sunset Marketing also expects to announce one insurance and one financial-industry "Bank Eyes Only"T merchant within the next three months.

(b)  SBN.com, Inc.

On December 7, 2000, the company entered into two agreements with SBN.COM, a market affliate-independent contractor agreement and a charter industry company agreement. SBN's online yellow pages, one of the world's largest, contains 1.5 million pages and more than 75 million business listings worldwide. Within the US, this includes the listings of every phone book in every area code in all 50 states, every business-to-business listing, and the entire database for toll-free numbers, as well as every Yellow Pages protocol worldwide. Published in both English and Spanish, the online yellow pages are accessible from the websites of several hundred internet service providers and other Internet hosts accounting for in excess of 3 million subscribers, and at more than 850 affiliate e-commerce sites.

These agreement will allow for the marketing of the company's "Bank Eyes Only" T as a secure online payment system to existing and future clients. These agreements also call for SBN.COM's online yellow pages to be directly accessible from the company's website, via the Walking Fingers Mouse T icon. Under the agreements, the company and SBN.COM will share revenues from banner advertising by listees at www.eConnectholdings.com, as well as online yellow pages advertising sold directly by the company. The company will also share revenues resulting from new listees who sign up via the company's website. Online yellow pages listees who wish to accept these "Bank Eyes Only" T payments will require proprietary software; once equipped, however, these merchants will still be able to make non-"Bank Eyes Only"T transactions with customers who do not yet own an eCashPad.

(c)  TransCast International, Inc.

On January 8, 2001, the company entered into a definitive agreement for a strategic partnership TransCast International, Inc., a San Jose, California TV-based provider of co-branded portals and Internet access services. TransCast is presently working to integrate its t-commerce portal into analog televisions for a truly interactive television experience, including web surfing, t-commerce, chat, and e-mail. TransCast and the company will work together to integrate the company's eCashPad capabilities with the TransCast TV portal service.

Under the terms of its strategic partnership with the company, TransCast will (i) display the company payment symbol and offer eCashPad transactions on the first page of the TransCast t-commerce portal at (http://content.transcast.net:8090/XCST/sportal/index.html );
(ii) work with the company to enable the eCashPad to work in conjunction with both TransCast's set-top boxes and inside-TV interactive television configurations, and (iii) introduce the company's eCashPad technology for evaluation as a potential bundled or integrated peripheral with the TransCast service.

                        PLAN OF OPERATION

Twelve Month Plan of Operation.

In the year 2000, the company will focus its attention on the marketing and development of the PERFECT industry ("Personal Encrypted Remote Financial Electronic Card Transactions"), with specific focus on the "Bank Eyes Only"T Internet aspect of the PERFECT transaction.

"Bank Eyes Only"T refers to a direct Internet connection between the consumer's terminal and the company's bank card authorization system by which the consumer will order an item from an Internet merchant, but the credit card data or ATM data will go directly to the company's server and then to the bank, bypassing the merchant. Thus, this service will enable customers to pay for Internet purchases, bill payments and other types of transactions from home by physically swiping either credit cards or ATM cards with PIN entry. These "Bank Eyes Only," transactions can be processed over the Internet without the cardholder account information being stored at the merchant's web site, nor does the merchant have ready access to the consumer's bank card information.

The company believes that "Bank Eyes Only"T transaction processing system will effectively address Internet consumers' concerns regarding personal and financial information security. The company will receive a projected flat fee of $1.00 for each "Bank Eyes Only"T transaction which will be paid by the merchant, not the consumer.

The company has begun initial sign ups of web Merchants for this service and based on responses, will now expend substantial dollars for an aggressive sign up campaign to begin simultaneously on several fronts. To launch the service of Internet "Bank Eyes Only"T transactions, the company has implemented the following initiatives:

The company is now beginning a national roll-out of eCashPads. The company has completed all aspects of the eCashPad consumer and bank network support services and is presently offering the eCashPad for sale at $59.95; the company has received initial orders for approximately 100 eCashPads.

Development of "bankeyesonly.com" web sites in the United
States, Dominican Republic, Ireland, Australia and Shanghai.
China (this requires obtaining office space in each country for the Location of the individual website server). These web sites will be used to register web merchants within the above listed countries to be able to receive a "Bank Eyes Only"T transaction by an eCashPad. A consumer will be able to go the company's website and with the use of his/her eCashPad will be able to safely order merchandise on line.

Aggressive recruiting of web merchants to the company "Bank Eyes Only"T network. Registration of "Bank Eyes Only"T web merchants will be pursued by a team specialists to be hired who understand their specific industry such as phone or cable or collections and who will fully develop the pertinent "Bank Eyes Only"T applications for that industry and who will develop strategic alliances within their specific industry. In addition, the company has structured a networking approach for mass market consumer participation in finding "Bank Eyes Only"T merchants along with sales teams to sign on local web merchants.

Using a revenue sharing plan from the flat fee, the company will incentivize private labels of eCashPads with expected advertising and marketing of these private label eCashPads by the web merchants to their consumer base. For example, a merchant might distribute eCashPads with its logo to its own consumers.

Establishment of strategic alliances with a substantial partner in each country. The partner will then proceed to develop the business of "Bank Eyes Only"T transactions by usage of the simple and proprietary eCashPad which has been developed by the company.

Establishment of the "International," which will be a four
Country, real time, "Bank Eyes Only" (trademark) with ATM card and PIN entry game among the countries of the Dominican Republic, Ireland, Australia, and Hong Kong, whereby consumers within those countries will be able to use the eCashPad to effect same day gaming with ATM card and PIN entry.

The company intends to spin off eGaming and its PowerClick subsidiary as separate publicly traded companies in the future.
Forward Looking Statements.

This prospectus contains "forward looking statements" within the meaning of Rule 175 under the Securities Act of 1933, as amended, and Rule 3b-6 under the Securities Act of 1934, as amended, including statements regarding, among other items, the company's business strategies, continued growth in the company's markets, projections, and anticipated trends in the company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the company's control. The company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for the company's products, competitive pricing pressures, changes in the market price of ingredients used in the company's products and the level of expenses incurred in the company's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. The company disclaims any intent or obligation to update "forward looking statements."

                    DESCRIPTION OF PROPERTY

At its executive offices in San Pedro, California, which the company leases, it owns approximately $20,000 of miscellaneous office furniture and equipment, including computers. In the Dominican Republic, the company owns approximately $250,000 of computer equipment and associated equipment for use in gaming operations; this equipment has recently been transferred from the former operations of 777WINS in Costa Rica to the Dominican Republic. In San Pedro, the company leases a total of 8,777 square feet of office space, with leases expiring on various dates between September 30, 2001 and April 30, 2003. In the Dominican Republic, the company leases 9,000 square feet of office space on a lease expiring in August 2005.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two fiscal years, certain transactions which occurred between the company and its officers and directors are set forth below. With respect to each such transaction, the company believes that the terms of each transaction were approximately as favorable to the company as could have been obtained from an unrelated third party:

(a) On February 18, 1997, Leggoons, Inc. entered into an agreement to license assets from Home Point of Sales, Inc. (now known as Electronic Transactions & Technologies). Electronic Transactions & Technologies is a privately held corporation 70% owned by Mr. Hughes, President of the company, which is focused on the emergence of the personal encrypted remote financial electronic card transactions industry (although this agreement was entered into prior to Mr. Hughes becoming affiliated with the company, it is included here since certain of the conditions under that agreement have not been completely fulfilled, as discussed below). This technology will provide consumers with the option to instantly pay bills or impulse purchase from home with real time cash transactions with the usage of simple equipment such as the eCashPad.

The assets included under this license agreement are the following:

The name "Betting, Inc.", as trademarked by Electronic
Transactions & Technologies

The Wagering Gate (receive incoming data transfer commands from the Host Center and other competitive Host Centers who have received ATM and SMART card wagering payment from off site home or office locations and then who command the Wagering GATE to alert the recipient gaming companies that they have been paid and to respond back with an acknowledgement of such payment; and, the general promotion and education of home ATM and SMART card wagering over the Internet through the Electronic Transactions & Technologies secure computer keyboard or over the telephone through the Electronic Transactions & Technologies stand alone Infinity unit)

The specific application of wagering with an ATM card or SMART card with the secure computer keyboard (any other uses of the Secure Computer Keyboard, such as Bill Pay or Impulse Purchase that are not wagering transactions, are not included)

The Electronic Transactions & Technologies developed merchant response software for the specific application only of transacting off site ATM and Smart card wagering through the Wagering Gate

Electronic Transactions & Technologies's interest in the use of and revenue from the personal encrypted remote financial electronic card transaction relating to the wagering business.

Under terms of this license agreement, the company is to issue 2,900,000 shares of restricted common stock to as the total consideration in exchange for licensing home ATM card and SMART card wagering technology developed by Electronic Transactions & Technologies. Of this amount, 2,755,000 shares were placed in escrow subject to cancellation on February 10, 1998, in the event the bid price of the common stock of the company is not at least $3.00 per share for any twenty consecutive day period as reported on the NASD's Electronic Bulletin Board or NASDAQ's Small Cap Market from the date of the agreement through February 10, 1998.

As of the date of this prospectus, the terms of the license agreement have not been met by the company. However, under an amendment dated September 1, 1999 the cancellaton date of the shares, as set forth above, has been extended to September 1, 2001, subject to certain conditions specified in the amendment.

The license agreement also provides that in the event that the bid price for the common stock of the company is more than $3.00 per share for any twenty consecutive day period, then Electronic Transactions & Technologies shall have the option to purchase up to 13,822,000 additional shares of the company common stock at an exercise price of $.30 per share. To date, the conditions of this provision have not been met.

(a) Under the terms of this license agreement, it was the intention of the parties hereto that if and when any additional shares of the common stock of Leggoons (now the company) are issued to the public or any employees, ownership interest in the company shall be and remain no less than 60% and that ownership interest of the current shareholders of Leggoons (James Clinton) shall, at that time, be no less than 10%. Electronic Transactions & Technologies has never sought to enforce this
provision in this license agreement.   However, between June 9,
1999 and February 2, 2000, the company has issued a total of 2,950,000 shares to James Clinton or his nominees based on the stated reason that compliance with said 10% provision in such license agreement was required. Shares issued under said provision of this license agreement were not issued for consideration and therefore may not have been properly issued in compliance with Missouri Revised Statutes 351.160 (which governed the company prior to its redomicile to the State of Nevada on June 1, 1999) and Nevada Revised Statutes 78.211.

(b) On April 28, 1997, the company entered into a host processing agreement with Electronic Transactions & Technologies for the purpose of having this firm act as the bank host processing for all company transactions that are sent by terminals that read credit cards or ATM cards. Electronic Transactions & Technologies is to charge the company a fee of $0.25 per transaction or 2.5% of the wager being sent by the company to gaming operators. These transactions are to originate from globally placed company equipment and/or company licensed operators.

(c) On March 27, 1998, the company entered into a lcense agreement with Electronic Transactions & Technologies for the purpose of licensing additional technology for processing electronic banking transactions. This agreement states that Electronic Transactions & Technologies licenses the following products to the company for the exclusive global usage of wagering by PERFECT originated ATM cards, credit cards, and smart cards:

The PayMaster, defined as a stand alone terminal that attaches to phone lines and which calls the ET&T host processing center with bank data.

The SLICK, defined as a stand alone keyboard terminal that attaches to phone lines and call the ET&T host processing center with bank data that has bypassed the Internet.

The PocketPay, defined as a pocket sized terminal and telephone that sends bank data by wireless transmission to the ET&T host processing center.

The TV Pin Pad Remote, defined as a set top box and TV remote that sends bank data by landline dial up transmission to the ET&T host processing center.

Each Electronic Transactions & Technologies product is exclusively licensed to the company on a global basis for the application of PERFECT wagering at a licensing fee of $2,000,000 each. The duration of the exclusive license is 20 years. The licensing fee is to be paid by the company at the rate of $30,000 per month; however, under the terms of this license agreement, this fee is not due and payable until the technology for a particular product covered by the license has been perfected and is ready for public use. As of the date of this prospectus, only the PayMaster has been perfected. This liability was satisfied in full in June 1999 through the issuance of common stock (as reflected in the Form 10-QSB for the quarter ended June 30, 1999). None of the other products covered by the license agreement had been perfected, and, therefore, no licensing fee is required to be paid at this time (when this does occur, a statement to that effect will be placed in a future report filed by the company).

(d) The company, Electronic Transactions & Technologies and Mr. Hughes entered into a promissory note, dated December 1, 1999, to reflect the principal sum of $2,836,411 owed by the latter two to the company for various sums paid by the company to Electronic Transactions & Technologies, as follows:
The sum resulting from the credit to Mr. Hughes and Electronic Transactions & Technologies of the license fee owed by the company to Electronic Transactions & Technologies, as set forth above, and the charge to Electronic Transactions & Technologies of 5,400,000 shares issued to that firm in 1999 and the charge to Mr. Hughes of 4,000,000 shares issued to him in 1999, and The oral assumption by the company of payment of a promissory note in favor of Unipay, Inc. whereby Electronic Transactions & Technologies promised to pay the principal sum of $690,000 with interest thereon at 8.5% accruing from April 26, 1999, the date of this note (through December 31, 1999, the company had paid a total of $93,800 towards this note).

The amount set forth in the Promissory Note is secured by the 9,400,000 shares of the company owned by Mr. Hughes and Electronic Transactions & Technologies as reflected in an accompanying security agreement.

(e) On August 2, 2000, the company issued 3,000,000 restricted shares of common stock to Electronic Transactions & Technologies in connection with certain consulting services to be rendered by this firm to the company.

                    MARKET FOR COMMON EQUITY AND
                    RELATED STOCKHOLDER MATTERS.

Market Information.

The company's common stock is currently traded in the Over-the-Counter Bulletin Board, under the symbol "ECNC". On March 13, 2000, the SEC ordered a ten trading day suspension in the trading of the company's common stock on the Over the Counter Bulletin Board. This trading suspension was taken in connection with an investigation of the company by the SEC. The company's common stock resumed trading on March 27, 2000; however, from that date through October 31, 2000, the company's common stock has been trading on the National Quotation Bureau's Pink Sheets (symbol "ECNC") since the company's common stock was delisted on that date from the OTCBB due to the trading suspension.

In August, 2000, a market maker, on behalf of the company, filed with the NASD Stock Market, Inc. an application for the company's common stock to be relisted on the Over the Counter Bulletin Board. Together with that application was a packet of information required by Rule 15c2-11 promulgated under the Securities and Exchange Act of 1934. That rule specifies that certain information and documents must be in the records of a broker or dealer before such person may publish any quotation for the company's common stock. The packet sent to the NASD contains all such information and related documents.

Under NASD Rule 6530, an NASD member (i.e. the market maker) is permitted to quote a domestic equity security that is not listed on NASDAQ or a registered national securities exchange in the United States, by an issuer that is required to file reports
(e.g. quarterly and annual reports on Forms 10Q-SB and 10K-SB, and periodic reports on Form 8-K) pursuant to Section 13 or 15(d) of the Act, and if the issuer is current in those reporting obligations (subject to a thirty calendar day grace period). The company met these requirements, and, upon completion of the application with the NASD, the company's common stock was accepted for quotation on the Over the Counter
Bulletin Board; it commenced trading on that exchange on November 1, 2000.

The range of closing prices shown below is as reported by these markets. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended December 31, 2000

                                                 High      Low

Quarter Ended December 31, 2000                   1.35      0.20
Quarter Ended September 30, 2000                  0.69      0.30
Quarter Ended June 30, 2000                       1.75      0.37
Quarter Ended March 31, 2000 *                   16.50      0.49

* The common stock did not trade from March 13, 2000 through March 24, 2000 due to the trading suspension ordered by the Securities and Exchange Commission

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended December 31, 1999

                                                 High      Low

Quarter Ended December 31, 1999                   0.40      0.06
Quarter Ended September 30, 1999                  0.41      0.15
Quarter Ended June 30, 1999                       0.83      0.38
Quarter Ended March 31, 1999                      0.81      0.37

Per Share Common Stock Bid Prices
For the Transition Period Ended December 31, 1998 **

                                                 High      Low

Four Months Ended December 31, 1998               0.69      0.05

** Due to a change in the fiscal year of the company from August 31 to December 31

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended August 31, 1998

                                                 High      Low

Quarter Ended August 31, 1998                     0.16      0.09
Quarter Ended May 31, 1998                        0.14      0.03
Quarter Ended February 28, 1998                   0.08      0.00
Quarter Ended November 30, 1997                   0.10      0.03

Holders of Common Equity.

As of December 8, 2000, the company had 997 shareholders of record of Its common stock.

Dividend Information.

The company has not declared or paid a cash dividend to stockholders since it was originally organized. The company did pay a 5% stock dividend on September 20, 1999 to shareholders of record as of close of business on September 14, 1999. The Board of Directors presently intends to retain any earnings to finance company operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the company's earnings, capital requirements and other factors.

                        EXECUTIVE COMPENSATION

                      Summary Compensation Table


                     Annual compensation              Long-term
                                                     compensation
                                           Awards          Payouts
                                    Other           Securi           All
                                    Annual          ties             other
Name and                            compen Restrict under            compen
Principal   Year   Salary   Bonus   sation  stock   lying   LTIP     sation
Position                                    award   options payouts
                                                    SARs
                     ($)     ($)     ($)     ($)     (#)       ($)     ($)

Thomas S.   2000 $255,968     0       0    9,600,000  600,000   0       0
Hughes,     1999  $79,215     0       0       0       0         0       0
Chief       1998        0     0       0       0       0         0       0
Executive
Off.

Jack M.Hall 2000        0     0     57,500    56,000  200,000   0       0
Secretary   1999        0     0     21,500     0      0         0
            1998        0     0       0        0      0         0       0

Lawrence B. 2000        0     0       0      101,900  200,000   0       0
Donoghue
Director(1)

(1)  Mr. Donoghue became a director of the company on May 23, 2000.

Name            Number of     Percent of     Exercise or     Expiration
                Securities    options/SARS   base price          date
                Underlying    granted to     ($/Sh)
                Options/SARs  employees in
                Granted (#)   fiscal year (1)

Thomas S.
Hughes, Chief
Executive Off.   600,000          5.34%       25% 0f market  December 8
                                              Price on date      2010
                                              Of exercise

Jack M. Hall,    200,000          1.79%       25% of market  December 8
Secretary                                     Price on date       2010
                                              Of exercise


Lawrence B.     200,000          1.79%       25% of market  December 8
Donoghue,                                    Price on date       2010
Director                                     Of exercise

(1) On November 7, 2000, the company's board of directors approved an Amended and Restated Stock Incentive Plan (Amendment No.3); this will allow for stock options and restricted awards to be made to employees and non-employees of the company. There have been a total of 11,200,000 options granted in December 2000 made under this plan, including the officers and directors.

Aggregated Option.SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values.

                                              Number of       Value of
Name          Shares          Value           securities      unexercised
              Acquired        realized        underlying      in-the-money
              On exercise       ($)           unexercised     options/SARs
                 (#)                          options/SARS    at FY-end ($)
                                              at FY-end (#)   exercisable/
                                              exercisable/    unexercisable
                                              unexercisable       (1)
 (a)             (b)            (c)                (d)            (e)

Thomas S.         -              -            600,000              -
Hughes, Chief                                 exercisable
Executive Off.

Jack. M. Hall,    -              -            200,000              -
Secretary         -              -            exercisable

Lawrence B.       -              -            200,000              -
Donoghue,                                     exercisable
Director

(1) As of fiscal year end (December 31, 2000), none of the unexercised options were in-the-money.

Other Compensation.

(a) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the company in the event of retirement at normal retirement date as there is no existing plan provided for or contributed to by the company. Other than under the Amended and Restated Stock Incentive Plan (Amendment No. 3) as discussed above, there is no remuneration proposed to be paid in the future directly or indirectly by the company to any officer or director.

(b) On November 7, 2000, the company's board of directors approved an Amended and Restated Stock Incentive Plan (Amendment No. 3); this will allow for stock options and restricted awards to be made to employees and non-employees of the company. There have been a total of 11,200,000 options granted in December 2000 made under this plan, inlcluding the officers and directors. Other than this, there is no remuneration proposed to be paid in the future directly or indirectly by the company to any officer or director.

                          FINANCIAL STATEMENTS

                               eCONNECT
                       CONSOLIDATED BALANCE SHEET
                          September 30, 2000
                              (Unaudited)

                                ASSETS

Current assets
Cash                                                   $    56,244
Due from related parties                                   406,562

Total current assets                                       462,806

Fixed assets, net                                          783,555

Investment, net                                          1,486,814
Intangible assets, net                                     942,761
Purchased software                                       2,336,092
Deposit                                                     24,819
Other assets                                               238,192

                                                         5,026,678

Total assets                                            $6,275,039

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable                                        $2,678,952
Accrued liabilities                                        625,403
Due to related parties                                   3,527,324
Due to affiliate                                           601,221
Notes payable-stockholders                               2,619,050
Note payable-current portion                               544,971

Total current liabilities                               10,597,521

Long-term liabilities
Note payable-long-term portion                             606,019

Total liabilities                                       11,203,540

Stockholders' equity
Common stock; $.001 par value;200,000,000
shares authorized, 189,746,000 shares
Issued and outstanding                                     189,746
Additional paid-in capital                              68,702,334
Minority interest in consolidated subsidiary                15,625
Due from related party-secured by
Company's common stock                                  (4,480,418)
Accumulated deficit                                    (69,355,788)

Total stockholders' equity                               (4,928,501)

Total liabilities and stockholders' equity              $ 6,275,039

See Accompanying Notes to Consolidated Financial Statement

                               eCONNECT
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)


            For the Three    For the Three    For the Six    For the Six
            Months Ended     Months Ended     Months Ended   Months Ended
            Sept 30 2000     Sept 30 1999     Sept 30 2000   Sept 30 1999

Revenue

Sports
Books(excess
payouts over
wagers)     $     6,278      $         -      $  (456,295)   $         -

Operating
expenses

Sports
Books            90,956               -          209,306               -

Consulting     3,056,787       3,548,979       18,573,831      4,416,594

Public
Relations          8,431         570,280        5,677,434        570,280

Research
And
Development    2,390,046        (775,146)       4,543,412      1,789,708

General
And
Administra
tive           2,549,164       2,039,157        6,893,064      2,586,254

Total
Operating
Expenses       8,095,384       5,383,270       35,897,047      9,362,836

Net loss
From
Operations    (8,089,106)     (5,383,270)     (36,353,342)    (9,362,836))

Other
Income
(expense)
Interest               -               -          193,885               -
Income

Loss on
Investments   (2,342,616)              0      (2,342,616)               0

Equity
losses of
investees              -               -          (280,366)             -

Total
Other
Income
(expense)     (2,342,616)              0      (2,429,097)0              0

Net loss
Before
Provision
for income
taxes        (10,431,722)      (5,383,270)      (38,782,439)   (9,362,836)

Provision
for income
taxes                  -                -                 -             -

Net loss    $(10,431,722)    $(5,383,270)     $(38,782,439)  $ (9,362,836)

Basic and
diluted loss
per common
share             $(0.06)         $(0.09)           $(0.24)      $  (0.29)

Basic and
Diluted
Weighted
average
common shares
outstanding  183,716,158      62,589,411       162,222,920     32,867,672

See Accompanying Notes to Consolidated Financial Statement


                              eConnect
              CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)

                                       For the six months ended Sept 30
                                           2000              1999

Cash flows from operating activities:
Net loss                                  $(38,782,439)      $ (9,362,836)
Adjustments to reconcile net loss to
net cash used by operating activities:
Depreciation and amortization                1,274,241              91,970
Common shares issued for expenses           25,450,119           8,191,967
Loss on investments                          2,342,616                   -
Equity losses of investees                     280,366                   -

Changes in operating assets and
liabilities:
Decrease in stock subscription receivable      220,176                   -
Increase in due from related party            (156,562)                  -
Increase in due from related party -
secured by Company's common stock           (1,499,536)                  -
Increase in other assets                       (77,336)                  -
Increase in accounts payable                 2,153,682              79,349
Increase in accrued liabilities                534,723                   -
Increase in due to related parties             291,456            (189,411)
Decrease in due to affiliate                   (11,789)                  -
Increase in minority interest in
consolidated subsidiary                         15,625                   -
Increase in notes payable - stockholders     2,269,650                   -

Net cash used by operating activities       (5,695,008)         (1,188,961)

Cash flows from investing activities:
Purchase of fixed assets                      (831,851)            (18,181)
Payments for investments                      (684,743)                  -
Payments for purchased software             (2,336,092)                  -

Net cash used by investing activities       (3,852,686)            (18,181)

Cash flows from financing activities:
Proceeds from issuance of long-term debt     2,124,000             636,000
Principal payments on long-term debt          (973,010)           (136,000)
Proceeds from issuance of common stock       8,326,776             742,926

Net cash provided by financing activities    9,477,766           1,242,926

Net increase in cash                           (69,928)             35,784

Cash, beginning of period                      126,172               8,862

Cash, end of period                             56,244              44,646

Supplemental disclosure of cash flow:
Cash paid for interest                               -              97,500

Cash paid for income taxes                           -                   -

Schedule of non-cash investing and
financing activities:

Remaining consideration of the second
half acquisition of Top Sports, S.A.
recorded as Due to related parties           2,785,868                   -

8,000,000 common shares issued
related to the acquisition of PowerClick,
Inc.                                         1,300,000                   -

666,667 common shares issued for
accounts payable                               550,000                   -

6,000,000 common shares issued for
officer bonus payable                        4,800,000                   -

203,865 common shares issued for
stock subscription payable                      81,546                   -

3,756,101 common shares issued for
a 5% stock divident                                  -          1,056,216

18,710,000 common shares issued for
the acquisition of Isla Escondida S.A.               -          3,551,801

9,400,000 common shares issued in
exchange for due from related party
secured by Company's common stock                    -           2,836,411

2,165,000 common shares issued for
the acquisition of www.theArtAuction.
com                                                  -             963,969

Acquisition of investment in exchange
For due from related party-secured by
Company's common stock                               -             706,810

See Accompanying Notes to Financial Statements

                               eCONNECT
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Unaudited)

1.  BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB for the year ended December 31, 1999 of eConnect (the "Company").

The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operation.

2.  SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying financial statements include the accounts of the Company's subsidiaries Top Sports, S.A. (99.99% owned) and eConnect Caribbean, S.A. (75% owned). All inter-company accounts have been eliminated and the minority interest recorded. The Company's investment in Powerclick, Inc. (50%) is not consolidated but reported on the equity basis of accounting. See Note 3, "Acquisitions".

Revenue - Revenue (third quarter - July 1-September 30, 2000) was reported from the Company's wholly-owned subsidiary, Top-Sports, S.A. which revenue is derived from non-internet gaming operations located in Santo Domingo, Dominican Republic. Revenue consists of the excess of the wagers in the amount of $171,787 over payouts made in the amount of $165,509 resulting in net gaming income of $6,278. For the year to date, negative revenue consists of payouts of $3,541,646 over wagers made in the amount of $3,085,351 resulting in a net gaming loss of $456,295.

The Company acquired control of Top-Sports, S.A. as of April 1,2000, consequently the above revenue is included in the Company's consolidated operations. The Company did not have a controlling interest during the first quarter (January 1 - March 31, 2000), consequently, Top-Sports, S.A. operating results for this period was reported on the equity basis of accounting, which was a loss of $200,669.

Amortization - Goodwill representing the excess of the purchase price over the equity of the ownership percentage in the Company's subsidiaries and the costs of the intangible assets are amortized over a three-year period. Because the Company has not begun its e-commerce operations and installation is in process, no amortization has been recorded on the purchased software. See Note 4 "Purchased Software".

Loss on Investments - During the quarter July 1, 2000 to
September 30, 2000 the Company revalued its investments writing off net of amortization, $1,975,859 of its Top-Sports investment, $116,757 of its ArtTaste investment and $250,000 of its forfeited deposit (Note 5) for an aggregate investment loss of $2,342,616.

3.  ACQUISITIONS

PowerClick, Inc. - In February 2000, the Company acquired 50% of the outstanding capital stock of PowerClick, Inc. ("the investee") in consideration of $750,000 cash and 8,000,000 shares of the Company's common stock valued at $1,300,000 for an aggregate 50% investment of $2,050,000 which is principally comprised of goodwill. To date, a loss of $79,697 (first quarter March 31,2000) and nine months goodwill amortization of $483,389 have been recorded for a net carrying value at September 30, 2000 of $1,486,814. During the second quarter, 5,200,000 shares of common stock valued at $1,950,000 were given to Powerclick, Inc. stockholders for consulting services and expensed in the accompanying "Consolidated Statement of Operations".

Due to a dispute between the parties and unavailability of necessary accounting records, Powerclick, Inc. did not report its second and third quarter earnings/losses (April 1 - September 30, 2000) to the Company's management. However, the Company's management does not believe that such amounts, if reported, would have a material impact to these consolidated financial statements. Consequently, the above carrying value of $1,486,814 has not been adjusted for the 50% share of Powerclick, Inc.'s second and third quarters' earnings/losses.

Currently, the parties and their respective counsels are attempting to resolve the dispute.

Top Sports, S.A. - The Company completed the second half of its Top Sports, S.A. acquisition effective April 1, 2000 by acquiring 4,994 shares of the remaining 5,000 capital shares outstanding. Of the 10,000 shares outstanding, the Company owns 9,994 shares. Dominican Republic Law, where Top Sports, S.A. is located, requires that there be seven stockholders.

The above 4,994 shares of Top-Sports, S.A. was acquired for 2,800,000 shares of the Company's common stock valued at $2,785,868. The goodwill resulting from the acquisition of Top-Sports, S.A. was originally $2,860,527 but because of loss operations to date, the goodwill has been written down to $500,000. See Note 2 "Significant Accounting Policies," "Loss On Investments."

eConnect Caribbean, S.A. - eConnect Caribbean, S.A. was organized under the laws of the Dominican Republic and serves as the Company's Latin American headquarters for all e-commerce transactions. The Company owns 75% of the outstanding capital shares with the remaining 25% owned by the company's managing director. eConnect Caribbean is in the start-up phase, no revenue has been recorded and start-up costs of $253,213 have been expensed.

4.  PURCHASED SOFTWARE AND NOTE PAYABLE

Purchased software represents the Connex Software System used in processing e-commerce transactions. The system will be installed in the Dominican Republic (currently in process), Ireland, Hong Kong and Australia. The licensor, E-Funds, (located in Milwaukee, Wisconsin) and the Company have worked out a payment plan to pay $680,000 down and $1,752,000 over three years for an aggregate $2,432,000.

The accompanying consolidated balance sheet liability has imputed interest at 15.031% for a present value of $2,124,000 (including the $680,000 down payment) assigning a value of $531,000 to each of the above four geographic areas plus $212,092 in professional service fees (installation costs billed and in process). The balance is due in monthly installments of $58,400 through February 2002 and monthly installments of $29,200 from March 2002 through February 2003. Under the terms of the license agreement the Company has a no term limitation to use the Connex Software System, however, title to the software remains with the licensor.

As of September 30, 2000, principal payments on the note payable are as follows:

Three months ending December 31, 2000     $  133,606
12 months ending December 31, 2001           587,234
12 months ending December 31, 2002           372,829
Period ending February 4, 2003                57,321
                                           1,150,990
Less: amounts due within one year            544,971
Note payable - long-term portion          $  606,019

5.  RELATED PARTY TRANSACTIONS

As of September 30, 2000, due to related parties totaled $3,527,324. The due to related party balance is comprised of $730,715 payable in cash and the remaining $2,785,868 payable in 2,800,000 shares of the Company's common stock. The entire amount is due to the former sole stockholder of Top-Sports, S.A. Electronic Transactions & Technologies is a privately held corporation with a majority interest owned by Thomas S. Hughes, President of the Company with which the Company conducts business. As of September 30, 2000, the Company issued 3,000,000 shares of the Company's common stock to Electronic Transactions & Technologies for consulting expense of approximately $844,000.

6.  NOTES PAYABLE - STOCKHOLDERS

Notes payable - stockholders are comprised of promissory notes aggregating $1,349,950 and a loan from an individual stockholder of $1,269,700. The promissory notes dated in May, June, July, and August 2000 are due not later than six months from the notes' origination dates, bearing a simple interest rate of 10% per month on the outstanding balance. In connection with the promissory notes, 680,454 shares of the company's common stock, valued at $185,675, were recorded as prepaid interest. The stockholder's bears an interest rate of 10% from the length of the loan, which is approximately six months.

7.  GOING CONCERN

The Company incurred a net loss of approximately $38,800,000 for the nine months ended September 30, 2000. The Company's current liabilities exceed its current assets by approximately
$10,000,000 and has a negative stockholders' equity of approximately $5,000,000 as of September 30, 2000. These factors create an uncertainty about the Company's ability to continue as a going concern. The Company's management has developed a plan, which includes completing the development of technology products to generate future revenues. The Company will also seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance that the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

8.  SUBSEQUENT EVENT

In October 2000, the company entered into an Agreement for Sale and Plan of Reorganization to acquire 50% of National Data
Funding Corp. ("NDFC") in exchange for $10,000,000, 10,000,000 shares of the company's common stock, and contribute $1,000,000 and 1,000,000 of the company's common stock for working capital.

Pursuant to the Agreement, the Company is required to spin-off NDFC as a publically traded company in which the Company will retain approximately 30% ownership. Due to the fact that the Company failed to timely execute a prior letter of intent, a $250,000 deposit was forfeited and recorded as a loss on investment for the same amount in the accompanying consolidated financial statements.

           REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders eConnect
San Pedro, California

We have audited the accompanying consolidated balance sheet of eConnect as of December 31, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1999 and for the transition period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of eConnect for the year ended August 31, 1998 were audited by another auditor whose report, dated April 7, 1999 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the December 31, 1999 and December 31, 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of eConnect as of December 31, 1999, and the results of its operations and its cash flows for the year and transition period then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has suffered losses from operations, current liabilities exceed current assets and has a net stockholders' deficiency, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
March 24, 2000
(except for Note 12, as to which the date is April 17, 2000)Las Vegas, Nevada

                               AUDITOR'S REPORT

Board of Directors
Betting, Inc.
Rancho Palos Verdes

I have audited the accompanying balance sheet of Betting, Inc. as of August 31, 1998 and the related statements of operations, changes in stockholders' equity, (deficit), and cash flows for the years ended August 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Betting, Inc. as of August 31, 1998, and the results of its operations and its cash flows for the years ended August 31, 1998 and 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 8A ("Continued Existence") to the financial statements, the Company's recurring losses from operations and inability to generate sufficient cash flow from normal operations raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8A. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

As discussed in Note 8B ("Common Stock Issued in Excess of Authorized Shares") the Company is attempting to convert excess shares of common shares issued to preferred shares. The effect, if any, of this uncertainty on the future operations of the Company cannot presently be determined.


/s/ George Brenner, CPA
George Brenner, CPA
April 7, 1999
Beverly Hills, California

                                  eCONNECT
                         CONSOLIDATED BALANCE SHEET
                              December 31, 1999

                                    ASSETS

Current assets
Cash                                                      $         126,172
Stock subscriptions receivable                                      220,176
Due from related party                                              250,000
Total current assets                                                596,348

Other assets
Investments, net                                                     93,883
Goodwill, net                                                       208,333
Other intangibles, net                                              755,675

                                                                  1,057,891

Total assets                                                      1,654,239

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Officer bonus payable                                             4,800,000
Accounts payable                                                  1,075,270
Accrued liabilities                                                  90,680
Due to related party                                                613,010
Stockholder loan payable                                            350,000
Total current liabilities                                         6,928,960

Total liabilities                                                 6,928,960

Commitments and contingencies                                             -

Stockholders' deficit
Common stock; $.001 par value;
200,000,000 shares authorized, 110,601,173 shares
issued and outstanding                                              110,601
Additional paid-in capital                                       28,087,363
Due from related party - secured by
Company's common stock                                           (2,980,882)
Stock subscription payable                                           81,546
Accumulated deficit                                             (30,573,349)
Total stockholders' deficit                                      (5,274,721)
Total liabilities and stockholders' deficit                       1,654,239

See Accompanying Notes to Financial Statement

                            eCONNECT
             CONSOLIDATED STATEMENTS OF OPERATIONS

                             Year           Transition      Year
                             Ended          Period          Ended
                             December 31    Ended           August 31
                             1999           December 31     1998
                                            1998

Revenue                      $    40,000    $         -     $       -

Operating expenses
Consulting                     7,664,088        768,050       122,020
Officers compensation          5,026,165              -             -
Research and development       3,490,411              -             -
General and administrative     2,886,080          8,088        74,948

Total operating expenses      19,066,744        776,138       196,968

Net loss from operations     (19,026,744)      (776,138)     (196,968)

Other income (expense)
Interest income                  144,471              -             -
Loss on investments           (4,391,120)             -             -
Total other income (expense)  (4,246,649)             -             -

Net loss before provision for
income taxes                 (23,273,393)      (776,138)     (196,968)

Provision for income taxes             -              -             -

Net loss                     (23,273,393)      (776,138)     (196,968)

Basic and diluted loss per
common share                       (0.63)         (0.05)        (0.02)

Basic and diluted weighted
average common shares
outstanding                   36,868,312     14,346,554    10,994,465

See Accompanying Notes to Financial Statement

                                 eCONNECT
          CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT


               Common Stock
               Number           Add'l   Due       Stock   Accum    Total
               Of               Paid    From      sub     ulated   Stock
               Shares           in      Related   scrip   Deficit  holders
                       Amount   capital Party     tion             Deficit
                                        Secured   payable
                                        by
                                        Companys
                                        Common
                                        Stock
Balance
September 1
1997         7,843,234   7,843 4,926,124       -        - (5,270,634) (336,667)

Common
shares
issued for
services     5,341,000   5,341   147,819       -        -          -    153,160

Common
shares
issued for
payment on
due to
related
party          750,000     750    34,385       -        -          -     35,135

Common
shares
issued for
payment on
accounts
payable        350,000     350    20,650       -        -          -     21,000

Net loss             -       -         -       -        -   (196,968)  (196,968)


Balance
August 31
1998        14,284,234  14,284 5,128,978       -        - (5,467,602)  (324,340)

Common
shares
issued for
services       161,000     161     7,889       -        -          -      8,050

Common
shares
issued for
cash            30,000      30    11,970       -        -          -     12,000

Net loss             -       -         -       -        -   (776,138)  (776,138)

Balance
December 31
1998        14,475,234   14,475  5,148,837     -        - (6,243,740)(1,080,428)

Stockholder
Loan         9,400,000    9,400  2,827,011 (2,980,882)  -          -   (144,471)

Stock
subscription
payable              -        -          -          -   81,546     -     81,546

Common
shares
issued for
services    37,299,736    37,300  10,205,932        -        -     -  10,243,232

Common
shares
issued for
interest     3,410,613     3,411     640,349        -        -     -     643,760

Common
shares
issued for
stock
subscription
receivable     716,966       717     219,459        -        -      -    220,176

Common
shares
issued for
principal
payments on
long-term
debt         1,589,387     1,589    298,411        -        -       -   300,000

Common
shares
issued for
cash        16,428,136    16,428  2,804,209        -        -       - 2,820,637

Common
shares
issued for
acquisition
of
Isla Escondida
S.A.       18,710,000     18,710  3,533,091        -        -       - 3,551,801

Common
shares
issued for
acquisition
www.theArt
Auction.com 2,165,000      2,165    961,804        -        -       -   963,969

Common
shares
issued for
joint
venture     1,650,000      1,650    323,700        -        -       -   325,350

Common
shares
issued for
acquisition
of Top
Sports,
S.A.        1,000,000      1,000     72,100        -        -       -    73,100

Common
shares
issued for
stock
dividend    3,756,101      3,756  1,052,460        -        -(1,056,216)      -

Net loss          -          -       -            -    -23,273,393)(23,273,393)

Balance
December 31
1999   110,601,173 110,601 28,087,363 (2,980,882) 81,546(30,573,349)(5,274,721)

See Accompanying Notes to Financial Statement

                                eCONNECT
               CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  Year           Transition      Year
                                  Ended          Period Ended    Ended
                                  December 31    December 31     August 31
                                  1999           1998            1998

Cash flows from operating
activities:
Net loss                          (23,273,393)       (776,138)   (196,968)
Adjustments to reconcile net
loss to net cash used by
operating activities:
Amortization                          207,019               -           -
Common shares issued for
interest expense                      643,760               -           -

Common shares issued for
services                           10,243,232           8,050     153,160

Loss on investments                 4,391,120               -           -

Changes in operating assets
and liabilities:
Increase in due from related
party                                (250,000)              -           -

Increase in due from related
party - secured by Company's
common stock                         (757,481)              -           -

Increase in officer bonus
payable                             4,800,000               -           -

Increase (decrease) in
accounts payable                      (62,251)        759,750      21,793

Increase in accrued
Liabilities                            45,111          24,169       3,001

Increase in due to related
party                                 613,010               -           -

Increase (decrease) in
stockholder loan payable              350,000         (18,969)     18,969
Net cash used by
operating activities               (3,049,873)         (3,138)        (45)

Cash flows from investing
activities:
Payments for investment               (35,000)              -           -
Net cash used by
investing activities                  (35,000)              -           -

Cash flows from financing
activities:
Proceeds from issuance of
long-term debt                        500,000              -            -
Principal payments on long-
term debt                            (200,000)             -            -
Proceeds from issuance of
common stock                        2,820,637         12,000            -
Proceeds from issuance of
stock subscription payable             81,546              -            -
Net cash provided by
financing activities                3,202,183         12,000            -

Net increase (decrease) in cash       117,310          8,862          (45)

Cash, beginning of period               8,862              -           45

Cash, end of period                   126,172          8,862            -

Schedule of non-cash investing
and financing activities:
18,710,000 common shares
issued for the acquisition of
Isla Escondida, S.A.                3,551,801             -             -

2,165,000 common shares
issued for the acquisition
of www.theArtAuction.com              963,969             -             -

1,650,000 common shares
issued for joint venture              325,350             -             -
1,000,000 common shares
issued for the acquisition
of a 50% interest in Top
Sports, S.A.                           73,100             -             -

9,400,000 common shares
issued in exchange for
due from related party -
secured by Company's
common stock                        2,836,411             -             -

716,966 common shares issued
in exchange for
stock subscription receivable         220,176             -             -

3,756,101 common shares
issued for a 5% stock
dividend                            1,056,216             -             -

1,589,397 common shares
issued for principal
payments on long-term debt            300,000             -             -

Acquisition of investment in
exchange for due from related
party - secured by Company's
common stock                          706,810             -             -

5,341,000 common shares
issued for payment on
due to related party                        -             -        35,135

350,000 common shares issued
for payment on accounts payable             -             -        21,000

See Accompanying Notes to Financial Statement

                                   eConnect
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business - eConnect (the "Company") currently has two divisions. The first division is primarily comprised of on-line gaming. Presently, the on-line gaming division has not commenced operations but plans to do so in the near future through an off-shore company. The second division is comprised of technology developments for ATM cards with PIN access or smart card payments (same-as-cash payments whereby the merchant can reverse the transaction) using the Personal Encrypted Remote Financial Electronic Card Transactions ("PERFECT").

History - eConnect (formerly Betting, Inc.) was originally incorporated in the State of Missouri on September 1, 1981 under the name of Handy-Top, Inc. The Company underwent several name changes until May 1993, when it changed its name to Leggoons, Inc. As Leggoons, Inc., the Company was engaged in the design, manufacturing and distribution of apparel and related accessories. In June 1996, Leggoons, Inc. transferred all of its assets to a third party assignee under an " Assignment for the Benefit of Creditors" ("Assignment"). An Assignment is a business liquidation device available as an alternate to bankruptcy. As such, Leggoons, Inc. continued as a shell corporation with no business operations.

In February 1997, the Company entered into an agreement to license assets from Electronic Transaction Technology ("ET&T"), formerly known as Home Point of Sales, Inc., for the purpose of licensing certain technology for the development of PERFECT. ET&T is a privately held corporation with a majority interest owned by Thomas S. Hughes, President of the Company. This technology developed by ET&T would provide consumers with the option to instantly pay bills or make purchases from home with real-time cash transactions. In March 1997, Thomas S. Hughes, Chairman of ET&T, was elected the Chairman and President of the Company and concurrently changed the Company's name to Betting, Inc.

In May 1999, an Agreement and Plan of Merger was consummated between the Company and Betting, Inc., a non-operating privately held Nevada corporation ("Betting-Nevada"), whereby no shares were issued between companies. Effective in June 1999, the Articles of Merger were filed with the Nevada Secretary of State, which formally resulted in the re-domicile of the Company from the State of Missouri to the State of Nevada. Under generally accepted accounting principles, the merger with Betting-Nevada is considered to be a reorganization in substance, rather than a business combination since Betting-Nevada had no assets, liabilities or operations, and the Company has since re-domiciled in the State of Nevada through Betting-Nevada. Accordingly, the accounting for the merger has been recorded at historical cost in a manner similar to a pooling of interests ("as-if pooling of interest accounting"), and no goodwill was recorded.

In June 1999, a Certificate of Amendment to the Articles of Incorporation changed the name of the Company to eConnect and increased the number of authorized common shares to 100,000,000. On August 23, 1999, a Certificate of Amendment to the Articles of Incorporation was filed with the Nevada Secretary of State further increasing the number of authorized common shares to 200,000,000.

Business combination and investments - The business combination has been accounted for under the purchase method of accounting, therefore the Company includes the results of operations of the acquired business from the date of acquisition. Net assets of the company acquired are recorded at fair value as of the date of acquisition. The excess of the acquired business' purchase price over the fair value of its tangible and identifiable intangible assets is then included in goodwill in the accompanying consolidated balance sheet.

Investments in affiliated entities in which the Company has the ability to exercise significant influence, but not control, and generally is an ownership interest of the investee's voting stock between 20% and 50%, are accounted for under the equity method of accounting. Accordingly, under the equity method of accounting, the Company's share of the investee's earnings or losses are included in the consolidated statements of operations. The Company records its investments accounted for under the equity-method as "Investments" on the consolidated balance sheet and its share of the investee's earnings or losses in "Equity earnings or losses of investees" on the consolidated statement of operations. The portion of the Company's investment in an investee that exceeds its claim of the net assets of the investee, if any, is treated as goodwill and amortized over a period of three years.

Principles of consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated.

Definition of fiscal year - In June 1999, the Company changed its fiscal year-end from August 31 to December 31. Accordingly, the Company reported a transition period, which began September 1, 1998 and ended on December 31, 1998 (referred to herein as the "transition period").

Reclassification - Certain prior year balances have been reclassified to conform to the current year presentation.

Use of estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Goodwill and intangible assets - Goodwill represents the excess of an acquired business' purchase price over the fair value of its assets, which is recorded for business acquisitions accounted for under the purchase method. Goodwill is presented net of related accumulated amortization and is being amortized over the estimated useful life.

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of goodwill and intangible assets or whether the remaining balance of goodwill and intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the goodwill and intangible assets in measuring their recoverability.

Fair value of financial instruments - The carrying amounts for the Company's cash, stock subscriptions receivable, due to/from related party, officer bonus payable, accounts payable, accrued liabilities, stockholder loan payable and stock subscription payable approximate fair value due to the short-term maturity of these instruments.

Earnings (loss) per share - Basic earnings (loss) per share excludes any dilutive effects of options, warrants and convertible securities. Basic earnings (loss) per share is computed using the weighted-average number of outstanding common shares during the applicable period. Diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

As of December 31, 1999, the Company has available net operating loss carryovers of approximately $30 million that will expire in various periods through 2019. Such losses may not be fully deductible due to the significant amounts of non-cash service costs and the change in ownership rules under Section 382 of the Internal Revenue Code. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization. Comprehensive income (loss) - The Company has no components of other comprehensive income. Accordingly, net loss equals comprehensive loss for all periods.

Advertising costs - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, generally over the greater of the number of impressions delivered over the total number of contracted impressions, or a straight-line basis over the term of the contract. Advertising costs of approximately $50,000 were incurred for the year ended December 31, 1999. No advertising costs were incurred for the transition period ended December 31, 1998 or the year ended August 31, 1998.

Research and development costs - Research and development costs are charged to expense when incurred. Costs incurred to internally develop software, including costs incurred during all phases of development, are charged to expense as incurred.

Stock-based compensation - The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statements of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force ("EITF") Issue No. 96-18.

New accounting pronouncements - In November 1999, the EITF commenced discussions on EITF No. 99-17, "Accounting for Advertising Barter Transactions." The EITF provides guidance on the recognition of Internet barter advertising revenues and expenses under various circumstances. The EITF reached a conclusion that revenues and expenses from advertising barter transactions should be recognized at the fair value of the advertising surrendered or received only when an entity has a historical practice of receiving or paying cash for similar advertising transactions. The Company does not expect that the adoption of EITF No. 99-17 will have a material impact on its consolidated financial statements.

2.  BUSINESS COMBINATION

The Company initiated an acquisition of Isla Escondida, S.A.
during 1999. This acquisition was recorded using the purchase method of accounting under APB No. 16. The results of operations for the acquired company have been included in the financial results of the Company from the date of such transaction forward.

In accordance with APB No. 16, all identifiable assets were assigned a portion of the cost of the acquired company (purchase price) on the basis of their respective fair values. Intangible assets were identified and valued by considering the Company's intended use of the acquired assets and analysis of data concerning products, technologies, markets, historical performance, and underlying assumptions of future performance. The economic environment in which the Company and the acquired company operate were also considered in the valuation analysis.

In August 1999, the Company completed its acquisition of Isla Escondida, S.A. (hereafter "777WINS"), a Costa Rica Corporation with the ability to provide on-line gaming through its website portal www.777WINS.com. In connection with the acquisition, the Company issued 18,710,000 shares of the Company's common stock. Substantially all of the purchase price, approximately $3,552,000, was allocated to goodwill. Goodwill is being amortized on a straight-line basis over the estimated useful life of three years. As of December 31, 1999, the Company evaluated the balance and useful life of goodwill related to 777WINS and determined that approximately $3,302,000 had no future benefit and, accordingly, recorded a loss on investment for the same amount. For the year ended December 31, 1999, amortization expense related to this investment approximated $42,000.

3.  INVESTMENTS

In December 1999, the Company acquired 50% of the outstanding capital stock of Top Sports, S.A. ("the Investee") in exchange for $35,000 and 1,000,000 shares of the Company's common stock. The Company has accounted for its 50% ownership interest in the Investee under the equity-method. As of December 31, 1999, the investment in the Investee exceeded the Company's share of the underlying net assets by approximately $85,300. The excess of the underlying net assets in the Investee is being amortized on a straight-line basis over the estimated useful life of three years. For the year ended December 31, 1999, amortization expense related to this investment approximated $14,000.

In September 1999, the Company entered into a joint venture with certain parties to develop an on-line investment trading website. In connection with the joint venture, the Company issued 1,650,000 shares of the Company's common stock. As of December 31, 1999, the Company's management has evaluated and determined that this investment has no future value and was written off as a loss on investment for approximately $325,000.

4.  STOCK SUBSCRIPTION RECEIVABLE

The Company entered into a Regulation D Common Stock Private Equity Line Subscription Agreement ("Subscription Agreement"). The Subscription Agreement entitles the Company to draw funds up to $5,000,000 through the issuance of the Company's common stock for an amount equal to 80% of the market value at the time of each draw, which is subject to certain terms and conditions.
The Company is assessed a placement fee, as provided within the Subscription Agreement, for funds drawn, which is equal to 8% of each draw. As of December 31, 1999, the Company has drawn $933,000 of the available $5,000,000. The related placement fee totaling $74,640 has been recorded as additional paid-in capital since this fee relates to the issuance of the Company's common stock. In conjunction with this Subscription Agreement, the Company issued an additional 716,966 shares of the Company's common stock as of December 31, 1999. However, the funds related to this additional issuance of the Company's common stock totaling $220,176 was not fully received by the Company until February 2000. Accordingly, the Company has recorded a stock subscription receivable totaling $220,176 as of December 31, 1999.

5.  OTHER INTANGIBLES

In February 1997, the Company entered into an agreement for the exclusive 20-year license of certain assets of ET&T. In satisfaction of the agreement terms, the Company reduced the balance due from related party - secured by the Company's common stock by approximately $707,000 based upon the fair value of this license. The Company has estimated the fair value based upon the amount of research and development costs incurred by ET&T. As such, the Company has recorded such costs related to this agreement as other intangibles. This other intangible is being amortized on a straight-line basis over three years based upon management's estimated useful life of such asset. Amortization expense for the year ended December 31, 1999, approximated $118,000.

In September 1999, the Company acquired www.theArtAuction.com from PowerClick, Inc., a domain name and website portal, to provide on-line art auctions. In connection with the acquisition, the Company issued 2,165,000 shares of the Company's common stock to PowerClick, Inc. Substantially all of the purchase price, approximately $964,000, was allocated to other intangibles. This other intangible is being amortized on a straight-line basis over an estimated useful life of three years. As of December 31, 1999, the Company's management has evaluated and determined that approximately $764,000 of this investment has no future benefit, accordingly, the Company recorded a loss on investment for the same amount. Amortization expense for the year ended December 31, 1999, approximated $33,000.

6.  OFFICER BONUS PAYABLE

As of December 31, 1999, the Company declared a bonus to the Chief Executive Officer of the Company valued at $4,800,000, which is based upon 6,000,000 shares of the Company's common stock issued in January 2000.

7.  STOCKHOLDERS' DEFICIT

Stock dividend - On September 20, 1999, the Company issued a 5% stock dividend totaling 3,756,101 shares of the Company's common stock to stockholders of record on September 14, 1999.
Stock option activity - The following table summarizes the Company's stock option activity:

                                           Number        Weighted
                                             of          Average
                                            Shares     Exercise Price
Balance, September 1, 1998                     -       $        -
Options granted and assumed                    -                -
Options canceled                               -                -
Options exercised                              -                -
Balance, December 31, 1998                     -                -
Options granted and assumed                15,770,000        0.40
Options canceled                                    -           -
Options exercised                                   -           -

Balance, December 31, 1999                 15,770,000        0.40

The following table summarizes information about options outstanding and exercisable at December 31, 1999:


                     Shares Underlying           Shares Underlying
                    Options Outstanding          Options Exercisable

Range         Shares       Weighted     Weighted  Shares    Weighted
Of Exercise   Underlying   Average      Average   Under     Average
Prices        Options      Remaining    Exercise  Lying     Exercise
              Outstanding  Contractual  Price     Options   Price
                           Life                   Exercis
                                                  able
$0.20-$1.00   15,770,000   1.0 years    $ 0.40    15,770,000 $ 0.40

Pro forma disclosure - SFAS No. 123 requires companies that follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. Accordingly, had compensation cost been recognized based on the fair value at the date of grant for options granted in 1999, the pro forma amounts of the Company's net loss and net loss per share for the year ended December 31, 1999 would have been as follows:

                                    December 31,1999
Net loss - as reported              $(23,273,393)
Net loss - pro forma                $(24,198,493)
Basic and diluted loss per share
- as reported                       $      (0.63)
Basic and diluted loss per share
- pro forma                         $      (0.66)

The fair value for each option granted was estimated at the date of grant using the Black-Scholes option pricing model, assuming no expected dividends and the following weighted average assumptions:

                               December 31,1999

Average risk-free interest rates           6.50%
Average expected life (in years)               1
Volatility                                   80%

The weighted average fair value of options granted with exercise prices at the current fair value of the underlying stock during 1999 was $877,600. During 1999, some options were granted with exercise prices that were below the current fair value of the underlying stock. The weighted average fair value of options granted with exercise prices below the current fair value of the underlying stock during 1999 was $47,500. Compensation expense that is recognized in providing pro forma disclosures might not be representative of the effects on pro forma earnings for future years because SFAS No. 123 does not apply to stock option grants made prior to 1995.

8.  RELATED PARTY TRANSACTIONS

Due from related party - As of December 31, 1999, the Company loaned $250,000 to an officer and stockholder of the Company. The balance is non-interest bearing and is due on demand. The Company received repayment of this amount in January 2000.
Due to related party - During 1999, the Company assumed a note payable from ET&T with an outstanding balance at December 31, 1999 of $613,010 in exchange for the due from related party - secured by the Company's common stock in the same amount. The balance is non-interest bearing and is due on demand. Stockholder loan payable - As of December 31, 1999, a stockholder made loans to the Company of $350,000. This outstanding balance is comprised of $250,000, which is non-interest bearing and due on demand; and $100,000, which bears a simple interest rate of 15% and is due on demand.

Due from related party - secured by Company's common stock - As of December 31, 1999, the Company made loans of $2,980,882 (including accrued interest receivable of $144,471) to ET&T and Thomas Hughes (an officer and director of the Company). The balance is secured by approximately 9,400,000 shares of the Company's common stock, which is owned by ET&T and Thomas Hughes, bearing an interest rate of 10% and is due on demand.

9.  COMMITMENTS AND CONTINGENCIES

Legal proceedings - From March 14, 2000 through the date of this report, multiple legal proceedings were filed asserting the Company and Thomas S. Hughes (an officer and director of the Company), as well as the directors of the Company (in certain actions), have violated Section 10(b) of the Exchange Act (false or misleading statements and omissions which deceived stock purchasers) and also Section 20(a) of the Exchange Act (liability as a "controlling person" with respect to a primary violation of securities laws). The principal allegations concern various material misrepresentations and omissions which allegedly made the Company's public statements, on and after November 18, 1999, false and misleading; and artificially inflated the market for the Company's common stock. The answers or other responses of defendants to the initial complaints are not yet due; therefore, management is unable to express an opinion as to the probable outcome of these litigation matters. The Company intends to defend itself in these litigation matters vigorously.

On March 23, 2000, the Securities and Exchange Commission ("SEC") filed a complaint alleging the Company and Thomas S. Hughes had violated Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the anti-fraud provisions of that act). The Complaint also seeks civil penalties against the Company and Thomas S. Hughes and any additional relief within the jurisdiction of the Court. The SEC has alleged that the Company and Thomas S. Hughes disseminated certain press releases that contained material misstatements. On April 6, 2000, the Company consented to the entry of a Permanent Injunction. The court has yet to determine whether disgorgement, civil penalties or other relief should be assessed against the Company.
While the results of these matters cannot be predicted with certainty, the Company's management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position. However, unfavorable resolution could affect the consolidated results of operations or cash flows for the years in which they are resolved.

10.  OTHER MATTER

On March 12, 1999, the Securities and Exchange Commission ("SEC") filed a complaint alleging the Company had failed to make available to the investing public current and accurate information about its financial condition and results of operations through the filing of periodic reports with the SEC as required by the Securities Exchange Act of 1934. The SEC sought to compel the Company to file the delinquent periodic reports and enjoin the Company from further violations of the Exchange Act of 1934. The Company consented to the entry of a Final Judgment granting the relief sought by the SEC.

11.  GOING CONCERN

The Company incurred a net loss of approximately $23,000,000 for the year ended December 31, 1999. The Company's liabilities exceed its assets by approximately $5,300,000, and current liabilities exceed its current assets by approximately $6,300,000 as of December 31, 1999. These factors create an uncertainty about the Company's ability to continue as a going concern. The Company's management has developed a plan to complete the development of technology products to generate future revenues and elect new directors to the board. The Company will also seek additional sources of capital through the issuance of debt equity financing, but there can be no assurance that the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

12.  SUBSEQUENT EVENTS

During January 2000 through the date of this report, the Company advanced approximately $966,000 to ET&T. These amounts advanced have been secured by ET&T and Thomas Hughes' (an officer and director of the Company) common stock in the Company (see Note
8), which bear an interest rate of 10% and is due on demand.
On February 9, 2000, the Company consummated an acquisition agreement with PowerClick, Inc. whereby the Company acquired 50% of the outstanding capital stock of PowerClick, Inc. in consideration of $1,500,000 and 6,000,000 shares of the Company's common stock, options to purchase 2,000,000 shares of the Company's common stock with a price of $0.40 per share, and an option to purchase an additional 4,000,000 shares of the Company's common stock with a price of $0.40 per share exercisable no sooner than April 1, 2000, but no later than April 30, 2000. This acquisition has been accounted for under the equity method of accounting.

On March 13, 2000, the SEC suspended trading of the Company's common stock from the Over the Counter Bulletin Board ("OTCBB") in connection with an investigation of the Company. The Company's common stock resumed trading on March 27, 2000; however, from that date to the date of this report, the Company's common stock has been trading on the National Quotation Bureau's Pink Sheets since the Company's common stock was delisted on that date from the OTCBB due to the trading suspension. Subsequent to the filing of the Form 10-KSB with the SEC, the Company intends to file a 15c2-11 through a market maker in order to apply for relisting on the OTCBB.

On March 13, 2000, the Company advanced approximately $200,000 to a director of the Company. The balance is non-interest bearing and is due on demand.

On March 22, 2000, the Company consummated an amended and restated employment agreement with an individual and his firm to act as outside counsel for the Company. On April 14, 2000, the Company terminated this individual and his firm as outside counsel. Based upon the amended and restated employment agreement, the remaining compensation for the term of this agreement will be due immediately upon the termination of this individual and his firm as outside counsel if terminated for reasons other than good cause. In addition, any common stock and stock warrants granted through the term of this agreement will be considered due in the event of termination for reasons other than good cause. Accordingly, the termination of this individual and his firm, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $700,000 for the remaining portion of unpaid compensation for the first, second and third years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted common stock and stock warrants consisting of 600,000 common shares and 600,000 warrants exercisable at $1.00 per share. The Company's management believes that the termination of this individual and his firm was in good cause and intends to defend itself in this matter vigorously.

On March 21, 2000, the Company consummated an amended employment agreement with an individual for the position of President and Chief Operating Officer for the Company. On April 17, 2000, the Company terminated this individual as President and Chief Operating Officer of the Company. Based upon the amended employment agreement, the remaining salary for the term of this agreement, will be due within 30 days upon the termination of this individual if terminated for reasons other than good cause. In addition, through the date of termination, all of the granted stock options and warrants will vest and be exercisable for their entire term. Accordingly, the termination of this individual, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $1,260,000 for the remaining portion of unpaid salary for the first, second, third, and fourth years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted stock options and warrants consisting of 1,000,000 warrants exercisable at $1.00 per share, 6,000,000 stock options exercisable at $0.40 per share, and 1,500,000 stock options exercisable at the lowest average daily trading price of the Company's common stock within the first 90 days of the executive's employment. The Company's management believes that the termination of this individual was in good cause and intends to defend itself in this matter vigorously.

                       CHANGES IN AND DISAGREEMENTS WITH
                           ACCOUNTANTS ON ACCOUNTING
                           AND FINANCIAL DISCLOSURE

(a) On August 1, 1998, the company engaged the services of George Brenner, C.P.A. of Beverly Hills, California, to provide an audit of the company's financial statements for the fiscal years ended August 31, 1997 and 1998. The former accountants for the company, BDO Seidman L.L.P. of St. Louis Missouri declined to stand for re-election for the 1997 engagement. The independent auditor's reports for August 31, 1996 and 1995, were modified as to the uncertainties about the company's ability to continue as a going concern. The decision to change accountants was approved by the company's Board of Directors with the selection of the successor accountant.

(b) Effective on July 19, 1999, the independent accountant who was previously engaged as the principal accountant to audit the registrant's financial statements, resigned. This accountant's report on the financial statements for the past two years was modified as to uncertainty that the company will continue as a going concern. The decision to change accountants was approved by the Board of Directors.

(c) Effective on July 22, 1999, the firm of Farber & Hass was engaged to serve as the new principal accountant to audit the company's financial statements. During the company's two most recent fiscal years, and the subsequent interim period prior to engaging that accountant, neither the company (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

(d) Effective on March 8, 2000, the independent accountants who were previously engaged as the principal accountants to audit the company's financial statements were dismissed. These accountants did not issue any financial statements for the company. The decision to change accountants was approved by the Board of Directors.

(e) Effective on March 8, 2000, the firm of L.L. Bradford & Company was engaged to serve as the new principal accountants to audit the company's financial statements. During the company's two most recent fiscal years, and the subsequent interim period prior to engaging those accountants, neither the company (nor someone on its behalf) consulted the newly engaged accountants regarding any matter.

During the company's two most recent fiscal years and any subsequent interim period preceding such changes, there have been no disagreements with former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within the company's two most recent fiscal years and the subsequent interim period preceding such changes.

                        AVAILABLE INFORMATION

The company has filed with the U.S. Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission.
For further information with respect to the company and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

A copy of the registration statement, and the exhibits and schedules filed with it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1 (800) SEC-0330.
The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the company. The address of the site is http://www.sec.gov. The registration statement, including all its exhibits and any amendments, has been filed electronically with the Commission.

                               PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS
Information on this item is set forth in the propsectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by the company*:

Securities and Exchange Commission registration fee      $      9,196
Transfer agent's fees                                           1,000
Printing and engraving expenses                                 1,500
Legal fees and expenses                                        50,000
Accounting fees and expenses                                    5,000
State blue sky fees                                            10,000

Total                                                    $     76,696*

* All fees, except the Securities and Exchange Commission registration fee, are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES; USE OF
PROCEEDS FROM REGISTERED SECURITIES

Sales of Unregistered Securities.

Other than as set forth below, during the last three years there have not been any sales of unregistered securities of the company. Except as noted below, no commissions or fees were paid in connection with these sales. All of the these sales were undertaken pursuant to the limited offering exemption from registration under the Securities Act of 1933 as provided in Regulation D as promulgated by the U.S. Securities and Exchange Commission. In addition, all the sales were made to the following class of persons: sophisticated investors; that is, investor either alone or with their purchaser representative(s) have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchasers comes within this description.

(a)  Prior to December 31, 1999:

(1)  During the fiscal year ended August 31, 1998, the company
issued a total of   5,341,000 shares of common stock for
services rendered to the company.

(2) During the fiscal year ended August 31, 1998, the company issued a total of 350,000 shares of common stock in payment of certain accounts payable by the company.

(3) The Company had a due to stockholder payable to James S. Clinton, former chairman of Leggoons, Inc., in the amount of $35,135 for advances made to Leggoons, Inc., prior to March 1, 1997. This was paid in full by the issuance of 750,000 shares of common stock during the year ended August 31, 1998.

(4) During the transition period ended on December 31, 1998, the company issued a total of 161,000 shares of common stock for services rendered to the company.

(5)  During the period of September 28, 1998 through July 16,
1999, the company sold a total of 1,058,622 shares of common stock to 76 individuals, at an average price of $0.40 per share.

(6) During the fiscal year ended on December 31, 1999, the company issued a total 15,770,000 warrants, with a wrighted average exercise price of $0.40 per share. These warrants were issued in connection with some of the sales indicated in paragraph (5) above for no additional consideration and in connection with consulting services rendered to the company. These warrants were exercisabe upon issuance and all expired on December 31, 2000.

(7)  During the period of April 7, 1999 through November 24,
1999, the company issued a total of 4,484,500 shares of common stock to 14 individuals and firms in exchange for consulting and other services to the company.

(8) During June 1999, the company issued 5,400,000 shares of common stock to Electronic Transactions & Technologies as partial payment under the license agreement between this firm and the company.

(9) During June 1999, the company issued 4,000,000 shares of common stock to Mr. Hughes as compensation for prior services rendered to the company

(10) In addition to the above sales, the company issued restricted shares in the following amounts in connection with the following acquisitions: (a) 2,500,000 shares in connection with the Letter of Intent between the company and Rogel Technologies; (b) 5,200,000 shares in connection with the acquisition of Isla Escondida, S.A. (owner of the 777WINS.com website); (c) 1,165,000 shares in connection with the acquisition of the TheArtauction.com website from PowerClick; and (d) 1,000,000 shares in connection with the acquisition of a 50% interest in TopSports, S.A.

(b)  Fiscal Year Ended December 31, 2000:

(1) During the period of January 1, 2000 through March 22, 2000, the company issued a total of 9,320,167 shares of common stock to 17 individuals and firms in exchange for consulting and other services performed for the company (including 6,000,000 shares issued to Ryan Kavanaugh in connection with a consulting agreement with the company; 3,000,000 of this was later cancelled since Mr. Kavanaugh subsequently received 3,000,000 shares out a Form S-8 filed in June 2000).

(2) In February 2000, the company issued a warrant covering 10,500,000 shares of common stock to Boardwalk Associates, Inc., exercisable at $0.40 per share through January 31, 2005, in connection with a consulting agreement between the parties.

(3) Between March 6, 2000 and November 30, 2000, the company sold a total of 3,335,762 shares of common stock to 129 individuals at a price of $0.40 per share, for an aggregate consideration of $1,334,048; 460,000 of these shares had warrants attached to them, exercisable at $1.00 per share for the period of January 1, 2001 through June 30, 2002.

(4) On March 22, 2000, the company issued 6,000,000 of its common stock for the acquisition of PowerClick, Inc., valued at $975,000.

(5) During the first quarter of 2000, the company issued warrants covering a total of 12,565,560 shares of common stock to 13 individuals under various warrant agreements for consulting services to the company, exercisable at $1.00 per share from June 30, 2000 through June 30, 2002.

(6) On April 4, 2000, the company also issued 250,000 shares of its common stock to an individual for research and development valued at $156,250. An additional 2,500,000 shares of its common stock were issued to two individuals for finder's fees valued at a total of $781,250 in connection with restricted stock sales.

(7) On April 4, 2000, the company issued a warrant covering 300,000 shares of common stock in connection with a consulting agreement entered into on that date by the company, exercisable at $1.00 per share from January 1, 2001 through June 30, 2002.

(8) Between May 9, 2000 and December 28, 2000, the company issued a total of 17,644,250 shares of its common stock to a total of 19 individiuals and companies for consulting services for the company.

(9) On May 24, 2000, the company issued two warrants covering a total of 500,000 shares of common stock, exercisable at $0.50 through May 24, 2005 under a warrant agreement with GunnAllen Financial, Inc. in connection with this firm's services in assisting the company to become relisted on the Over the Counter Bulletin Board.

(10) On June 15, 2000, the company issued 3,000,000 shares of common stock to an individual valued at $600,000, of which, a portion was for consulting services valued at $100,000 and the company received $500,000 cash for the remainder ($0.20 per share).

(11) On June 27, 2000 and September 25, 2000, the company issued a total of 65,454 shares issued to one person as a partial repayment of principal and interest on a $20,000 short-term loan made by that person to the company.

(12) On July 11, 2000, the company issued two warrants to two individuals covering a total of 600,000 shares of common stock, exercisable at $1.00 per share for the period of January 1, 2001 through June 30, 2002, for consulting services rendered to the company.

(13) On July 12, 2000, the company granted to an individual an option to purchase 4,400,000 shares of common stock of the company, exercisable upon issuance at $1.00 per share through July 12, 2002 (3,080,000 of the total was granted as repayment of all principal and accured interest under a $500,000 loan made by this individual to the company; the remaining 1,320,000 were granted as compensation for consulting services rendered to the company).

(14) On October 21, 2000, the company issued a warrant covering the purchase of 4,000,000 shares of common stock to PowerClick, Inc., exercisable upon issuance at $1.00 per share through October 21, 2003 (issued in connection with the settlement of litigation between that firm and the company, as disclosed in the Form 10-QSB filed on November 14, 2000).

(15) On November 30, 2000, the company issued a total of 164,830 shares to one person as a partial repayment of principal and interest on a $35,000 short-term loan made by that person to the company.

(16) On December 14, 2000, the company issued a total of 1,892,500 shares to a total of 24 individuals and companies as payment of interest under various short-term loans totaling
$2,005,000 made to the company.

(c)  Fiscal Year Ending December 31, 2001:

(1) On January 5, 2001, the company issued a warrant covering the purchase of 1,000,000 shares of common stock, exercisable upon issuance at $1.00 per share through June 30, 2002, to an individual in connection with the repayment of a $60,000 loan (plus accrued interest) made to the company.

(2) On January 12, 2001, the company issued 1,800,000 shares of common stock to an individual for consulting services to the company.

(3) On January 15, 2001, the company issued 3,000,000 shares of common stock to Paul Egan in connection with completing the acquisition of Top Sports, S.A. by the company.

Use of Proceeds.

The company filed a Form SB-2 with the SEC on June 1, 1999.
This offering was used exclusively for consulting and other services provided to the company and for settling litigation involving a debenture and certain warrants between the company and CALP II, LP, as reported in a Form 8-K filed with the SEC on January 18, 2000. Therefore, no cash proceeds were raised from this offering.

On August 20, 1999, the company filed a Form SB-2 with the SEC under Rule 415 (self offering) to register an aggregate amount of 61,000,000 shares of common stock (aggregate offering price of $11,590,000 under Rule 457(c)). This offering was used primarily for consulting services and acquisitions by the company, and commenced on the effective date of this registration statement (September 7, 1999). However, shares of common stock under this offering were also used for the sale of shares under a common stock purchase agreement (as discussed above) (through a post-effective amendment to this Form SB-2 filed with the SEC on September 12, 2000 and effective on September 26, 2000 - File No. 333-79739).

The total amount of shares sold under this offering through December 28, 2000 is 59,088,414. Out of the amount sold to date, the company issued the following:

22,183,381 shares in connection with various acquisitions and consulting services for the company.

24,906,526 shares in connection with the common stock purchase agreement with Alpha Venture Capital, Inc. (to date, the company has sold a total of $7,724,000 in shares under this agreement)

8,191,882 shares upon the exercise of warrants at $0.40 per share granted for consulting services for the company, for a total consideration of $3,276,753.

1,500,000 shares upon the exercise of warrants granted to Alpha
Venture Capital, Inc. in connection with the common stock purchase agreement, for a total consideration of $120,000.

1,250,000 shares upon the exercise of a portion of the warrants granted to Alpha Venture Capital, Inc. in connection with the addendum to the common stock purchase agreement, for a total consideration of $100,000.

300,000 shares upon the exercise of warrants at prices ranging from $0.50 to $1.00 granted for consulting services to the company, for a total consideration of $225,000.

756,625 shares for the repayment of loans made to the company totaling $302,650.

The expenses involved with this offering to date have been approximately $733,000 (which includes an 8% commission payable on the sales made under the common stock purchase agreement [totals $617,920). The net cash proceeds from this offering (gross proceeds of $11,445,753 less offering expenses) of approximately $10,712,753 have been used for working capital for the company.

ITEM 27.  EXHIBITS

The exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 28.  UNDERTAKINGS

The undersigned company hereby undertakes to:

(a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore,
unenforceable.   In the event that a claim for indemnification
against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of San Pedro, State of California, on February 5, 2001.

                                     eConnect


                                     By: /s/  Thomas S. Hughes
                                     Thomas S. Hughes, President/CEO

                     Special Power of Attorney

The undersigned constitute and appoint Thomas S. Hughes their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                 Title                           Date
/s/ Thomas S. Hughes      President/Chief Executive    February 5, 2001
Thomas S. Hughes          Officer/ Director

/s/ Jack M. Hall          Secretary/Director           February 5, 2001
Jack M. Hall

/s/ Laurence Donoghue     Director                     February 5, 2001
Laurence Donoghue

                              EXHIBIT INDEX

Exhibit                     Description
No.

2     Agreement and Plan of Merger, dated June 1, 1999
     (incorporated by reference to Exhibit 2 of the Form
      10-KSB filed on May 9, 2000).

3.1 Articles of Incorporation, March 8, 1999 (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2/A filed on July 22, 1999).

3.2 Certificate of Amendment of Articles of Incorporation, dated May 25, 1999 (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form SB-
      2/A filed on July 22, 1999).

3.3 Certificate of Amendment of Articles of Incorporation, dated August 20, 1999 (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form SB-
      2/A filed on September 3, 1999).

3.4 Certificate of Amendment of Articles of Incorporation, dated November 20, 2000 (see below).

3.5   Bylaws, dated May 14, 1999
     (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form SB-2/A filed on July 22, 1999).

3.6 Amended and Restated Bylaws, dated September 15, 2000 (incorporated by reference to Exhibit 3.5 of the Form 10-QSB filed on November 14,
      2000).

4.1 Class A Warrant Agreement (incorporated by reference to Exhibit 4.2 of Leggoons, Inc. Registration
      Statement on Form S-1 filed on October 28, 1993).

4.2   Retainer Stock Plan for Non-Employee Directors and
      Consultants, dated April 26, 1999 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on May 14, 1999).

4.3 Consulting and Service Agreement between the company and James Wexler, dated May 20, 1998 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on May 14, 1999).

4.4   Consulting Agreement between the company and Rogel
      Patawaran, dated March 18, 1998 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on May 14, 1999).

4.5   Consulting Agreement between the company and David
      Ninci, dated February 22, 1999 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on May 14, 1999).

4.6   Consulting Agreement between the company and Harry
      Hargens, dated January 17, 1999 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on May 14, 1999).

4.7   Consulting Agreement between the company and Charlene
      Charles, dated March 10, 1999 (incorporated by reference to Exhibit 4.6 of the Form S-8 filed on May 14, 1999).

4.8 Internet Consulting Services Agreement between the company and Steve Goodman, dated May 3, 1999
     (incorporated by reference to Exhibit 4.2 of the Form
      S-8 filed on July 2, 1999).

4.9   Consulting Agreement between the company and Rogel
      Patawaran, dated June 8, 1999 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on July 2, 1999).

4.10 Consulting and Service Agreement between the company and Edward Wexler, dated May 20, 1999 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on July 2, 1999).

4.11  Consultant Agreement between the company and Richard
      Epstein, dated June 3, 1999 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on July 2, 1999).

4.12  Consultant Agreement between the company and Ezzat
      Jallad, dated March 10, 1999 (incorporated by reference to Exhibit 4.6 of the Form S-8 filed on July 2, 1999).

4.13  Consultant Agreement between the company and Shar
      Offenberg, dated June 20, 1998 (incorporated by reference to Exhibit 4.7 of the Form S-8 filed on July 2, 1999).

4.14  Consultant Agreement between the company and Richard
      Parnes, dated May 10, 1999 (incorporated by reference to Exhibit 4.8 of the Form S-8 filed on July 2, 1999).

4.15  Consulting Contract between the company and Robert
      Bragg, dated August 19, 1999 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on August 31, 1999).

4.16  Consultant Agreement between the company and Dominique
      Einhorn, dated August 9, 1999 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on August 31, 1999).

4.17  Consultant Agreement between the company and Richard
      Epstein, dated August 16, 1999 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on August 31, 1999).

4.18  Consultant Agreement between the company and Jane
      Hauser, dated August 16, 1999 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on August 31, 1999).

4.19 Form of Debenture issued by the company to CALP II, LP, dated June 9, 1999 (incorporated by reference to
      Exhibit 4.3 of the Registration Statement on Form SB-
      2/A filed on July 22, 1999).

4.20 Registration Rights Agreement between the company and CALP II, LP, dated June 9, 1999 (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form SB-2/A filed on July 22, 1999).

4.21 Form of Warrant issued by the company to CALP II, LP, dated June 9, 1999 (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form SB-
      2/A filed on July 22, 1999).

4.22 Common Stock Purchase Agreement between the company and Alpha Venture Capital, Inc., dated September 28,
      1999 (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form SB-2 POS filed on
      September 29, 1999).

4.23 Registration Rights Agreement between the company and Alpha Venture Capital, Inc., dated September 28, 1999
     (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form SB-2 POS filed on
      September 29, 1999).

4.24  Warrant issued by the company to Alpha Venture
      Capital, Inc., dated September 28, 1999 (incorporated by reference to Exhibit 4.4 of the Registration
      Statement on Form SB-2 POS filed on September 29, 1999).

4.25  Amended and Restated Retainer Stock Plan for Non-
      Employee Directors and Consultants, dated February 1,
      2000 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on February 10, 2000).

4.26 Consulting Services Agreement between the company and Laurel-Jayne Yapel Manzanares, dated February 1, 2000
     (incorporated by reference to Exhibit 4.2 of the Form
      S-8 filed on February 10, 2000).

4.27 Consulting Services Agreement between the company and Marcine Aniz Uhler, dated February 1, 2000
     (incorporated by reference to Exhibit 4.3 of the Form
      S-8 filed on February 10, 2000).

4.28 Consulting Services Agreement between the company and William Lane, dated February 7, 2000 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on February 10, 2000).

4.29 Consulting Services Agreement between the company and Earl Gilbrech, dated February 7, 2000 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on February 10, 2000).

4.30 Consulting Services Agreement between the company and Dominique Einhorn, dated February 7, 2000
     (incorporated by reference to Exhibit 4.6 of the Form
      S-8 filed on February 10, 2000).

4.31 Consulting Services Agreement between the company and Edward James Wexler, dated February 7, 2000
     (incorporated by reference to Exhibit 4.7 of the Form
      S-8 filed on February 10, 2000).

4.32  Consulting Agreement between the company and R. Scott
      Hatfield, dated March 6, 2000 (incorporated by reference to Exhibit 4.32 of the Form SB-2 POS filed on September 12, 2000).

4.33 Consulting Services Agreement between the company and Chris Jensen, dated April 24, 2000 (incorporated by reference to Exhibit 4.33 of the Form SB-2 POS filed on September 12, 2000).

4.34  Consulting Agreement between the company and Robert
      Graham, dated May 11, 2000 (incorporated by reference to Exhibit 4.34 of the Form SB-2 POS filed on September 12, 2000).

4.35  Consulting Agreement between the company and Richard
      Epstein, dated May 20, 2000 (incorporated by reference to Exhibit 4.35 of the Form SB-2 POS filed on September 12, 2000).

4.36  Warrant Agreement between the company, GunnAllen
      Financial, Inc., and David Kern Peteler, dated May 24,
      2000 (incorporated by reference to Exhibit 4.43 of the Form 10-QSB filed on November 14, 2000).

4.37  Consulting Agreement between the company and Richard
      Epstein, dated June 2, 2000 (incorporated by reference to Exhibit 10.1 of the Form S-8 filed on July 10, 2000).

4.38 Consulting Services Agreement between the company and Rogel Patawaran, dated June 2, 2000 (incorporated by reference to Exhibit 10.2 of the Form S-8 filed on July 10, 2000).

4.39  Consulting Agreement between the company and Elle
      Travis, dated June 2, 2000 (incorporated by reference to Exhibit 10.3 of the Form S-8 filed on July 10, 2000).

4.40  Consulting Agreement between the company and Charles
      Yourshaw, dated June 5, 2000 (incorporated by reference to Exhibit 10.1 of the Form S-8 filed on July 10, 2000).

4.41  Consulting Agreement between the company and Nick
      Gorenc, dated June 5, 2000 (incorporated by reference to Exhibit 10.2 of the Form S-8 filed on July 10, 2000).

4.42  Consulting Agreement between the company and Louis
      Sabatasso, dated June 10, 2000 (incorporated by reference to Exhibit 10.1 of the Form S-8 filed on July 10, 2000).

4.43  Consulting Agreement between the company and Laurie
      Belger, dated June 10, 2000 (incorporated by reference to Exhibit 10.2 of the Form S-8 filed on July 10, 2000).

4.44 Consulting Services Agreement between the company and Richard Epstein, dated July 21, 2000 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on October 10, 2000).

4.45  Amended and Restated Stock Incentive Plan, dated
      September 1, 2000 (incorporated by reference to
      Exhibit 4.1 of the Form S-8 filed on September 12, 2000).

4.46  Amended and Restated Non-Employee Directors and
      Consultants Retainer Stock Plan (Amendment No. 2), dated September 1, 2000 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on September 12, 2000).

4.47 Consulting Services Agreement between the company and Richard Epstein, dated September 6, 2000 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on September 12, 2000).

4.48 Consulting Services Agreement between the company and Chris Jensen, dated September 6, 2000 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on September 12, 2000).

4.49 Consulting Services Agreement between the company and Jim Pugh, dated September 12, 2000 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on September 28, 2000).

4.50 Consulting Services Agreement between the company and Darrel Dixon, dated September 14, 2000 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on September 28, 2000).

4.51 Consulting Services Agreement between the company and Robert Graham, dated September 14, 2000 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on September 28, 2000).

4.52 Consulting Services Agreement between the company and David Weiler, dated September 14, 2000 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on October 10, 2000).

4.53 Consulting Services Agreement between the company and Nathaniel Adams, dated September 18, 2000
     (incorporated by reference to Exhibit 4.5 of the Form
      S-8 filed on September 28, 2000).

4.54  Addendum To Existing Common Stock Purchase Agreement
      Dated September 28, 1999 between the company and Alpha
      Venture Capital, Inc., dated October 23, 2000 (see below).

4.55 Consulting Services Agreement between the company and Chris Jensen, dated October 12, 2000 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on October 10, 2000).

4.56 Consulting Services Agreement between the company and Quinn Brady, dated October 12, 2000 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on October 10, 2000).

4.57  Amended and Restated Stock Incentive Plan (Amendment
      No. 2), dated November 7, 2000 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on November 20, 2000).

4.58  Amended and Restated Non-Employee Directors and
      Consultants Retainer Stock Plan (Amendment No. 3), dated November 1, 2000 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on November 20, 2000).

4.59 Consulting Services Agreement between the company and Michael Sitrick, dated November 4, 2000 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on November 20, 2000).

4.60 Consulting Services Agreement between the company and Paul Francis Peter Egan Pugh, dated November 4, 2000
     (incorporated by reference to Exhibit 4.4 of the Form
      S-8 filed on November 20, 2000).

4.61 Consulting Services Agreement between the company and James Wong, dated November 4, 2000 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on November 20, 2000).

4.62 Consulting Services Agreement between the company and Matthew Owens, dated November 4, 2000 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on December 12, 2000).

4.63 Consulting Services Agreement between the company and Marisa Yance, dated November 4, 2000 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on December 12, 2000).

4.64 Consulting Services Agreement between the company and Tony Sandalier, dated November 8, 2000 (incorporated by reference to Exhibit 4.6 of the Form S-8 filed on November 20, 2000).

4.65 Consulting Services Agreement between the company and Chi-Yuan Chiu, dated November 8, 2000 (incorporated by reference to Exhibit 4.7 of the Form S-8 filed on November 20, 2000).

4.66 Consulting Services Agreement between the company and Hsien-Hsiang Tsai, dated November 8, 2000
     (incorporated by reference to Exhibit 4.8 of the Form
      S-8 filed on November 20, 2000).

4.67 Consulting Services Agreement between the company and Richard Epstein, dated November 8, 2000 (incorporated by reference to Exhibit 4.9 of the Form S-8 filed on November 20, 2000).

4.68 Consulting Services Agreement between the company and Bill West, dated November 8, 2000 (incorporated by reference to Exhibit 4.10 of the Form S-8 filed on November 20, 2000).

4.69 Consulting Services Agreement between the company and Clinton Wong, dated November 8, 2000 (incorporated by reference to Exhibit 4.11 of the Form S-8 filed on November 20, 2000).

4.70  Consulting Agreement between the company and Antonio
      Cardenas Jr., dated November 9, 2000 (incorporated by reference to Exhibit 4.12 of the Form S-8 filed on November 20, 2000).

4.71 Consulting Services Agreement between the company and William Haseltine, dated November 29, 2000
     (incorporated by reference to Exhibit 4.4 of the Form
      S-8 filed on December 12, 2000).

4.72 Consulting Services Agreement between the company and Nick Gorenc, dated November 29, 2000 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on December 12, 2000).

4.73 Consulting Services Agreement between the company and Peter Kokiousis, dated November 29, 2000 (incorporated by reference to Exhibit 4.6 of the Form S-8 filed on December 12, 2000).

4.74 Consulting Services Agreement between the company and Kris Narayan, dated November 29, 2000 (incorporated by reference to Exhibit 4.7 of the Form S-8 filed on December 12, 2000).

4.75 Common Stock Purchase Agreement between the company and Alpha Venture Capital, Inc., dated December 8,
      2000 (see below).

4.76 Warrant to Purchase Shares of Common Stock, issued by the company to Alpha Venture Capital, Inc., dated
      December 8, 2000 (see below).

5     Opinion Re: Legality (see below).

10.1  Promissory Note between Electronic Transactions &
      Technologies and Unipay, Inc., dated April 26, 1999
     (incorporated by reference to Exhibit 10.5 of the Form
      10-KSB filed on May 9, 2000).

10.2  Joint Venture Agreement between the company and First
      Entertainment Holding Corp., dated April 29, 1999
     (incorporated by reference to Exhibit 10.6 of the Form
      10-KSB filed on May 9, 2000).

10.3  Letter of Commitment between the company and Rogel
      Technologies, dated May 6, 1999 (incorporated by reference to Exhibit 2 to the Form 8-K filed on November 15, 1999).

10.4 Acquisition Agreement between the company and eBet.com, Inc., dated August 12, 1999 (incorporated by reference to Exhibit 2 to the Form 8-K/A filed on November 15, 1999).

10.5 Consulting Agreement between the company and eMarkit, Incorporated, dated August 16, 1999 (incorporated by reference to Exhibit 10.9 of the Form 10-KSB filed on May 9, 2000).

10.6  Stock Exchange Agreement between the company, La
      Empresa Ranco Plasticos Limitada, Michael Lanes, and
      Jamie Ligator, dated August 31, 1999 (incorporated by reference to Exhibit 2.1 to the Form 8-K filed on November 16, 1999).

10.7  Amendment to Agreement to License Assets dated
      February 18, 1997 between the company, Electronic
      Transactions & Technologies, and James Clinton, dated
      September 1, 1999 (see below).

10.8 Agreement and Plan of Acquisition between the company and PowerClick, Inc., dated September 9, 1999
     (incorporated by reference to Exhibit 10.11 of the Form 10-KSB filed on May 9, 2000).

10.9 Consulting Agreement between the company and International Investor Relations Group, Inc., dated
      September 24, 1999 (incorporated by reference to
      Exhibit 10.12 of the Form 10-KSB filed on May 9, 2000).

10.10 Agreement between the company and Kanakaris
      Communications, dated October 21, 1999 (incorporated by reference to Exhibit 10.13 of the Form 10-KSB filed on May 9, 2000).

10.11 Letter of Commitment between the company and Rogel
      Technologies, dated October 23, 1999 (incorporated by reference to Exhibit 10.14 of the Form 10-KSB filed on May 9, 2000).

10.12 Capital Contribution Agreement between the company and SafeTPay.com, dated November 5, 1999 (incorporated by reference to Exhibit 10.15 of the Form 10-KSB filed on May 9, 2000).

10.13 Agreement between the company and Rogel Technologies, dated November 23, 1999 (incorporated by reference to Exhibit 10.16 of the Form 10-KSB filed on May 9, 2000).

10.14 Contract of Partnership between the company and Top
      Sports, S.A., dated November 20, 1999 (incorporated by reference to Exhibit 10.17 of the Form 10-KSB filed on May 9, 2000).

10.15 Agreement between the company and Alliance Equities, dated November 29, 1999 (incorporated by reference to Exhibit 10.18 of the Form 10-KSB filed on May 9, 2000).

10.16 Secured Promissory Note issued to the company by Electronic Transactions & Technologies and Thomas S.
      Hughes, dated December 1, 1999 (incorporated by reference to Exhibit 10.19 of the Form 10-KSB filed on May 9, 2000).

10.17 Security Agreement between the company, Electronic Transactions & Technologies, and Thomas S. Hughes, dated December 1, 1999 (incorporated by reference to Exhibit 10.20 of the Form 10-KSB filed on May 9, 2000).

10.18 Business Cooperation Agreement between the company and Top Sports, S.A., dated December 9, 1999 (incorporated by reference to Exhibit 10.21 of the Form 10-KSB filed on May 9, 2000).

10.19 Consulting Agreement between the company and Michael
      Leste, dated December 10, 1999 (incorporated by reference to Exhibit 10.22 of the Form 10-KSB filed on May 9, 2000).

10.20 Consulting Agreement between the company and Michael
      Kofoed, dated December 10, 1999 (incorporated by reference to Exhibit 10.23 of the Form 10-KSB filed on May 9, 2000).

10.21 Agreement between the company and Top Sports S.A., dated December 16, 1999 (incorporated by reference to Exhibit 10.24 of the Form 10-KSB filed on May 9,
      2000).

10.22 Agreement between the company and eMarkit, Incorporated, dated December 29, 1999 (incorporated by reference to Exhibit 10.25 of the Form 10-KSB filed on May 9, 2000).

10.23 Shares Sales Contract between the company and Paul
      Egan, dated January 1, 2000 (incorporated by reference to Exhibit 10.26 of the Form SB-2 POS filed on September 12, 2000).

10.24 Fee Agreement between the company and Red Iguana
      Trading Company, Inc., dated January 2, 2000
     (incorporated by reference to Exhibit 10.26 of the Form 10-QSB filed on May 30, 2000).

10.25 Assignment of eSportsbet between the company and PowerClick, Inc., dated January 7, 2000 (incorporated by reference to Exhibit 10.27 of the Form 10-QSB filed on May 30, 2000).

10.26 Letter of Intent of Negotiation and Information
      Exchange between eConnect2Trade.com, Incorporated, and
      Empire Financial Holdings, Incorporated, dated January
      21, 2000 (incorporated by reference to Exhibit 10.28 of the Form 10-QSB filed on May 30, 2000).

10.27 Manufacturing Agreement between the company and Asia
      Pacific Micro, Inc., dated January 21, 2000
     (incorporated by reference to Exhibit 10.29 of the Form 10-QSB filed on May 30, 2000).

10.28 Consulting Services Agreement between the company and Boardwalk Associates, Inc., dated January 26, 2000
     (incorporated by reference to Exhibit 10.30 of the Form 10-QSB filed on May 30, 2000).

10.29 Consulting Services Agreement between the company and Coldwater Capital L.L.C., dated January 26, 2000
     (incorporated by reference to Exhibit 10.31 of the Form 10-QSB filed on May 30, 2000).

10.30 Consultant Agreement between the company and Harvey M.
      Burstein, dated February 2, 2000 (incorporated by reference to Exhibit 10.32 of the Form 10-QSB filed on May 30, 2000).

10.31 Consultant Agreement between the company and Terrie
      Pham, dated February 2, 2000 (incorporated by reference to Exhibit 10.33 of the Form 10-QSB filed on May 30, 2000).

10.32 Software License, Development, and Maintenance
      Agreement (Dominican Republic) between the company and eFunds Corporation, dated February 3, 2000
     (incorporated by reference to Exhibit 10.34 of the Form 10-QSB filed on May 30, 2000).

10.33 Agreement between the company and Burbank Coach Works, dated February 3, 2000 (incorporated by reference to
      Exhibit 10.35 of the Form 10-QSB filed on May 30,   2000).

10.34 Software License, Development, and Maintenance
      Agreement (Ireland) between the company and eFunds
      Corporation, dated February 4, 2000 (incorporated by reference to Exhibit 10.36 of the Form 10-QSB filed on May 30, 2000).

10.35 Acquisition Agreement between the company and PowerClick, Inc., dated February 9, 2000 (incorporated by reference to Exhibit 10.37 of the Form 10-QSB filed on May 30, 2000).

10.36 Loan Agreement between the company and Richard
      Epstein, dated February 15, 2000 (incorporated by reference to Exhibit 10.38 of the Form 10-QSB filed on May 30, 2000).

10.37 PocketPay Joint Venture Agreement between the company and Pilot Island Publishing, Inc., dated March 1, 2000
     (incorporated by reference to Exhibit 10.39 of the Form 10-QSB filed on May 30, 2000).

10.38 Letter of Intent between the company and Real
      Solutions, Ltd., dated March 9, 2000 (incorporated by reference to Exhibit 10.40 of the Form 10-QSB filed on May 30, 2000).

10.39 Consulting Agreement between the company and Ryan
      Kavanaugh, dated March 10, 2000 (incorporated by reference to Exhibit 10.41 of the Form 10-QSB filed on May 30, 2000).

10.40 Amended Employment Agreement between the company and Stephen E. Pazian, dated March 21, 2000 (incorporated by reference to Exhibit 10.42 of the Form 10-QSB filed on May 30, 2000).

10.41 Amended and Restated Employment Agreement between the company and Stanley C. Morris, dated March 22, 2000
     (incorporated by reference to Exhibit 10.43 of the Form 10-QSB filed on May 30, 2000).

10.42 China-Singapore-Hong Kong-Macao Joint Venture
      Agreement between the company, and Raymond Kessler and Li-Wang Kessler, dated March 27, 2000 (incorporated by reference to Exhibit 10.44 of the Form 10-QSB filed on May 30, 2000).

10.43 Amended and Restated Secured Promissory Note issued to the company by Electronic Transactions & Technologies and Thomas S. Hughes, dated March 31, 2000
     (incorporated by reference to Exhibit 10.45 of the Form 10-QSB filed on May 30, 2000).

10.44 Amended and Restated Security Agreement between the company, Electronic Transactions & Technologies, and Thomas S. Hughes, dated March 31, 2000 (incorporated by reference to Exhibit 10.46 of the Form 10-QSB filed on May 30, 2000).

10.45 Master Service Agreement between the company and REAL
      Solutions, Ltd., dated April 13, 2000 (incorporated by reference to Exhibit 10.48 of the Form SB-2 POS filed on September 12, 2000).

10.46 Consulting and Services Agreement between the company and Peters Entertainment.com, Inc., dated April 14,
      2000 (incorporated by reference to Exhibit 10.49 of the Form SB-2 POS filed on September 12, 2000).

10.47 Letter of Intent between the company and National Data
      Funding Corporation, dated May 22, 2000 (incorporated by reference to Exhibit 10.50 of the Form 10-QSB/A filed on October 19, 2000).

10.48 Agreement between the company and Top Sports, S.A., dated June 20, 2000 (incorporated by reference to Exhibit 10.51 of the Form 10-QSB/A filed on October
      19, 2000).

10.49 Asset Purchase Agreement between the company and Broadband Video, Inc., dated October 4, 2000 (see below).

10.50 Agreement for Sale and Plan of Reorganization between the company and National Data Funding Corporation, dated October 29, 2000 (see below).

16.1  Letter on change in certifying accountant
     (incorporated by reference to Exhibit 16 of the Form
      8-K filed on July 23, 1999).

16.2  Letter on change in certifying accountant
     (incorporated by reference to Exhibit 16 of the Form
      8-K filed on March 15, 2000).

21 Subsidiaries of the company (incorporated by reference to Exhibit 21 of the Form SB-2 POS filed on September
      12, 2000).

23.1  Consent of Accountant (see below).

23.2  Consent of Accountants (see below).

23.3  Consent of Counsel (see below).

24    Special Power of Attorney (see signature page).

99.1  Patents: dated August 9, 1994, May 19, 1998, and
      September 15, 1998 (incorporated by reference to
      Exhibit 99.1 of the Form 10-KSB filed on May 9, 2000).

99.2 Trademarks: filed March 31, 1997, February 16, 1999, May 6, 1999, May 24, 1999, June 3, 1999, June 4, 1999,
      August 12, 1999, and September 28, 1999 (incorporated by reference to Exhibit 99.2 of the Form 10-KSB filed on May 9, 2000).

99.3 Trademark filed on March 15, 2000 (incorporated by reference to Exhibit 99.3 of the Form 10-QSB filed on May 30, 2000).

                      CERTIFICATE OF AMENDMENT
                    TO ARTICLES OF INCORPORATION
                                OF
                             eCONNECT

I, Thomas S. Hughes, certify that:

1.The original articles of the Company were filed with the Office of the Secretary of State on March 8, 1999.

2.Pursuant to a unanimous written consent of the Board of Directors of the Company, the Company hereby adopts the following amendment to the Articles of Incorporation of this
Corporation:

"This Corporation is authorized to issue only one class of shares of stock, the total number of which is 300,000,000 shares, each with a par value of $0.001."

3. At the duly called and noticed annual meeting of the shareholders of the Company, held on October 30, 2000, this amendment was approved by the shareholders of the Company in compliance with Nevada Revised Statues 78.390, as follows: A total of 70,450,783 shares of common stock appeared in person or by proxy (this exceeds the quorum requirements as set forth in the Bylaws of the Company); a total of 70,321,492 shares voted in favor of this amendment, 101,908 shares against the amendment, and 27,382 shares abstained.


/s/  Thomas S. Hughes
Thomas S. Hughes, President/Director


Verification

State of California
                      SS
County of Los Angeles

On this 20th day of November, 2000, before me, the undersigned, a Notary Public in and for said State, personally appeared Thomas S. Hughes personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who subscribed his name to the Certificate of Amendment to Articles of Incorporation and acknowledged to me that he executed the same freely and voluntarily and for the use and purposes therein mentioned.


By: /s/

Notary Public in and for saidCounty and State

              ADDENDUM TO EXISTING COMMON STOCK PURCHASE AGREEMENT
                                   DATED
                             SEPTEMBER 28, 1999

Re: Extension of original Structured Equity Funding Line (SEFL) with an additional funding commitment for $5,000,000.00.

Dear Mr. Hughes:

This letter replaces the earlier addendum, dated September 26, 2000.

This letter shall serve as an addendum to the Common Stock
Purchase Agreement entered into between the parties, Alpha
Venture Capital, Inc. ("Alpha") ("the Funds") and eConnect (the
"Company"), dated September 28, 1999.

The Funds confirm that certain investment funds advised exclusively by First Fidelity Capital, Inc. ("FFC") are willing to extend their commitment described in the September 15, 1999 Term Sheet with an additional Funding Commitment of $5,000,000.00, on the same terms and conditions as stipulated in the Term Sheet, dated and executed September 15, 1999, except with the following amendments:

Commitment Term: One (1) year from the date of execution of this addendum (Effective Date), with one automatic six month extension if at least 20% (i.e. $1,000,000.00) of the Commitment is drawn down during the first six (6) months as of the Effective Date.

Commitment Fees; Warrants: On the Effective Date, pursuant to a definitive warrant purchase agreement, the Company shall deliver to the Funds an aggregate of 2,000,000 five year warrants to purchase Common Stock (the Warrant Shares), with an exercise price equal to 80% of the average 5 (Five) day closing bid price of the Common Stock commencing on the Effective Date (the "Warrants"). The Company shall in addition deliver to the Funds up to a maximum of 1,571,428 warrants on a pro rata basis in conjunction with their draw downs, exercisable at the close bid price at the date of each draw down (the "Further Warrant Shares").

The Company represents and warrants that the Company is not at present engaged in discussions, and will not be so engaged, with any persons, except the Funds for the placement of any equity financing for the Company via any offerings and the Company will not be permitted to issue any of its equity securities (or instruments convertible into or exercisable for equity securities) in any offerings except to the Funds, until the latter of a) all of the above commitment has been drawn down, or
b) in a period from today's date until October 23, 2001.

The Company will file with the Commission, no later than November 25, 2000, a Registration Statement on Form SB-2 (the "Registration Statement") to register the resale of the shares of Common Stock purchased by the Funds pursuant to the Commitment and the shares of Common Stock issuable upon exercise of the Warrants. The amount of shares to be registered is agreed to be 25,000,000. The Company will cause the Registration Statement to become effective within ninety (90) days from November 25, 2000. If the Registration Statement is not declared effective within such ninety (90) day period, the Commitment will terminate and the Funds will retain the Warrants and non-refundable fee described below.

The Company hereby agrees to cause the Registration Statement to continue to be effective for a one-year period from the date the post-effective amendment is declared effective by the Securities and Exchange Commission.

The terms of this letter are expressively agreed by the parties to be non-binding, except that, if this letter is signed by both parties.

Sincerely,


Alpha Venture Capital, Inc.
By: /s/  Barry Herman
Barry Herman, President


Acknowledged and Accepted:

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President

                        COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement ("Agreement") by and between eConnect, a Nevada corporation (the "Company"), and Alpha Venture Capital, Inc., a Cook Islands corporation
("Purchaser"), is dated as of December 8, 2000.

                                 Recitals

A. Purchaser desires to purchase, and the Company desires to sell, shares of the Company's common stock, on the terms and conditions as are set forth below.

B. The parties intend that the purchase and sale of the shares as anticipated by this Agreement shall be accomplished without registration under the Securities Act of 1933, as amended (the "Securities Act"), and without registration or qualification under the securities laws of any state or other jurisdiction in reliance on exemptions from the registration requirements of the Securities Act, including without limitation Regulation D under the Securities Act and Section 4(2) of the Securities Act, provided, however, that except as expressly otherwise provided in this Agreement, nothing in this Agreement shall act or be construed as a limitation on Purchaser's right to sell any of the securities to be acquired pursuant to this Agreement pursuant to the Registration Statement (as defined below) or in accordance with applicable laws.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge by their signatures below, the parties agree as follows (capitalized terms shall have the meanings ascribed to such terms in Exhibit A hereto, unless otherwise indicated):

1.  Purchase of Common Stock.

1.1  Shares.

(a) Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to acquire from the Company, at each Closing, a number of shares of Common (the "Shares") at a price equal to eighty-two percent (82%) of the average Market Price for the five (5) Business Days immediately following the Put Notice Date (the "Purchase Price").

(b) The number of Shares to be issued with respect to each Put shall equal the Put Amount divided by the Market Price.

1.2 Registration. The Company shall file with the SEC, within fifteen (15) days of the date hereof, a registration statement on Form SB-2 or other appropriate form (the "Registration Statement") to register the shares of Common Stock purchased by Purchaser pursuant to this Agreement. The Company shall cause the Registration Statement to become effective within ninety (90) days from the date hereof. If the Registration Statement is not declared effective within such ninety (90) day period, the Commitment may terminate at the option of Purchaser and Purchaser shall retain the Initial Warrant.

2.  Closings and Escrow.

2.1 Closing. Each Closing shall occur on the Share Payment Date at the offices of the Escrow Agent or at such other place, time or date as the parties may mutually agree to in writing.
At each Closing, Purchaser shall deliver written instructions to the Escrow Agent to deliver to the Company (against receipt by the Escrow Agent of a certificate or certificates evidencing the Additional Shares), the Escrow Funds in U.S. dollars by wire transfer of immediately available funds to an account designated by the Company. At the Initial Closing,

(a) the Company shall deliver to Purchaser (i) a certificate or certificates evidencing the shares to be delivered at the Initial Closing (the "Initial Shares") and (ii) the Initial
Warrant, duly executed on behalf of the Company; and

(b) Purchaser shall deliver to the Company for the Put Amount the Purchase Price times the number of Initial Shares, in U.S.
dollars by wire transfer of immediately available funds to an account designated by the Company.

2.2  Purchases.

(a) The Purchaser hereby unconditionally and irrevocably agrees to purchase from the Company up to $15,000,000 of Common Stock
(the "Commitment") in one or more tranches on and subject to the terms and conditions provided this Section 2.2.

(b) Commencing on or after the Effective Date, the Company may give a notice (a "Put Notice") to the Purchaser, with a copy to the Escrow Agent. The Put Notice shall specify the dollar amount (the "Put Amount") of the Common Stock to be purchased by the Purchaser (which amount shall be not be less than one hundred fifty thousand dollars ($150,000) and not more than five million dollars ($5,000,000) in any given Put Notice).

(c) Except as specifically provided in this Section 2.3, the purchase and sale of Additional Shares effected on each Additional Closing Date shall be conducted as if it were the transactions referred to in the Transaction Agreements (other than Section 2.3 hereof). By way of illustration, and not in limitation, of the foregoing, each of the Company and the Purchaser shall be deemed to have made all of the representations, warranties and covenants set forth in the Transaction Documents as of the Additional Closing Date.

(d) It shall be a condition to the Company's right to issue a Put Notice that, as of the Put Notice Date and the relevant Additional Closing Date, (A) the Registration Statement or Statements for all Securities purchased prior to the Additional Closing Date contemplated by the current Put Notice shall have been declared effective and shall continue to be effective (the "Registration Statement") and (B) the representations and warranties of the Company contained in Article 4 hereof shall be true and correct in all material respects (and the Company's issuance of the Additional Common Stock shall constitute the Company's making each such representation and warranty as of such date) and there shall have been no material adverse changes (financial or otherwise) in the business or conditions of the Company from the Initial Closing Date through and including the Additional Shares (and the Company's issuance of the Additional Common Stock shall constitute the Company's making such representation and warranty as of such date).

(e)  As of each Put Notice Date and Closing Date, the minimum
Put Amount shall not be less than one hundred fifty thousand dollars ($150,000) and the maximum Put Amount shall not exceed the lesser of two hundred percent (200%) of the average Trading Volume for the twenty (20) consecutive trading days ending the day before the relevant Put Notice and Closing Date, or $5,000,000.

(f) Except to the extent specifically contemplated by the provisions of this Section, each Additional Closing shall be conducted upon the same terms and conditions as those applicable to the closing held on the Initial Closing Date.

(g) The Purchaser's obligations under this Section 2.2 shall terminate at the later of (i) twelve (12) months after the Initial Closing Date, or (ii) the date at which the Company has sold $15,000,000 worth of Common Stock to the Purchaser, provided, however, that the Company shall be entitled to one automatic twelve (12) month extension if at least twenty percent (20%) (i.e. $3,000,000) of the Commitment is drawn down during the first six (6) months from the Effective Date.

2.3 Escrow. Within three (3) Business Days after the Company has delivered a written notice to Purchaser that the SEC has declared the Registration Statement effective.

(a)  the Company shall deliver to the Escrow Agent the Joint
Escrow Instructions and the Initial Put Notice, duly executed on behalf of the Company; and

(b) Purchaser shall deliver to the Escrow Agent, (i) the Joint Escrow Instructions in the form annexed hereto as Exhibit B, duly executed on behalf of Purchaser, and (ii) the Put Amount reflected in the Initial Put Notice, in U.S. dollars by wire transfer of immediately available funds to such account as may be designated by the Escrow Agent.

2.4  Share Escrow.

(a) Simultaneous with the execution of this Agreement, the Company agrees to deliver thirty million (30,000,000) shares of Common Stock to the Escrow Agent to be held in Escrow, pursuant to the terms of the Joint Escrow Instructions annexed hereto as Exhibit B.

(b)  Simultaneous with the effectiveness of the Registration
Statement, the Company shall deliver to the Transfer Agent and the Escrow Agent, the Joint Escrow Instructions in the form annexed hereto as Exhibit B.

(c) The Common Stock shall be maintained with the Escrow Agent until the termination of Purchaser's obligations under this Agreement ("Escrow Period"). At such time, the Escrow Agent, upon written notice from the Company, shall release the unissued share certificates back to the Transfer Agent within five (5) Business Days thereafter.

2.5  Share Issuance.

(a) Not later than two (2) Business Days after the Share Valuation Date, the Purchaser shall deliver a letter to the Escrow Agent, advising the Escrow Agent of the maximum number of shares that may be sold by the Purchaser free of restrictive legend pursuant to the relevant Put Notice (the "Share Valuation Letter"). Purchaser shall make payment of the Put Amount (less any applicable legal or other fees) within three (3) Business Days after delivery of the Share Valuation Letter to the Escrow Agent ("Share Payment Date").

(b) In the event the Company does not deliver the requisite instructions under Section 2.5(a) to the Escrow Agent within two (2) Business Days after the Share Valuation Date, the Purchaser may at its option, elect to treat the Put Notice as null and void.

(c) If the effectiveness of the Registration Statement shall be suspended for any reason, Purchaser shall be under no obligation to accept or honor any Put Notice for a minimum period of fifteen (15) days after the lifting of such suspension of the Registration Statement.

3. Representations and Warranties of Purchaser. To induce the Company's acceptance of this Agreement, Purchaser hereby certifies, represents and warrants to the Company and its agents and attorneys as follows, which representations and warranties are solely for the benefit of the Company and may be waived in whole or in part at any time prior to Closing by the Company:

3.1 Intent. Purchaser will be acquiring the Securities for its own account, and Purchaser has no present intent (whether or not legally binding) to sell any of the Securities to or through any Person; provided, however, that by making the representations herein, Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with U.S. federal and state securities laws applicable to such disposition and any restrictions imposed on such transfer by this Agreement or the instruments and documents executed in connection with this Agreement. Purchaser understands that the Securities must be held indefinitely unless the Securities are subsequently registered under the Securities Act or an exemption from registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

3.2 Sophisticated Investor; Domicile. Purchaser and each of its stockholders is a "sophisticated investor" (as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act) and an "accredited investor" (as defined in Rule 501(a) of Regulation D under the Securities Act), and Purchaser has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Company's Securities. Purchaser was not formed exclusively for the purpose of entering into the transactions contemplated hereby.

3.3 Ability of Purchaser to Bear Risk of Investment. Purchaser acknowledges that the Securities are speculative investments and involve a high degree of risk and Purchaser is able to bear the economic risk of an investment in the Securities, and, at the present time, is able to afford a complete loss of such investment.

3.4 Authority. This Agreement has been duly authorized and validly executed and delivered by Purchaser and (assuming due authorization and valid execution by the Company) is a legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application. The person or persons executing this Agreement and all exhibits to this Agreement and documents or instruments executed in connection with this Agreement on behalf of Purchaser have all requisite authority to do so on behalf of Purchaser.

3.5 Brokers, Finders. Purchaser has taken no action which would give rise to any claim by any Person for brokerage commission, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby. The Company shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section
3.5 that may be due in connection with the transactions contemplated hereby, except as expressly provided in Section 4.14.

3.6 Organization; Authority. Purchaser is an entity organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and to carry out its obligations thereunder. The acquisition of the Securities and the payment of the Purchase Price therefor by Purchaser have been duly authorized by all necessary action on the part of Purchaser.

3.7 Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith (collectively with this Agreement, the "Transaction Documents"), and the consummation of the transactions contemplated by the Transaction Documents, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Purchaser, or the provision of any indenture, instrument or agreement to which Purchaser is a party or is subject, or by which Purchaser or any of its assets is bound, or conflict with or constitute a material default thereunder, or require the approval of any third-party pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Purchaser is subject or to which any of its assets, operations or management may be subject.

3.8 Disclosure; Access to Information. Purchaser has received copies of or has had access to all documents, records, books and other information pertaining to Purchaser's investment in the Company and the Securities that have been requested by Purchaser. Purchaser has been afforded the opportunity to ask questions of and receive answers from the Company and its management concerning all aspects of the Company and of this transaction. Purchaser further acknowledges that it understands that the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Purchaser has reviewed or received copies of any such reports that have been requested by it. Purchaser further acknowledges that it has been provided with copies of the Company's certificate of incorporation, as amended (the "Certificate"), and the Company's by-laws (the "By-Laws").

3.9 Manner of Sale. At no time was Purchaser presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising with respect to the Securities.

3.10 Accuracy of Other Materials. To the extent Purchaser has received from the Company documents or other materials which constitute summaries, projections, forecasts or estimates, Purchaser acknowledges the following with respect to such documents or other materials: Such documents or other materials are intended to illustrate projected financial and other results based upon a set of assumptions (in some cases based on information obtained by the Company from outside sources) the Company views as reasonable and obtainable; all such summaries, projections, forecasts or estimates pertaining to revenue growth, profitability and other similar financial or market data are forward-looking statements; such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected; and no representations or warranties of future performance by or market trends for the Company are intended, and such are expressly disclaimed.

3.11 Accuracy of Representations and Information. All representations made by Purchaser in this Agreement and all documents and instruments related to this Agreement, and all information provided by Purchaser to the Company concerning Purchaser are correct and complete in all material respects as of the date hereof.

4. Representations and Warranties of the Company. Except as otherwise set forth in the schedules hereto, the Company hereby represents and warrants to Purchaser as follows, which representations and warranties are solely for the benefit of Purchaser and may be waived in whole or in part by Purchaser at any time prior to Closing:

4.1 Company Status. The Company has registered the Common Stock pursuant to Section 12(g) of the Exchange Act, is in full compliance with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing of the Common Stock, and such Common Stock is currently listed on the Over the Counter Bulletin Board.

4.2 Current Public Information. The Company has furnished or made available to Purchaser true and correct copies of all registration statements, reports and documents, including proxy statements (other than preliminary proxy statements), filed with SEC by or with respect to the Company since December 31, 1999 and prior to the date of this Agreement, pursuant to the Securities Act or the Exchange Act (collectively, the "SEC Documents"). The SEC Documents are the only filings made by or with respect to the Company since December 31, 1999 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act or pursuant to the Securities Act. The Company has filed all reports, schedules, forms, statements and other documents required to be filed under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since December 31, 1999 and prior to the date of this Agreement.

4.3 No General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

4.4 Valid Issuance of Common Stock. The Company has an authorized capitalization consisting of 300,000,000 shares of Common Stock, and no shares of preferred stock. As of December 7, 2000, the Company has issued and outstanding 215,359,897 shares of Common Stock. The number of shares of Common Stock which are subject to issuance upon the conversion or exercise of presently issued and outstanding warrants and options of the Company are as set forth in Schedule 4.4. Schedule 4.4 sets forth the number of shares of Common Stock which are reserved for issuance under the Company's existing stock option plans. No shares of the Company's preferred stock are issued and outstanding. All of the shares of Common Stock outstanding have been duly and validly authorized and issued and are fully paid and non-assessable. Except as set forth above or as disclosed in Schedule 4.4, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem or issue additional shares of capital stock of the Company or any of the Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of the Subsidiaries, (ii) there are no outstanding debt securities of the Company or any of its Subsidiaries, other than indebtedness to banks and other institutional lenders set forth on Schedule 4.4, and (iii) there are no agreements or arrangements under which the Company or any of the Subsidiaries is obligated to register the sale of any of their securities under the Securities Act. Except as disclosed in Schedule 4.4, there are no securities or instruments containing any anti-dilution, right of first refusal, preemptive rights or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement. Upon issuance of the Securities, such securities will be duly and validly issued, fully paid and non-assessable.

4.5 Organization and Qualification. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Nevada and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any Subsidiaries, except for those listed on Schedule 4.5 attached to this Agreement (the "Subsidiaries"). The Subsidiaries are duly incorporated and existing in good standing under the laws of the jurisdictions of their incorporation. The Company and each of the Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any effect on the business, operations, properties or financial condition of the entity or entities with respect to which such term is used and which is material and adverse to such entity or to other entities controlling or controlled by such entity, and/or any condition or situation which would prohibit or otherwise interfere with the ability of the entity or entities with respect to which said term is used to enter into and perform its or their obligations under the Transaction Documents.

4.6 Authorization: Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Securities in accordance with the terms of the Transaction Documents, (ii) the execution, issuance and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its board of directors or stockholders is required, (iii) the Transaction Documents have been duly executed and delivered by the Company, and (iv) the Transaction Documents (assuming due authorization and valid and legal execution by Purchaser) constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

4.7 Corporate Documents. The Company has furnished or made available to Purchaser true and correct copies of the Certificate and the Bylaws.

4.8 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Securities, do not and will not (i) result in a violation of the Company's Certificate or Bylaws, or (ii) conflict with, or result in a breach of or forfeiture of any rights (or result in an event which with notice or lapse of time or both would become a breach of or forfeiture of any rights) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of the Subsidiaries is a party, or (iii) result in a violation of any federal or state law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Securities in accordance with the terms of this Agreement (other than any SEC, NASD or state securities filings which may be required to be made by the Company subsequent to any Closing hereunder, and any Registration Statement which may be filed in furtherance of this Agreement); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Purchaser herein. Neither the Company nor any of the Subsidiaries is in violation of any material term of or in material default under its Certificate or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree of order or any statute, rule or regulation applicable to the Company or the Subsidiaries, which has not been duly waived as of the date of this Agreement.

4.9 SEC Documents. As of their respective dates, the SEC Documents complied, and all similar documents filed with the SEC prior to each Closing Date will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained, nor will any similar document filed with the SEC prior to each Closing Date contain, any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents, as of the dates thereof, complied, and all similar documents filed with the SEC prior to each Closing Date will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and other applicable rules and regulations with respect thereto. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements as permitted by Form 10-QSB of the SEC) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.10 No Undisclosed Liabilities. Except to the extent described in Schedule 4.10, the Company and the Subsidiaries have no liabilities or obligations of a financial nature (whether accrued, absolute, contingent or otherwise), which are material, individually or in the aggregate, and are not disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or the Subsidiaries' respective businesses consistent with past practice since September 30, 2000, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

4.11 Litigation and Other Proceedings. Except as may be set forth in the SEC Documents or otherwise disclosed in writing to Purchaser, there are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which might have a Material Adverse Effect on the Company or which might materially adversely affect the transactions contemplated by this Agreement. Except as set forth in the SEC Documents, no judgment, order, writ, injunction, decree or award has been issued by or, to the best knowledge of the Company, requested of any court, arbitrator or governmental agency which might result in a Material Adverse Effect or which might materially adversely affect the transactions contemplated by this Agreement.

4.12 Other Documents or Materials. With respect to any document or other materials received by Purchaser from the Company or its representatives other than the Transaction Documents and the SEC Documents, (i) the Company has no reason to believe any of such documents and materials or any projections contained therein, as of the date of such other documents or materials, contained material errors or misstatements or did not adequately describe the status of the development of the Company's technologies or its business as of such date, and (ii) such documents, materials and projections were prepared by the Company and its management in good faith.

4.13 Nature of Company. The Company is not an open ended investment company or a unit investment trust, registered or required to be registered, or a closed end investment company required to be registered, but not registered, under the Investment Company Act of 1940.

4.14 Brokers, Finders. Except for payment of commitment fees to Purchaser equal to eight percent (8%) of the amount specified in each Put Notice, payment of which is the sole responsibility of the Company, the Company has taken no action which would give rise to any claim by any Person for brokerage commission, finder's fees or similar payments by Purchaser relating to this Agreement or the transactions contemplated hereby. Purchaser shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4.14 that may be due in connection with the transactions contemplated hereby.

4.15 Absence of Certain Changes. Since September 30, 2000, no Material Adverse Effect has been suffered by, and no material adverse development has occurred in the business, properties, operations, financial condition or results of operations of the Company or the Subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of the Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

4.16 Intellectual Property Rights. The Company and the Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. None of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or
terminate in the near future.   The Company and the Subsidiaries
do not have any knowledge of any infringement by the Company or the Subsidiaries of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, there is no claim, action or proceeding being made or brought against, or to the best knowledge of the Company, being threatened against, the Company or the Subsidiaries regarding trademark, trade name, patent, patent rights, invention, copyright, license, service name, service mark, service mark registration, trade secret or other infringement; and the Company and the Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.
The Company and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

4.17 Internal Accounting Controls. The Company is not aware in any respect in which its system of internal accounting controls is not sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.18 Tax Status. The Company and the Subsidiaries have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject and have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports, declarations, except those being contested in good faith and have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports, or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

4.19 Certain Transactions. Except as set forth in Schedule 4.19 or in the SEC Documents and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options, none of the officers, directors, or employees of the Company (or any spouse or relative of any such person) is presently a party to any transaction with the Company (other than for services as employees, officers, consultants and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.20 Dilution. The Company's executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that such transactions have a potential dilutive effect. The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company.

4.21 OTC BB Listing. The Company's Common Stock is presently quoted on the Over the Counter Bulletin Board under the symbol "ECNC." The Company is not in receipt of any written notice from any stock exchange, market or trading facility on which the Common Stock is or has been listed (or on which it is or has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such stock exchange, market or trading facility or that the Common Stock will be delisted from such stock exchange, market or trading facility.

4.22 No Integrated Offering. Neither the Company nor any of its affiliates nor any Person acting on its or their behalf has, directly or indirectly, at any time since December 31, 1999, made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale of the Securities as contemplated hereby.

5. Use and Disposition of Proceeds. The Company will use the proceeds from the sale of the Common Stock (excluding amounts paid by the Company for legal fees and finder's fees in connection with the sale to Purchaser) for general corporate purposes, but shall not, directly or indirectly, use such proceeds for investment in any other Affiliate or to repay debt to Affiliates.

6. Company Reliance on Purchaser's Representations. Purchaser understands that the Company is relying on the truth and accuracy of the representations and warranties made herein by Purchaser in offering the Securities for sale and in relying upon applicable exemptions available under the Securities Act and applicable state securities laws.

7. Restricted Shares. Purchaser understands and acknowledges that if the Securities have not been, and will not as of the time issued be, registered under the Securities Act, they will be issued in reliance upon exemptions from the registration requirements of the Securities Act, and thus cannot be resold unless they are included in an effective Registration Statement filed under the Securities Act or unless an exemption from registration is available for such resale. With regard to the restrictions on resales of the Securities, Purchaser is aware
(a) that the Company will issue stop transfer orders to its stock transfer agent in the event of attempts to improperly transfer any Securities; and (b) that a restrictive legend will be placed on certificates representing the Securities, which legend will read substantially as follows:

THESE SECURITIES ARE NOT REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND REGULATIONS PROMULGATED UNDER THE ACT, INCLUDING EXEMPTIONS UNDER SECTIONS 3(b) AND 4(2) OF THE ACT AND THE PROVISIONS OF REGULATION D UNDER SUCH ACT, AND SIMILAR EXEMPTIONS UNDER STATE LAW. ACCORDINGLY, THESE SECURITIES MAY NOT BE RESOLD, TRANSFERRED, PLEDGED, ASSIGNED OR HYPOTHECATED UNLESS SUCH SECURITIES ARE COVERED BY AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT IS AVAILABLE AND THE COMPANY HAS RECEIVED AN OPINION OF SECURITIES COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH EXEMPTION IS AVAILABLE.

The legend set forth above shall be promptly removed without additional cost or delay, and the Company shall issue a certificate without such legend to the holder of any of the Securities upon which such legend is stamped (or to the holder's assignee), if, unless otherwise required by state securities laws, (i) such securities are registered for resale, or have been sold, under an effective registration statement under the Securities Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold. Notwithstanding the removal of the legend set forth above, in the event the Securities are registered for resale on an effective registration statement, the Company reserves the right to affix a legend on certificates representing the Securities that any selling shareholder named in the registration statement must comply with the prospectus delivery requirements of the Securities Act in connection with any resale. The Company shall bear the cost of the removal of any legend as anticipated by this Section 7.

8.  Other Covenants of the Company.

8.1 Furnishing of Information. As long as Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. If at any time prior to the date on which Purchaser may resell all of the Securities without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act (as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent for the benefit of and enforceable by Purchaser) the Company is not required to file reports pursuant to such sections, it will prepare and furnish to Purchaser and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act in the time period that such filings would have been required to have been made under the Exchange Act. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act.

8.2  Certain Agreements.   The Company covenants and agrees that
it will not, without the prior written consent of Purchaser, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock with any third party or issue any shares of Common Stock to any consultant or other third party utilizing a registration statement on Form S-8 until the later of December 4, 2001 or upon the total Put Amounts reaching fifteen million dollars ($15,000,000), other than as agreed to in writing by the parties. The provisions of this Section 8.2 will not apply to (a) the issuance of securities (other than for cash) in connection with a merger, consolidation, sale of assets, disposition or the exchange of the capital stock for assets, stock or other joint venture interests, or (b) upon conversion or exercise of any convertible or derivative securities outstanding on the date hereof, as set forth on Schedule 8.2.

8.3 Warrants. The Company agrees to issue to Purchaser transferable divisible warrants (i) upon execution hereof, to purchase two million (2,000,000) shares of Common Stock at an exercise price equal to the lesser of (a) forty percent (40%) of the Market Price of the Common Stock as of the date hereof (the "Initial Warrant"), or (b) forty percent (40%) of the average five (5) day Market Price as of the Effective Date of the Registration Statement; and (ii) to purchase a maximum of one million (1,000,000) shares of Common Stock ("Additional Warrants") on a pro rata basis in conjunction with each Additional Closing, exercisable at forty percent (40%) of the Market Price, at the date of each Additional Closing.

8.4 Liquidated Damages. If on any Closing Date or any Delivery Date, the Company fails to deliver the Shares to be purchased by Purchaser, and such failure continues for three (3) Business Days, the Company shall pay to Purchaser, in cash, as liquidated damages and not as a penalty, an amount equal to $500 per each $100,000 funded for each day that the Shares purchased by Purchaser are not delivered up to ten (10) days, and $1,000 per each $1,000,000 funded for each day that the Shares purchased by Purchaser are not delivered in excess of ten (10) days until such failure has been cured. Cash payments to be made pursuant to this Section 8.4 shall be due and payable immediately upon demand in immediately available cash funds.

8.5 Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, a sufficient number of shares under the terms of this Agreement and Common Stock for issuance pursuant to the exercise of the Warrants.

8.6 Reimbursement. If (i) Purchaser, other than by reason of its gross negligence or willful misconduct, becomes involved in any capacity in any action, proceeding or investigation brought by any stockholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Purchaser is impleaded in any such action, proceeding or investigation by any Person, or (ii) Purchaser, other than by reason of its gross negligence or willful misconduct or by reason of its trading of the Common Stock in a manner that is illegal under applicable securities laws, becomes involved in any capacity in any action, proceeding or investigation brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Purchaser is impleaded in any such action, proceeding or investigation by any Person, then in any such case, the Company will reimburse Purchaser for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred. In addition, other than with respect to any matter in which Purchaser is a named party, the Company will pay Purchaser the charges, as reasonably determined by Purchaser, for the time of any officers or employees of Purchaser devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters, or otherwise with respect to inquiries, hearing, trials, and other proceedings relating to the subject matter of this Agreement. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of Purchaser who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of Purchaser and any such Affiliates, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Purchaser and any such Affiliates and any such Person. The Company also agrees that neither any Purchaser nor any such Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of the consummation of the Transaction Documents except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of Purchaser or any inaccuracy in any representation or warranty of Purchaser contained in herein or any breach by Purchaser of any of the provisions hereof.

9.  Transfer Agent Instructions.

9.1  Irrevocable Instructions.  Subject to the provisions of
Section 2.5, the Company will irrevocably instruct the Transfer Agent to issue securities from time to time in such amounts as shall be required hereunder and as specified from time to time by the Company to the Transfer Agent, bearing the restrictive legend specified in Section 7 of this Agreement prior to registration of the Securities under the Securities Act, registered in the name of Purchaser and in such denominations to be specified by Purchaser in connection with each Closing hereunder. The Company warrants that no instruction other than such instructions referred to in this Section 9 and stop transfer instructions to give effect to Section 7 hereof prior to registration and sale of the Securities under the Securities Act will be given by the Company to the Transfer Agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and applicable law. Nothing in this Section 9 shall affect in any way Purchaser's obligations and agreement to comply with all applicable securities laws upon resale of the Securities.

9.2 Transmission of Certificates. Subject to Section 7, the Company will transmit the certificates representing any unlegended securities to be issued to Purchaser via express courier, by electronic transfer or otherwise, within three (3) Business Days after receipt by the Transfer Agent of the certificate representing the legended Common Stock or the date unlegended Common Stock is required to be issued pursuant to
Section 7, as applicable (the "Delivery Date").

9.3 Electronic Transfer. In lieu of delivering physical certificates representing the unlegended securities issuable after the Effective Date as provided in Section 7, provided the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of Purchaser and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and Purchaser thereof is not obligated to return such certificates for the placement of a legend thereon, the Company shall use its reasonable best efforts to cause the Transfer Agent to electronically transmit the Common Stock issuable on the Closing Date or upon exercise of the Warrants by crediting the account of Purchaser's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

9.4 Bankruptcy. Purchaser shall be entitled to exercise its right under Section 2.3 notwithstanding the commencement of any case under 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"). The Company agrees, without cost or expense to the holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. Section 362.

10.  Closing Conditions

10.1  Conditions to the Company's Obligation to Sell. The
Purchaser understands that the Company's obligation to sell the Initial Shares and the Additional Shares on the Initial Closing
Date and each Additional Closing Date, respectively, pursuant to this Agreement is conditioned upon:

(a) the accuracy on each such date of the representations and warranties of Purchaser contained in this Agreement as if made thereon, and the performance by Purchaser on or before such date of all covenants and agreements of Purchaser required to be performed on or before such date;

(b) there not being in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained, nor there being any pending or threatened proceeding or investigation which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

10.2. Conditions to Purchaser's Obligation To Purchase. The Company understands that Purchaser's obligation to purchase the Initial Shares and the Additional Shares on the Initial Closing Date and each Additional Closing Date, respectively, pursuant to this Agreement is conditioned upon:

(a) the accuracy in all material respects on each such date of the representations and warranties of the Company contained in this Agreement as if made on such date and the performance by the Company on or before each such date of all covenants and agreements of the Company required to be performed on or before such date;

(b) on or before each such date, Purchaser having received an opinion of counsel for the Company, dated on each such date, in the form of Exhibit D hereto;

(c) there not being in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained, nor there being any pending or threatened proceeding or investigation which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement;

(d)  from and after the date hereof to and including the Initial
Closing Date and the Additional Closing Date, the trading of the Common Stock shall not have been suspended by the SEC or the NASD;

(e) the Registration Statement relating to the Common Stock and related Warrants shall have been declared effective by the SEC and shall continue to be effective;

(f) the Company's Common Stock continues to be traded on the Over the Counter Bulletin Board;

(g) the Company's compliance with all blue sky laws to enable the Shares to be issued and resold through a broker in the State of California;

(h) the number of Shares to be purchased on the Closing Date shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Purchaser beneficially, would result in the Purchaser owning more than 4.99% of all of such Common Stock as would be outstanding on such Closing Date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 10.2(h), in the event that the amount of Common Stock outstanding as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Closing Date than on the date upon which the Put Notice associated with such Closing Date is given, the amount of Common Stock outstanding on such Closing Date shall govern for purposes of determining whether the Purchaser, when aggregating all purchases of Common Stock made pursuant to this Agreement would own more than 4.99% of the Common Stock following such Closing Date.; and

(i) no disputes arise as a result of periodic due diligence investigations conducted by the Purchaser.

11.  General Provisions.

11.1 Assignment. Neither this Agreement nor any rights of Purchaser hereunder may be assigned by either party to any other person without the prior written consent of the Company.

11.2 Attorneys' Fees. In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

11.3 Choice of Law; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

11.4 Costs and Expenses. The parties shall be responsible for and shall pay their own costs and expenses, including without limitation attorneys' fees and accountants' fees and expenses, in connection with the conduct of the due diligence inquiry, negotiation, execution and delivery of this Agreement and the instruments, documents and agreements executed in connection with this Agreement, except that the Company shall pay an amount of $10,000 to legal counsel of Purchaser to cover legal fees and due diligence expenses upon execution hereof, and a legal fee of $2,500 in connection with each Additional Closing hereunder. In addition, the Company shall pay all reasonable fees and expenses incurred by Purchaser in connection with any amendments, modifications or waivers of this Agreement, including, without limitation, all reasonable attorneys fees and expenses. The Company shall pay all stamp or other similar taxes and duties levied in connection with the issuance of the Shares pursuant hereto.

11.5 Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

11.6 Entire Agreement: Amendment. This Agreement, together with the exhibits to this Agreement and the other instruments and documents delivered in connection with this Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement or therein. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

11.7 Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

11.8 Notices. All notices or other communications provided for under this Agreement shall be in writing, and mailed, telecopied or delivered by hand delivery or by overnight courier service, as follows:

If to the Company:

eConnect
2500 Via Cabrillo Marina, Suite 112
San Pedro, California 90731
Attention:  Thomas Hughes
Fax No.: (310) 514-9442

With a copy to:

Brian F. Faulkner, Esq.
3900 Birch Street, Suite 113
Newport Beach, California 92660
Fax No.: (949) 975-0596

If to Purchaser:

Alpha Venture Capital, Inc.
P.O. Box 11
Avarua Rarotonga
Cook Islands
Attention: Mr. Barry Herman, Director
Fax No.:  (242) 356-0037

All notices and communications shall be effective as follows:
When mailed, upon three (3) business days after deposit in the mail (postage prepaid); when telecopied, upon confirmed transmission of the telecopied notice; when hand delivered, upon delivery; and when sent by overnight courier, the next business day after deposit of the notice with the overnight courier.

11.9 Publicity. Purchaser acknowledges that this Agreement and all or part of the Transaction Documents may be deemed to be "material contracts" as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. Purchaser further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel. Purchaser consents to the Company's public disclosure of this Agreement in accordance with the Securities Act and the Exchange Act.

11.10 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

11.11  Survival Of Representations And Warranties. The
Company's representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Securities, and shall inure to the benefit of Purchaser and its successors and permitted assigns.

11.12 Schedules and Exhibits. The schedules and exhibits attached to this Agreement are a part hereof, as if fully set forth herein.

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be executed and delivered as of the date first above written.

COMPANY:

eConnect


By : Thomas S. Hughes
Thomas S. Hughes, President


PURCHASER:

Alpha Venture Capital, Inc.


By: /s/  Barry Herman
Barry Herman, Director

                                 EXHIBIT A
                                DEFINITIONS

"Additional Closing" means the closing of the purchase and sale of Common Stock pursuant to each additional Put Notice issued after the Initial Put Notice.

"Additional Closing Date" means the date on which each Additional Closing takes place.

"Additional Shares" means the shares of Common Stock to be delivered at each Additional Closing.

"Additional Warrants" means a warrant in the form of Exhibit E hereto to purchase a number of shares of Common Stock specified in Section 8.3 hereof.

"Affiliate" has the meaning set forth in the Exchange Act and the rules and regulations thereunder.

"Business Day" means a day on which the Nasdaq stock market is open for regular trading.

"Closing" means either the Initial Closing or any Additional
Closing.

"Closing Date" means either the Initial Closing Date or the Additional Closing Date.

"Commitment " is defined in Section 2.2(a).

"Common Stock" means common stock, $0.001 par value per share, of the Company.

"Effective Date" means the effective date of the Registration
Statement.

"Escrow Agent" means Dundee Securities Corporation.

"Escrow Funds" means the funds held by the Escrow Agent under the Joint Escrow Instructions together with all interest and income earned thereon.

"Escrow Period" is defined in Section 2.4(c).

"Exchange Act" is defined in Section 3.8.

"Initial Closing" means the closing of the purchase and sale of Common Stock pursuant to the Initial Put Notice.

"Initial Closing Date" means the date on which the Initial
Closing takes place.

"Initial Put Notice" means the first Put Notice delivered to Purchaser pursuant to the terms of this Agreement.

"Initial Shares" is defined in Section 2.1.

"Initial Warrant" means a warrant in the form of Exhibit E hereto to purchase the number of shares of Common Stock specified in Section 8.3 hereof.

"Joint Escrow Instructions" means the joint escrow instructions in the form of Exhibit B hereto.

"Market Price" means the closing bid price of the Common Stock as reported, at the option of Purchaser, by Bloomberg, LP or the National Association of Securities Dealers.

"Material Adverse Effect" is defined in Section 4.5.

"Person" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a governmental entity or agency.

"Purchase Price" is defined in Section 1.1

"Put Amount" is defined in Section 2.2(b).

"Put Notice" shall mean the notice delivered by the Company to the Purchaser by in compliance with the notice provisions of
Section 2.2 hereof.

"Put Notice Date" is the date the Put Notice is delivered to the Purchaser by the Company.

"Registration Statement" is defined in Section 2.2(d).

"Restrictive Period" is defined in Section 8.2.

"SEC" means the U.S. Securities and Exchange Commission.

"SEC Documents" is defined in Section 4.2.

"Securities" means the Initial Shares, the Additional Shares, the Initial Warrant, the Additional Warrants and the shares issuable under the Warrants.

"Securities Act" is defined in Recital B.

"Share Valuation Date" shall mean the fifth (5th) business day after delivery of the Put Notice.

"Share Payment Date" is defined in Section 2.5.

"Shares" is defined in Section 1.1(a)

"Subsidiaries" is defined in Section 4.5

"Trading Volume" shall mean the dollar amount of the average daily trading volume of the Common Stock, calculated based upon the average closing bid price and average daily trading volume over the twenty (20) trading days preceding the Put Notice Date, as reported by Bloomberg, LP.

"Transaction Documents" is defined in Section 3.7.

"Transfer Agent" shall mean Corporate Stock Transfer, Inc., the transfer agent for the Company's Common Stock.

"Warrants" means the Initial Warrant and any Additional
Warrants.

                              EXHIBIT B
                               FORM OF
                      JOINT ESCROW INSTRUCTIONS

December __, 2000


Dundee Securities Corporation
Suite 3424 Four Bentall Centre
1055 Dunsmuir Street
P.O. Box 49207
Vancouver, BC V7X1K8
Attention: Chris Dabbs

RE:  Alpha Venture Capital, Inc.

Dear Mr. Dabbs:

As escrow agent for both eConnect, Inc., a Nevada corporation (the "Company"), and Alpha Venture Capital, Inc., a Cook Islands corporation (the "Purchaser") of Securities of the Company, who is named in the Common Stock Purchase Agreement (the "Agreement") between the Company and the Purchaser to which a copy of these Joint Escrow Instructions is attached as Exhibit B, you (hereafter, the "Escrow Agent") are hereby authorized and directed to hold the shares of Common Stock of the Company, along with immediately available funds for the purchase of the Securities (the "Escrow Funds") delivered to the Escrow Agent pursuant to the terms of the Agreement in accordance with the following instructions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided in the Agreement.

1. Upon its acceptance of the Agreement, the Company shall deliver or cause to be delivered to the Escrow Agent, common stock share certificates ("Share Certificates") of thirty million (30,000,000) unlegended shares in ten (10) certificates of three million (3,000,000) each.

2. The Share Certificates delivered to the Escrow Agent pursuant hereto shall be deposited for safekeeping with the Escrow Agent (the "Escrow Account"). During the Escrow Period (hereinafter defined), none of the Share Certificates deposited in the Escrow Account shall become the property of Purchaser or any other entity or be subject to the debts of Purchaser or any other entity except as expressly provided herein, and the Escrow Agent shall neither make nor permit any disbursements or deliveries from the Escrow Account except as expressly provided herein.

3. The Escrow Period shall begin on the effective date of the Agreement and, except as provided in Section 4 below, shall continue until terminated under Section 2.4(c) of the Agreement. Notwithstanding the foregoing, if there remain Share Certificates in the Escrow Account, all such Share Certificates then remaining in the Escrow Account shall forthwith be forwarded to Corporate Stock Transfer, Inc., the transfer agent for the Company (the "Transfer Agent"), within five (5) business days thereafter upon written request given to Escrow Agent by the Company.

4. Not later than two (2) business days after the Share Valuation Date, the Purchaser shall deliver a letter to the Escrow Agent advising the Escrow Agent of the maximum number of shares that may be sold by the Purchaser free of restrictive legend pursuant to a Put Notice. Purchaser shall make payment of the Put Amount (less any applicable legal or other fees) within three (3) business days after delivery of such share letter to the Escrow Agent ("Share Payment Date").

5. The Escrow Agent shall promptly, upon receipt of such notice, deliver one or more Share Certificates to the Transfer Agent for removal of legend pursuant to the Irrevocable Instructions annexed hereto, and upon receipt of such Share Certificates, shall cause same to be delivered to or for the benefit of the Purchaser pursuant to written instructions of the Purchaser.

6. The Company shall deliver to the Escrow Agent appropriate written notice of any extension or amendment to the Agreement.

7. The Escrow Agent's duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company, the Purchaser and the Escrow Agent.

8. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as Escrow Agent while acting in good faith, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent's attorneys-at-law shall be conclusive evidence of such good faith.

9. The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

10. The Escrow Agent shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

11. The Escrow Agent shall be entitled, at its own expense, to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent's duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12. The Escrow Agent's responsibilities as Escrow Agent hereunder shall terminate if the Escrow Agent shall resign by written notice to the Company and the Purchaser. In the event of any such resignation, the Purchaser and the Company shall appoint a successor Escrow Agent.

13. If the Escrow Agent reasonably requires other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent's sole discretion (a) to retain in the Escrow Agent's possession without liability to anyone all or any part of said documents or Escrow Funds until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings, or (b) to deliver the Escrow Funds and any other property and documents held by the Escrow Agent hereunder to a state or federal court having competent subject matter jurisdiction and located in the State and City of New York in accordance with the applicable procedure therefor.

15. The Company and the Purchaser agree jointly and severally to indemnify and hold harmless the Escrow Agent from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Escrow Agent.

16. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or three business days after deposit in the United States Postal Service, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto.

If to Company:

eConnect
2500 Via Cabrillo Marina, Suite 112
San Pedro, California 90731
Attention:  Thomas Hughes
Fax No.: (310) 514-9442

With a copy to:

Brian F. Faulkner, Esq.
3900 Birch Street
Suite 113
Newport Beach, California 92660
Fax No.: (949) 975-0596

If to Purchaser:

Alpha Venture Capital, Inc.
P.O. Box 11
Avarua Rarotonga
Cook Islands
Attention: Mr. Barry Herman, Director
Fax No.: (242) 356-0037

With a copy to:

Parker Chapin LLP
The Chrysler Building
405 Lexington Avenue
New York, NY  10174
Attention:  Christopher S. Auguste, Esq.
Fax No.: (212) 704-6288

If to Escrow Agent:

Dundee Securities Corporation
Suite 3424 Four Bentall Centre
1055 Dunsmuir Street
P.O. Box 49207
Vancouver, BC V7X 1K8
Attention: Chris Dabbs
Fax No.: (604) 642-0388

16. By signing these Joint Escrow Instructions, the Escrow Agent becomes a party hereto only for the purpose of these Joint Escrow Instructions. The Escrow Agent does not become a party to the Agreement. The Company and the Purchaser have become parties hereto by their execution and delivery of the Agreement, as provided therein.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns and shall be governed by the laws of the State of New York without giving effect to principles governing the conflicts of laws. A facsimile transmission of these instructions signed by the Escrow Agent shall be legal and binding on all parties hereto.

18. The rights and obligations of any party hereto are not assignable without the written consent of the other parties hereto.

IN WITNESS WHEROF, the parties hereto have caused these Joint Escrow Instructions to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

eConnect


By:______________________________
Thomas S. Hughes, President


Alpha Venture Capital, Inc.


By: _____________________________
Name:
___________________________
Title:
____________________________


Dundee Securities Corporation


By: _____________________________
Name:
___________________________
Title:
____________________________

                    WARRANT TO PURCHASE UP TO 2,000,000
                          SHARES OF COMMON STOCK

Exercisable Commencing December 8, 2000;
Void after December 8, 2005

THIS CERTIFIES that, for value received, Alpha Venture
Capital, Inc., a Cook Islands corporation or its registered assigns (the "Warrantholder"), is entitled, subject to the terms and conditions set forth in this Warrant, to purchase from eConnect, a Nevada corporation ("Company"), up to two million (2,000,000) fully paid, duly authorized and nonassessable shares of common stock ("Shares"), $0.001 par value per share, of the Company ("Common Stock"), at any time commencing after December 8, 2000 and continuing up to 5:00 p.m. Pacific Daylight Time on December 8, 2005 (the "Exercise Period") at an exercise price equal to the lesser of (a) forty percent (40%) of the closing bid price of the Common Stock on December 8, 2000, or (b) forty percent (40%) of the average five (5) day closing bid price as of the Effective Date of the Registration Statement, as defined in the accompanying Common Stock Purchase Agreement, as reported by Bloomberg, LP, subject to adjustment pursuant to Section 8 hereof.

This Warrant is subject to the following provisions, terms and conditions:

Section 1.  Transferability.

1.1 Registration. The Warrants shall be issued only in registered form.

1.2 Transfer. This Warrant shall be transferable only on the books of the Company maintained at its principal executive offices upon surrender thereof for registration of transfer duly endorsed by the Warrantholder or by its duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Company shall execute and deliver a new Warrant or Warrants in appropriate denominations to the person or persons entitled thereto.

1.3 Common Stock to be Issued. Upon the exercise of any Warrants and upon receipt by the Company of a facsimile or original of Warrantholder's signed Election to Exercise Warrant (See Exhibit A), Company shall instruct its transfer agent to issue stock certificates, subject to the restrictive legend set forth below, in the name of Warrantholder (or its nominee) and in such denominations to be specified by Warrantholder representing the number of shares of Common Stock issuable upon such exercise, as applicable. Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely transferable on the books and records of the Company. It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the certificates of Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificates of Common Stock is to be registered shall be treated as a shareholder of record on and after the exercise date. Upon surrender of any Warrant that is to be converted in part, the Company shall issue to the Warrantholder a new Warrant equal to the unconverted amount, if so requested by Purchaser:

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO REGISTRATION UNDER OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT.

Section 2.  Exchange of Warrant Certificate.  Any
Warrant certificate may be exchanged for another certificate or certificates of like tenor entitling the Warrantholder to purchase a like aggregate number of Shares as the certificate or certificates surrendered then entitle such Warrantholder to purchase. Any Warrantholder desiring to exchange a warrant certificate shall make such request in writing delivered to the Company, and shall surrender, properly endorsed, the certificate evidencing the Warrant to be so exchanged. Thereupon, the Company shall execute and deliver to the person entitled thereto a new Warrant certificate as so requested.

Section 3.  Terms of Warrants: Exercise of Warrants.

(a) Subject to the terms of this Warrant, the Warrantholder shall have the right, at any time after December 8, 2000, but before 5:00 p.m. Pacific Daylight Time on December 8, 2005 ("Expiration Time"), to purchase from the Company up to the number of Shares which the Warrantholder may at the time be entitled to purchase pursuant to the terms of this Warrant, upon surrender to the Company at its principal executive office, of the certificate evidencing this Warrant to be exercised, together with the attached Election to Exercise Warrant form duly filled in and signed, and upon payment to the Company of the Warrant Price (as defined in and determined in accordance with the provisions of Section 7 and 8 hereof) or as provided in
Section 3(a)(i) hereof, for the number of Shares with respect to which such Warrant is then exercised. Payment of the aggregate Warrant Price shall be made in cash, wire transfer or by cashier's check or any combination thereof.

(b) Subject to the terms of this Warrant, upon such surrender of this Warrant and payment of such Warrant Price as aforesaid, the Company shall promptly issue and cause to be delivered to the Warrantholder or to such person or persons as the Warrantholder may designate in writing, a certificate or certificates (in such name or names as the Warrantholder may designate in writing) for the number of duly authorized, fully paid and non-assessable whole Shares to be purchased upon the exercise of this Warrant, and shall deliver to the Warrantholder Common Stock or cash, to the extent provided in Section 9 hereof, with respect to any fractional Shares otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of such Shares as of the close of business on the date of the surrender of this Warrant and payment of the Warrant Price, notwithstanding that the certificates representing such Shares shall not actually have been delivered or that the Share and Warrant transfer books of the Company shall then be closed.
This Warrant shall be exercisable, at the sole election of the Warrantholder, either in full or from time to time in part and, in the event that any certificate evidencing this Warrant (or any portion thereof) is exercised prior to the Expiration Time with respect to less than all of the Shares specified therein at any time prior to the Expiration Time, a new certificate of like tenor evidencing the remaining portion of this Warrant shall be issued by the Company, if so requested by the Warrantholder.

(c) Upon the Company's receipt of a facsimile or original of Warrantholder's signed Election to Exercise Warrant, the Company shall instruct its transfer agent to issue one or more stock certificates representing that number of shares of Common Stock which the Warrantholder is entitled to purchase in accordance with the terms and conditions of this Warrant and the Election to Exercise Warrant attached hereto. The Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Warrant.

(d) Such exercise shall be effectuated by surrendering to the Company, or its attorney, the Warrants to be converted together with a facsimile or original of the signed Election to Exercise Warrant which evidences Warrantholder's intention to exercise those Warrants indicated. The date on which the Election to Exercise Warrant is effective ("Exercise Date") shall be deemed to be the date on which the Warrantholder has delivered to the Company a facsimile or original of the signed Election to Exercise Warrant, as long as the original Warrants to be exercised are received by the Company or its designated attorney within five (5) business days thereafter. As long as the Warrants to be exercised are received by the Company within five (5) business days after it receives a facsimile or original of the signed Election to Exercise Warrant, the Company shall deliver to the Warrantholder, or per the Warrantholder's instructions, the shares of Common Stock within three (3) business days of receipt of the Warrants to be converted.

(e) Nothing contained in this Warrant shall be deemed to establish or require the payment of interest to the Warrantholder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Warrantholder to the Company.

(f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the certificate of Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the exercise date. Upon surrender of any Warrants that are to be converted in part, the Company shall issue to the Warrantholder new Warrants equal to the unconverted amount, if so requested by Warrantholder.

(g) The Company shall at all times reserve and have available all Common Stock necessary to meet exercise of the Warrants by all Warrantholders of the entire amount of Warrants then outstanding. If, at any time Warrantholder submits an Election to Exercise Warrant and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a exercise of the Warrants (a "Exercise Default", the date of such default being referred to herein as the "Exercise Default Date"), the Company shall issue to the Warrantholder all of the shares of Common Stock which are available, and the Election to Exercise Warrant as to any Warrants requested to be converted but not converted (the "Unconverted Warrants"), upon Warrantholder's sole option, may be deemed null and void. The Company shall provide notice of such Exercise Default ("Notice of Exercise Default") to all existing Warrantholders of outstanding Warrants, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two day courier), and the Warrantholder shall give notice to the Company by facsimile within five (5) business days of receipt of the original Notice of Exercise Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Election to Exercise Warrant.

(h) The Company shall furnish to Warrantholder such number of prospectuses and other documents incidental to the registration of the shares of Common Stock underlying the Warrants, including any amendment of or supplements thereto. Warrantholder shall acknowledge in writing the receipt, the careful reading, and the understanding thereof, prior to any exercise under this Section 3.

(i) Each person in whose name any certificate for shares of Common Stock shall be issued shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on the date on which the Warrant was surrendered and payment of the purchase price and any applicable taxes was made, irrespective of date of issue or delivery of such certificate, except that if the date of such surrender and payment is a date when the Shares transfer books of the Company are closed, such person shall be deemed to have become the holder of such Shares on the next succeeding date on which such Share transfer books are open. The Company shall not close such Share transfer books at any one time for a period longer than seven (7) days.

(j) This Warrant is exercisable in whole or in part at the Exercise Price per share of Common Stock (as defined hereafter) payable hereunder, payable in cash or by certified or official bank check, or by "cashless exercise", by means of tendering this Warrant Certificate to the Company to receive a number of shares of Common Stock equal to the difference between the Market Value (as defined hereafter) of the shares of Common Stock issuable upon exercise of this Warrant and the total cash exercise price thereof. Upon surrender of this Warrant Certificate with the annexed Notice of Exercise duly executed, together with payment of the Exercise Price for the shares of Common Stock purchased, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. For the purposes of this subsection, "Market Value" shall be an amount equal to the average closing bid price of a share of Common Stock for the ten (10) days preceding the Company's receipt of the Notice of Exercise Form duly executed multiplied by the number of shares of Common Stock to be issued upon surrender of this Warrant Certificate.

Section 4. Payment of Taxes. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Shares; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of this Warrant or the Shares or (ii) as a result of the issuance of the Shares to any person other than the Warrantholder, and the Company shall not be required to issue or deliver any certificate for any Shares unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

Section 5.  Mutilated or Missing Warrant.   In case the
certificate or certificates evidencing this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the Warrantholder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and substitution for the certificate or certificates lost, stolen or destroyed, a new Warrant certificate or certificates of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant and of a bond of indemnity, if requested, also satisfactory to the Company in form and amount, and issued at the applicant's cost. Applicants for such substitute Warrant certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

Section 6. Reservation of Shares. The issuance, sale and delivery of the Warrants have been duly authorized by all required corporate action on the part of the Company and when issued, sold and delivered in accordance with the terms hereof and thereof for the consideration expressed herein and therein, will be duly and validly issued, fully paid, and non-assessable and enforceable in accordance with their terms, subject to the laws of bankruptcy and creditors' rights generally. The Company shall pay all taxes in respect of the issue thereof. As a condition precedent to the taking of any action that would result in the effective purchase price per share of Common Stock upon the exercise of this Warrant being less than the par value per share (if such shares of Common Stock then have a par value), the Company will take such corporate action as may, in the opinion of its counsel, be necessary in order that the Company may comply with all its obligations under this Agreement with regard to the exercise of this Warrant.

Section 7. Warrant Price. During the Exercise Period, the price per Share ("Warrant Price") at which Shares shall be purchasable upon the exercise of this Warrant shall be forty percent (40%) of the closing bid price of the Common Stock on the Effective Date, as defined in the accompanying Common Stock Purchase Agreement, as reported by Bloomberg, LP, subject to adjustment pursuant to Section 8 hereof.

Section 8.  Adjustment of Warrant Price and Number of
Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time after the date hereof upon the happening of certain events, as follows:

8.1 Adjustments. The number of Shares purchasable upon the exercise of this Warrant shall be subject to adjustments as follows:

(a) In case the Company shall (i) pay a dividend on Common Stock in Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock, (ii) declare a dividend payable in cash on its Common Stock and at substantially the same time offer its shareholders a right to purchase new Common Stock (or securities convertible into, exchangeable for or other entitling a holder thereof to receive Common Stock) from the proceeds of such dividend (all Common Stock so issued shall be deemed to have been issued as a stock dividend), (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iv) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or
(v) issue by reclassification of its Common Stock any shares of Common Stock of the Company, the number of shares of Common Stock issuable upon exercise of the Warrants immediately prior thereto shall be adjusted so that the holders of the Warrants shall be entitled to receive after the happening of any of the events described above that number and kind of shares as the holders would have received had such Warrants been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subdivision shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the effective date in the case of a stock split, subdivision, combination or reclassification.

(b) In case the Company shall distribute, without receiving consideration therefor, to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends other than as described in Section (8)(a)(ii)), then in such case, the number of shares of Common Stock thereafter issuable upon exercise of the Warrants shall be determined by multiplying the number of shares of Common Stock theretofore issuable upon exercise of the Warrants, by a fraction, of which the numerator shall be the closing bid price per share of Common Stock on the record date for such distribution, and of which the denominator shall be the closing bid price of the Common Stock less the then fair value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed per share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

(c) Any adjustment in the number of shares of Common Stock issuable hereunder otherwise required to be made by this Section 8 will not have to be adjusted if such adjustment would not require an increase or decrease in one percent (1%) or more in the number of shares of Common Stock issuable upon exercise of the Warrant. No adjustment in the number of Shares purchasable upon exercise of this Warrant will be made for the issuance of shares of capital stock to directors, employees or independent Warrantors pursuant to the Company's or any of its subsidiaries' stock option, stock ownership or other benefit plans or arrangements or trusts related thereto or for issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under such plan.

(d) Whenever the number of shares of Common Stock issuable upon the exercise of the Warrants is adjusted, as herein provided the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Common Stock issuable upon the exercise of each share of the Warrants immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock issuable immediately thereafter.

(e) The Company from time to time by action of its Board of Directors may decrease the Warrant Price by any amount for any period of time if the period is at least twenty (20) days, the decrease is irrevocable during the period and the Board of Directors of the Company in its sole discretion shall have made a determination that such decrease would be in the best interest of the Company, which determination shall be conclusive. Whenever the Warrant Price is decreased pursuant to the preceding sentence, the Company shall mail to holders of record of the Warrants a notice of the decrease at least fifteen (15) days prior to the date the decreased Warrant Price takes effect, and such notice shall state the decreased Warrant Price and the period it will be in effect.

8.2 Mergers, Etc. In the case of any (i) consolidation or merger of the Company into any entity (other than a consolidation or merger that does not result in any reclassification, exercise, exchange or cancellation of outstanding shares of Common Stock of the Company), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company as an entirety or substantially as an entirety, or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value, or from par value to no par value), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each holder of Warrants then outstanding shall have the right thereafter to exercise such Warrant only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, capital reorganization or reclassification by a holder of the number of shares of Common Stock of the Company into which such Warrants would have been converted immediately prior to such consolidation, merger, sale, transfer, capital reorganization or reclassification, assuming such holder of Common Stock of the Company (A) is not an entity with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("constituent entity"), or an affiliate of a constituent entity, and (B) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Company held immediately prior to such consolidation, merger, sale or transfer by other than a constituent entity or an affiliate thereof and in respect of which such rights or election shall not have been exercised ("non-electing share"), then for the purpose of this Section 8.2 the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provision set forth herein with respect to the rights and interests thereafter of the holder of Warrants, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of the Warrants. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, capital reorganizations and reclassifications. The Company shall not effect any such consolidation, merger, sale or transfer unless prior to or simultaneously with the consummation thereof the successor company or entity (if other than the Company) resulting from such consolidation, merger, sale or transfer assumes, by written instrument, the obligation to deliver to the holder of Warrants such shares of stock, securities or assets as, in accordance with the foregoing provision, such holder may be entitled to receive under this Section 8.2.

8.3 Statement of Warrants. Irrespective of any adjustments in the Warrant Price of the number or kind of shares purchasable upon the exercise of this Warrant, this Warrant certificate or certificates hereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant.

Section 9.  Fractional Shares.  Any fractional shares of
Common Stock issuable upon exercise of the Warrants shall be rounded to the nearest whole share or, at the election of the Company, the Company shall pay the holder thereof an amount in cash equal to the closing bid price thereof. Whether or not fractional shares are issuable upon exercise shall be determined on the basis of the total number of Warrants the holder is at the time exercising and the number of shares of Common Stock issuable upon such exercise.

Section 10. No Rights as Stockholders: Notices to Warrantholders. Nothing contained in this Warrant shall be construed as conferring upon the Warrantholder or its transferees any rights as a stockholder of the Company, including the right to vote, receive dividends, consent or receive notices as a stockholder with respect to any meeting of stockholders for the election of directors of the Company or any other matter. If, however, at any time prior to the Expiration Time and prior to the exercise of this Warrant, any of the following events shall occur:

(a) any action which would require an adjustment pursuant to Section 8.1; or

(b) a dissolution, liquidation or winding up of the Company or any consolidation, merger or sale of its property, assets and business as an entirety; then in any one or more of said events, the Company shall give notice in writing of such event to the Warrantholder at least ten (10) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to any relevant dividend, distribution, subscription rights, or other rights or for the effective date of any dissolution, liquidation of winding up or any merger, consolidation, or sale of substantially all assets, but failure to mail or receive such notice or any defect therein or in the mailing thereof shall not affect the validity of any such action taken. Such notice shall specify such record date or the effective date, as the case may be.

Section 11. Registration. The Company shall file with the SEC, within fifteen (15) days of the date hereof, a registration statement on Form SB-2 or other appropriate form ("Registration Statement") covering a sufficient number of shares of Common Stock to cover the conversion of this Warrant. If at any time the number of shares of Common Stock into which this Warrant shall be converted exceeds the aggregate number of shares of Common Stock then registered, the Company shall, within ten (10) business days after receipt of written notice from the Warrantholder, file with the SEC an additional Registration Statement on Form SB-2 or any other appropriate registration statement, to register the shares of Common Stock into which this Warrant may be converted that exceed the aggregate number of shares of Common Stock already registered.

Section 12.  Miscellaneous.

(a) Benefits of this Agreement. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Warrantholder any legal or equitable right, remedy or claim under this Warrant, and this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

(b) Rights Cumulative; Waivers. The rights of each of the parties under this Warrant are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(c) Benefit; Successors Bound. This Warrant and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(d) Entire Agreement. This Warrant contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Warrant or the matters described in this Warrant, except as set forth in this Warrant. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Warrant.

(e) Assignment. This Warrant may be assigned if the Assignment of Warrant, attached as Exhibit B to this Warrant, is properly completed, executed and delivered to the Company.

(f) Amendment. This Warrant may be amended only by an instrument in writing executed by the parties hereto.

(g) Severability. Each part of this Warrant is intended to be severable. In the event that any provision of this Warrant is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Warrant shall continue in full force and effect.

(h) Notices. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered (by hand, by courier, by telephone line facsimile transmission, receipt confirmed, or other means) or sent by certified mail, return receipt requested, properly addressed and with proper postage pre-paid (i) if to the Company, at its executive office (ii) if to the Subscriber, at the address set forth under its name in the Purchase Agreement, with a copy to its designated attorney and (iii) if to any other Subscriber, at such address as such Subscriber shall have provided in writing to the Company, or at such other address as each such party furnishes by notice given in accordance with this Section 12(h), and shall be effective, when personally delivered, upon receipt and, when so sent by certified mail, four (4) business days after deposit with the United States Postal Service.

(i) Governing Law. This Agreement shall be governed by the interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

(j) Consents. The person signing this Warrant on behalf of the Company hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Warrant on behalf of the Company.

(l) Further Assurances. In addition to the instruments and documents to be made, executed and delivered pursuant to this Warrant, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Warrant and the transactions contemplated hereby.

(m)  Section Headings.  The Section headings in this
Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant.

(n) Construction. Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

IN WITNESS WHEREOF, the parties have caused this Warrant to be duly executed, all as of the day and year first above written.

COMPANY:

eConnect


By: /s/  Thomas S. Hughes
Name: Thomas S. Hughes
Title:   President

                                EXHIBIT A

                       ELECTION TO EXERCISE WARRANT


The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for, and to purchase thereunder, _______shares of Common Stock ("Shares") provided for therein, and requests that certificates for the Shares be issued in the name of:*

Name:___________________________________________________________
Address:________________________________________________________
Social Security
No.________________________________________________
or Tax ID
Number:_________________________________________________

and, if such number of Shares shall not be all of the Shares purchasable under the Warrant, that a new Warrant certificate for the balance of the Shares purchasable under the within Warrant be registered in the name of the undersigned Warrantholder or his Assignee* as indicated below and delivered to the address stated below:

Dated: _________________, 20___

Name of Warrantholder of
Assignee (Please
Print)_____________________________________________

Address:________________________________________________________
Signature:______________________________________________________
Signature
Guaranteed:______________________________________________
Signature of Guarantor

____________________

*  The Warrant contains restrictions on sale, assignment or transfer.

**  Note:  The above signature must correspond with the name as
written on 	the face of this Warrant certificate in every
particular, without alteration or enlargement or any change whatever, unless this warrant has been assigned.

                              EXHIBIT B

                        ASSIGNMENT OF WARRANT

(To be signed only upon assignment of Warrant)*



FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

________________________________________________________________

________________________________________________________________
(Name and Address of Assignee must be Printed or Typewritten)

the within Warrant, hereby irrevocably constituting and appointing _________Attorney to transfer said Warrant on the books of the Company, with full power of substitution in the premises.


Dated: ___________________, 20____



________________________________**
Signature of Registered Holder


Signature Guaranteed: ________________________________
                           Signature of Guarantor

* The Warrant contains restrictions on sale, assignment or transfer.

** Note: The signature of this assignment must correspond with the name as it appears upon the face of the Warrant certificate in every particular, without alteration or enlargement or any change whatever.



Brian F. Faulkner
Attorney at Law
3900 Birch Street, Suite 113
Newport Beach, California 92660
(949) 975-0544


February 2, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  eConnect - Form SB-2

Dear Sir/Madame:

I have acted as counsel to eConnect, a Nevada corporation ("Company"), in connection with its Registration Statement on Form SB-2 relating to the registration of 85,053,779 shares of its common stock ("Shares"), $0.001 par value per Share.

In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

My opinion is limited by and subject to the following:

(a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

(b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c) My opinion is based solely on and limited to the federal laws of the United States of America and the Nevada Revised
Statutes. I express no opinion as to the laws of any other jurisdiction.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.


September 1, 1999

Amendment #4 to Agreement to License Assets dated February 18, 1997 between Leggoons, Inc., a Missouri corporation and its assigns ("Leggoons") and Home Point of Sale, Inc., a Nevada corporation ("HPOS"), now also known as Electronic Transactions & Technologies ("ET&T").

WHEREAS, paragraph 12(L) of the "Agreement" provides that modification and amendments thereto can only be made with the express written consent of James S. Clinton and Thomas S.
Hughes;

WHEREAS, Leggoons, Inc. is now known as eConnect ("ECNC");

WHEREAS, eConnect has issued and outstanding 60,523,775 shares of common stock as of August 13, 1999;

WHEREAS, paragraph 4 of the Agreement as previously amended provides for termination of the Agreement as of September 1, 1999, unless certain conditions have been met;

WHEREAS, those conditions have not been met; and

WHEREAS, ET&T, eConnect, James S. Clinton, and Thomas S. Hughes desiring to further extend the Agreement in order to allow more time for the conditions of the Agreement to be met, hereby amend the Agreement as follows:

(1) All references to a cancellation/termination date of September 1, 1999 contained in the Agreement, as previously amended, shall be changed to September 1, 2001 provided that the following specific conditions have been met by ET&T:

(a) Pursuant to the provisions of Para. 2(d) of the Agreement, ET&T and Hughes will cause eConnect, fomerly known as Betting, Inc., formerly known as Leggoons, Inc., to immediately issue 1,792,377 shares of its common stock (inclusive of the contemplated 5% stock dividend) to certain shareholders as directed by James S. Clinton, in order to restore those shareholders to their 10% position as provided in said Para. 2(d).

(b) Thereafter, at the end of each quarter of the fiscal year of eConnect and within 45 days thereof, Hughes and ET&T will cause eConnect to issue additional shares if/as needed (as directed by James S. Clinton) to maintain the interest of certain shareholders of the company at February 18, 1997 at 10% of the total shares outstanding.

(c) All shares issued under the provisions of Para. 4(a), (b) above shall be fully registered and free trading unless this provision shall be specifically waived in writing by James S.
Clinton.

(d) That all other conditions set forth in the Agreement of February 18, 1997 (as previously amended) have been met by ET&T on or before September 1, 2001, except that all parties to the Agreement specifically waive Para. 1(b) and 1(c) of Amendment #2 to the Agreement, dated April 20, 1998.

(2) All parties to the Agreement acknowledge that eConnect was formerly known as Betting, Inc., which was formerly known as Leggoons, Inc.

In witness whereof, the parties have executed this Amendment #4 this 1st day fo September 1999.

ET&T


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President


/s/  Thomas S. Hughes
Thomas S. Hughes


/s/  James S. Clinton
James S. Clinton

                        ASSET PURCHASE AGREEMENT

AGREEMENT AND PLAN OF REORGANIZATION, dated this 4th day of October, 2000 (the "Agreement"), among EConnect, Inc., a Nevada corporation with offices located at 2500 Via Cabrillo Marina, Suite 112, San Pedro, CA 90731 (hereinafter "EConnect"); and Broadband Video, Inc., a California corporation withoffices located at 4839 E. Sunnyside Drive, Scottsdale, AZ 85254 (hereinafter "Broadband Video").

WITNESSETH:

WHEREAS EConnect and Broadband Video desire, pursuant to this Agreement, to exchange all of the Assets of Broadband Video (as hereinafter defined) solely for the Common Stock of EConnect upon the terms and conditions hereinafter set forth and for the purpose of carrying out a tax free exchange within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"),

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Plan of Reorganization. Broadband Video agrees to sell all of the Assets of Broadband Video to EConnect solely in exchange for Six Million (6,000,000) free trading shares of Common Stock of EConnect as provided for herein.

Description of the Assets. The Assets consist 100% of all right, title and interest of Broadband Video in and to Zoom-TV software technology.

The Common Stock.  Econnect agrees to immediately deliver
400,000 of free trading common stock to the shareholders of the Broadband Video within one week after shareholders meeting is held, 80,000 shares in the name of Anthony E. DePrima, 80,000 shares in the name of C & P Development Corp., and 240,000shares in the name of Richard Gnant, all of which shares shall be non-refundable, and the balance of the sahres of stock at the at the Closing shall be Nine Million Six Hundred Thousand (9,600,000) shares of stock shall be delivered at Closing to Arizona Escrows, 3700 N.
24th Street, Phoenix, AZ 85016, who shall act as Escrow Agent and hold the shares of stock and deliver the shares of stock to the shareholders of Broadband Video named below.

Closing. The closing of the sale and acquisition of the Assets in exchange for the Common Stock (the "Closing") shall take place at 10:00 AM. local time one week after share holders meeting is held or at such other time as the parties may mutually agree. In event the Closing shall not occur as a result of the fault of EConnect, EConnect agrees to pay the shareholders of Broadband Video liquidated damages in an amount equal to immediate delivery of One Million Six Hundred Thousand (1,600,000) additional free trading shares and One Million warrants for purchase of free trading shares priced at the lower exercisable price of the following, either $1.00 per share or the exercise price equal to 25% below the average 5-day trading price, 5 business prior to one week after shareholders meeting is held. The term for exercising the warrants will be one year from date of issue.
The shares of EConnect common stock are to be issued in the same proportion and ratio of shares as provided in paragraph 5 of this Agreement.

5. Exchange of the Assets for the Common Stock. Two days before the Closing Date Broadband Video shall deliver to the Escrow Agent a duly executed and notarized bill of sale transferring the Assets to EConnect, and EConnect shall deliver to the Escrow Agent three certificates of stock, One Million Nine Hundred Twenty Thousand
(1,920,000) shares in the name of Anthony E. DePrima, 6991 E.
Camelback Road, Suite B-305, Scottsdale, AZ 85251, One  Million
Nine Hundred Twenty Thousand (1,920,000) shares in the name of C
& P Development Corp. 2222 Foothill Bulvd., Suite 323, La
Canada, CA 91011, and Five Million Seven Hundred Sixty Thousand
(5,760,000) shares in the name of Richard Gnant, 4839 E.
Sunnyside Drive, Scottsdale, AZ 85254, all such persons being the sole and only shareholders of Broadband Video. Upon the Closing the Escrow Agent shall deliver the shares of stock to the persons entitled to receive them and the bill of sale transferring Zoom-TV to EConnect.

6. Tax-Free Exchange. Each party hereto intends that the transaction embodied by this Agreement shall be and shall qualify, as a reorganization and a tax-free exchange under Section 368(a)(1)(C) of the Code; and in furtherance thereof, each party hereby agrees not to take any action which would impair the treatment of the exchange as a tax-free reorganization for tax purposes. However, the inability to consummate the transaction on a tax free basis will not affect the validity or enforceability of this Agreement.

7. Expenses. Each party shall pay its own costs and expenses incurred by it in conjunction with this transactions.

8. Entire Agreement. Each of the parties hereto, covenants that this Agreement is intended to and does contain and embody herein all of the understandings and agreements, both written and oral, of the parties hereby with respect to the subject matter of this Agreement and that there exists no oral agreement or understanding express or implied, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, impaired or affected.

9. Governing Law. This Agreement shall be governed by and interpreted under and construed in all respects in accordance with the laws of the State of California, irrespective of the place of domicile or residence of any party.

10. Originals. This Agreement may be executed in counterparts each of which so executed shall be deemed an original and constitute one and the same agreement.

Notices. Any notice required or contemplated by this Agreement shall be deemed sufficiently given when served in person, or by registered or certified mail, postage prepaid and addressed, with return receipt requested the party entitled to the notice at their address provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year as first above written.

EConnect, Inc.                           Broadband Video, Inc.


By: /s/  Thomas S. Hughes                By: /s/  Richard Gnant
Thomas S. Hughes, Chairman & CEO         Richard Gnant, President

                 AMENDMENT TO ASSET PURCHASE AGREEMENT

The Asset Purchase Agreement entered into between Econnect,
Inc. (hereinafter "Econnect") and Broadband Video, Inc.
(hereinafter "Broadband Video) dated October 4, 2000, is amended to provide as follows:

Paragraph "1. The Plan of Reorganization" is amended to provide for Ten Million (10,000,000) shares of 144 shares of common stock and Three Million (3,000,000) warrants to buy Three Million (3,000,000) shares of Econnect common stock for $1.00 per share, which warrants must be all exercised by 5:00 pm December 31, 2001.

Paragraph "3. The Common Stock" is amended to provide for the delivery of the shares of stock and the warrants directly to the shareholders of Broadband Video in the same ratio of ownership upon Closing.

Paragraph "4. Closing" shall take place upon the next filing for registration of stock by Econnect (SB-2) which shall take place on or before December 1,2000. Econnect agrees to register the shares of stock and warrAnts for purchase of shares in such registration (SB-2) which shares of stock and warrants shall all become free trading shares upon approval of the SB-2 by the SEC.

Paragraph "5. Exchange of the Assets for the Common Stock" is amended to provide for delivery by source code to the Zoom-TV technology and Bill of Sale by Broadband Video to Econnect when the Ten Million (10,000,000) shares of stock and the Warrants shall become free trading and unrestricted shares and warrants without any restrictive legend.

In Witness Whereof the parties have executed this Amendment To
Asset Purchase Agreement the day and year set forth above.

EConnect, Inc.                                Broadband Video, Inc.


By: /s/  Thomas S. Hughes                     By: /s/  Richard Gnant
Thomas S. Hughes, Chairman & CEO              Richard Gnant, President


                AGREEMENT FOR SALE AND PLAN OF REORGANIZATION


This Agreement for Sale and Plan of Reorganization ("Agreement") is entered into effective October 29, 2000, by and between eConnect, a Nevada Corporation ("Buyer"), and all Shareholders of National Data Funding Corporation, a California Corporation, as indicated on Exhibit "A" attached hereto and incorporated herein (collectively "Sellers").

                                 RECITALS

A.  WHEREAS, all the outstanding shares of stock of National
Data Funding Corporation ("NDFC"), a California corporation, are owned by the Sellers;

B. WHEREAS, Buyer desires to purchase and Sellers desire to sell to Buyer five million (5,000,000) shares of stock of NDFC, under the terms and conditions hereinafter provided;

C. WHEREAS, the parties desire to enter into certain binding agreements regarding the operation of NDFC after the sale;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Sale and Purchase. Sellers agree to sell, convey, and transfer to Buyer, and Buyer agrees to purchase and assume from Sellers, the assets hereinafter described for the purchase price and upon and subject to the terms and conditions hereafter set forth.

2.  Shares.  The shares to be sold and purchased (collectively
"Shares") are the following: five million (5,000,000) shares of stock in NDFC which is fifty percent (50%) of the total authorized shares of NDFC.

3.  Purchase Price.

(a)  Buyer shall pay to Sellers ten million dollars
($10,000,000.00) and ten million (10,000,000) shares of eConnect
Section 144 stock, the total of both money and shares being the "Purchase Price", in consideration for five million (5,000,000) shares of the total of ten million (10,000,000) shares of authorized NDFC stock.

(b) The Purchase Price shall be allocated to NDFC's shareholders of record as of the Closing Date (as defined in subsection 4(a)) in an amount equal to their respective equity interest in NDFC.

(c)  The Purchase Price shall be paid at the Closing as follows:

(1) Buyer shall deliver a certified, cashier's, or other check acceptable to Sellers in the amount of ten million dollars
($10,000,000.00);

(2) Buyer shall deliver ten million (10,000,000) Section 144 shares of eConnect common stock to Sellers. For purposes of this subsection, "deliver" means to transfer the said ten million (10,000,000) Section 144 shares into the names of the Sellers on the Day of Closing, with no acts left to be done by Buyer, or any party, for Sellers to have full legal and physical possession of said shares.

4.  Closing.

(a) The transaction shall be closed and possession of the Shares shall be given to Buyer at a closing to be held at 801 K Street, 23rd Floor, Sacramento, California, on October 31, 2000, at 11:00 a.m., or on such other date as the parties may agree ("Closing Date").

(b)  At the closing:

(1) Sellers shall execute and deliver to Buyer all documents and instruments necessary to carry out the terms and provisions of this Agreement and to effectuate the purpose of the transaction as shall be necessary to transfer the Shares to Buyer and to fulfill the obligations of Seller hereunder which are herein provided to be fulfilled on the Closing Date.

(2) Buyer shall pay to Sellers the Purchase Price, in negotiable funds, and all other instruments as shall be necessary to fulfill the obligations of Buyer hereunder which are herein provided to be fulfilled on the Closing Date.

(c) Unless otherwise provided herein, all such instruments so delivered shall be dated as of the Closing Date and, unless attached hereto as an exhibit, shall be satisfactory as to form and content to each party and its respective counsel.

5. Title. Title to all shares conveyed pursuant to this Agreement shall be conveyed free and clear of all encumbrances.

6. Due Diligence Period. The parties have both engaged in a period (the "Due Diligence Period") within which to inspect and investigate the assets and liabilities of NDFC and eConnect, respectively. The Due Diligence Period has passed as of the effective date of this Agreement.

7.  Representations, Undertakings, and Warranties by Sellers.
Sellers represent, agree, and warrant that:

(a) Sellers have good and marketable title to the Shares, subject to no mortgage, pledge, lien, encumbrance, charge or security interest, and the Shares shall be transferred to Buyer so that they shall vest in Buyer free and clear of all liens, encumbrances, and adverse claims of every character.

(b) The Shares are in existence and in the possession of Sellers.

(c) Seller is not in violation of or in default with respect to any term or provision of any indenture, contract, agreement, lease, or instrument to which Seller may be a party or by which Seller may be bound.

(d) There is no litigation pending against Sellers or NDFC, except as will be fully disclosed prior to the Closing Date, and Sellers are not aware of any threatened litigation. All tax returns required to be made by Seller have been properly prepared, executed, and filed pursuant to applicable law, and all taxes due have been paid. Except as otherwise provided in this Agreement, Seller has no known liabilities for injury to person or damage to property, no contingent liabilities. and no liabilities not disclosed in writing to Buyer.

(e) NDFC has good and marketable title to its business assets including cash, name, patents, intangibles, equipment, inventory, fixtures, real property, leasehold improvements, goods, receivables and instruments (referred to collectively in this letter as the "Assets"), and all of the trademarks, licenses, patents and copyrights necessary for the conduct of the business.

(f) NDFC is in compliance with applicable laws the violation of which would have a material adverse affect on NDFC's operations or financial condition. Without limitation of the foregoing, NDFC has complied with all laws regulating the discharge and disposal of hazardous waste.

(g) NDFC=s real property included in the Assets and all leased premises are adequate for the present operations of NDFC and, as presently used by NDFC, comply with all zoning and land use laws and do not contain any hazardous wastes below the ground surface.

(h) NDFC is in compliance with all governmental licenses and permits necessary of the operation of its business, the absence of which or the noncompliance with which would have a material adverse affect on the operations or financial condition of NDFC.

(i) NDFC=s financial statements as delivered to Buyer are true and correct and there has been no adverse change in the business of NDFC since the date of such financial statements to the Closing.

(j) NDFC's products and all components thereof are of a commercial quality and are sufficient to satisfy open orders pending with NDFC.

(k) NDFC's reserve for warranty repair as shown on financial statements is adequate to cover future warranty repairs.

(l) NDFC's account receivable arose from valid sales in the ordinary course of business and, subject to a reasonable bad debt allowance, are collectible without extraordinary efforts.

(m) At the Closing, NDFC shall deliver to Buyer and warrant as true and correct a schedule of all bank accounts of NDFC.

(n) NDFC shall deliver to Buyer at the Closing and warrant as true and correct a schedule of all NDFC's employees, their present compensation levels, their scheduled salary review date, their accrued and unpaid sick leave and vacation and all other items of compensation due or to come due to NDFC's employees.

(o) None of the documents delivered to Buyer (taken together) by Sellers contain any untrue statement of a material fact or omit a statement of any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which the statements were made.

(p) Between the date of Execution of this Agreement and the Closing Date:

(1) Except for such changes as shall occur in the ordinary course of business, and those changes discussed in Paragraph 10, below, no changes have been made and no change shall be made in NDFC's business or in the Shares.

(2) Seller has conducted and shall conduct the Business in a diligent and businesslike manner, consistent with Seller's normal and ordinary operation.

(3) Seller has used and shall use Seller's best efforts to maintain the business organization intact, to retain the present employees, and to maintain relationships with customers so that all of them will be preserved for Buyer on or after the Closing Date.

(4) Sellers have maintained and shall maintain casualty insurance in the amount of the full replacement value of the Shares.

(5) Buyer and Buyer's agents, employees, accountants, and attorneys shall have full access to and the opportunity to examine and make copies of all such books, records, documents, instruments and papers of Seller pertaining to the Business.

8.  Representations, Undertakings, and Warranties by Buyer.
Buyer represents, agrees, and warrants that:

(a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the power, all necessary corporate authorizations, and capacity to enter into the transaction.

(b) There is no pending litigation against Buyer except as will be fully disclosed prior to close of escrow.

(c) Consummation of the sale by Buyer will not violate any contract or agreement to which Buyer is a party.

(d) Buyer has prepared and filed all federal, state and local income, withholding, sales, real property, personal property and other tax returns and has paid all required taxes.

(e) Buyer is in compliance with applicable laws the violation of which would have a material adverse affect on Buyer's operations or financial condition. Without limitation on the foregoing, Buyer has complied with all laws regulating the discharge and disposal of hazardous waste.

(f) Buyer's real property included in its assets, if any, and all leased premises are adequate for the present operations of Buyer and, as presently used by Buyer, comply with all zoning and land use laws and do not contain any hazardous wastes below the ground surface.

(g) Buyer is in compliance with all governmental licenses and permits necessary for the operation of its business, the absence of which or the noncompliance with which would have a material adverse affect on the operations or financial condition of Buyer.

(h) Buyer maintains appropriate insurance policies relating to its assets and the conduct of its business.

(i) Buyer's financial statements as delivered to Sellers are true and correct and there has been no adverse change in the business of Buyer since the date of such financial statements to the Closing.

(j) At close of escrow Buyer will be in compliance with all Securities and Exchange Commission filing requirements.

(k) Buyer's accounts receivable arose from valid sales in the ordinary course of business and, subject to a reasonable bad debt allowance, are collectible without extraordinary efforts.

(l) None of the documents delivered to Sellers (taken together) by Buyer contain any untrue statement of a material fact or omit a statement of any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which the statements were made.

9.  Conditions Precedent.

(a) Buyer's obligation to purchase the Shares and to close the transaction contemplated by this Agreement is expressly conditioned upon Seller's performance of each and every obligation to be performed by Seller prior to or as of the Closing Date, including, but not limited to, those actions set forth in Paragraph 10, below.

(b) Sellers' obligation to transfer the Shares and to close the transaction contemplated by this Agreement is expressly conditioned upon Buyer's performance of each and every obligation to be performed by Buyer prior to the closing Date, and the complete satisfaction of each and every one of the following conditions:

(1) Buyer shall enter into a consulting contract with R. Scott Hatfield, (AHatfield@) current Executive Vice President of NDFC. This contract shall be for a period of three years and shall call for Hatfield to, in addition to serving as president and chief executive officer of NDFC after the Closing Date pursuant to a contract with NDFC, serve as a consultant to Buyer regarding its financial processing activities. It will include a stock incentive plan which will call for Hatfield to receive one million six hundred thousand (1,600,000) shares of NDFC's stock from Buyer payable in equal quarterly payments during the term of the contract. Those payments shall continue during the contract so long as Hatfield remains available to serve as a consultant to Buyer at reasonable times and places, and does not voluntarily terminate or is not involuntarily terminated for cause (which shall be defined as willfully breaching his employment contract; habitually neglecting his duties; or, committing acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude that would prevent the effective performance of his duties) from his employment contract with NDFC. The contract shall also give Hatfield the right to vote all 1,600,000 of the shares during the term of the agreement, even if not all shares have been transferred, and shall provide that, on breach by eConnect, the remaining shares shall be immediately transferred. Additionally, Buyer shall pay Hatfield a cash salary under the contract equal to the actual Federal and State income tax he pays as a result of the stock transfers; such payments to be made on or before the due date of said taxes.

(2) Buyer shall provide operating capital to NDFC in the amount of one million dollars ($1,000,000.00). Buyer shall also transfer one million (1,000,000) shares of Section 144 stock of Buyer, in addition to any other Buyer stock contemplated under this Agreement, to NDFC. When negotiable, NDFC shall have the right to sell, transfer, or otherwise utilize said one million (1,000,000) shares for operating capital, at NDFC's discretion. Said stock shall be transferred in such a way that, except for the passage of time, no further action will be required of any party before possession and ownership of such shares are legally transferred to NDFC. Said capital contributions of cash and stock shall occur at the Closing.

(3) Buyer shall provide Sellers, at the Closing, a certificate from the Secretary of Buyer that the Board of Directors and Shareholders of Buyer has approved the transaction as provided in this Agreement and that the officers executing this Agreement have full authority to do so as well as execute all other documents and instruments necessary to carry out the transaction contemplated by this Agreement.

10. Pre-Purchase Operation and Structure. In order to accomplish the mutual intent of the parties, the parties agree that prior to the Closing Date, and contingent on the close (i.e. if this transaction is not closed, these actions will be nullified), Sellers will accomplish the following:

(a) Change the corporate structure such that NDFC will no longer be a California Statutory Close Corporation;

(b) Cause NDFC to issue the currently authorized, but unissued shares of NDFC to bring the total authorized and issue shares to ten million (10,000,000).

(c)  Sellers each will agree to retire thirty percent
(30%) of their shares for a total of three million (3,000,000) shares of NDFC stock, which will thus become authorized, but not issued stock. The parties agree that two million (2,000,000) of those shares will be designated for an Employee Stock Incentive Plan which will be created and maintained by NDFC after the Closing Date. The balance of one million (1,000,000) authorized, but unissued shares will be used at the discretion of NDFC for operating capital.

(d) Cause NDFC to enter into an employment contract with R. Scott Hatfield (AHatfield@) to serve as the president and chief executive officer of NDFC after the Closing Date for a period of three years. The contract shall call for reasonable salary and benefits of not less than those currently received by the existing president of NDFC. It shall provide that Hatfield may not be terminated except for cause, which shall be defined as existing only if he willfully breaches or habitually neglects the reasonable duties of his office or commits an act of dishonesty, fraud, misrepresentation or other acts of moral turpitude, that would prevent the effective performance of his duties.

11. Post Purchase Operation and Structure. It is the intent of Buyer and Seller that certain restrictions and limitations be placed on the operation of NDFC after the Closing Date. Additionally, the parties have reached certain agreements concerning the operational plans for NDFC, which shall bind the parties after the Close. These restrictions, limitations and plans, shall include the following:

(a) As indicated in Paragraph 9(b)(1) above, it is a condition precedent to closing, that R. Scott Hatfield ("Hatfield") enter into an employment contract with Buyer under which he shall act as president and chief executive officer of NDFC and receive one million six hundred thousand (1,600,000) shares of Buyers stock under a stock incentive plan.

(b) The parties agree that it is their intent, and that it is in the best interests of Buyers, Buyer's shareholders, Sellers, NDFC and all other concerned there be an initial public offering (IPO) of NDFC stock within one year of the Closing Date. The parties agree that they will cooperate to make a bona fide and good faith effort to accomplish the IPO. Further, Buyer agrees to contribute additional capitol to NDFC for the purpose of retaining an Investment Banking firm or other similar consultant, to advise the parties on an appropriate method for structuring the IPO. However, the parties agree that, subject to the advise of the consultants, they would intend to authorize an additional two million shares of NDFC, and then do a five for one split, which would result in there being sixty million total shares of authorized stock of NDFC. The then anticipated share distribution would be as follows:

10,000,000                  To be sold to the public
10,000,000                  Sellers
17,000,000                  Buyers
10,000,000                  Employee Incentive Plan
 8,000,000                  Hatfield
 5,000,000                  Unissued and held for generation of capital

12. Extension Agreement. The parties acknowledge that notwithstanding any other provision of this agreement, the parties have entered into an extension agreement. The Closing Date has already been extended and consideration has been received by both Sellers and NDFC.
That consideration includes payments to NDFC of fifty thousand
($50,000.00) dollars in September, 2000 and October, 2000 and transfer of 240,000 shares of eConnect stock to NDFC. Additionally, should Buyer be unable to close for any reason on or before October 31, 2000, then the Closing Date will be extended to January 2, 2001, if and only if Buyer agrees to and does all of the following:

(a) On or before November 1, 2000, Buyer pays to the trust account of Todd A. Murray, for the benefit of Sellers and NDFC equally, five hundred thousand dollars ($500,000.00). Said funds to be used by them as they determine in their sole discretion;

(b) Pays fifty thousand dollars ($50,000.00) to NDFC on November 1, 2000, and fifty thousand dollars ($50,000.00) to NDFC on December 1, 2000. Said funds to be used by NDFC as it shall determine in its sole discretion;

(c) Should Buyer fail to perform any of the acts provided in Paragraph 12 (a)or (b) above, and after five (5) days written notice from Sellers or NDFC, fail to cure any such failure, then the extension to purchase shall immediately terminate. NDFC and Sellers may retain all consideration paid hereunder, and Buyer shall have no rights of any kind with respect to NDFC or Sellers.

(d) All consideration previously paid to NDFC for any reason or referenced in Paragraphs 12(a) and (b) is paid in consideration of this extension and shall not be credited to the purchase price provided for in the Agreement. All such consideration shall belong to NDFC or Sellers, respectively, whether or not Buyer ever is able to close on the purchase of NDFC shares. Sellers and NDFC shall have no duty to account to Buyer for said funds and may use such funds as they determine in their sole discretion.

(e) During the extension period provided herein, Sellers may negotiate to sell their shares to other parties, but Sellers shall not sell or transfer their shares of NDFC (except a conveyance or transfer by gift, bequest, or inheritance, which shall be subject to this agreement) to any other party during the extension period.

(f)  Should Buyer fail to make any payments as
provided for herein, or fail to perform under the Agreement, including any extensions thereof as provided herein, then Buyer shall fully release and discharge Sellers and NDFC, and their representatives, successors, assigns, and heirs from all claims, demands, actions, debts, controversies, liabilities, and damages, including, without limitation, those arising out of or relating to Buyer=s rights under this Agreement; Buyer further agrees never to commence, aid, prosecute, or cause to be commenced or prosecuted against Sellers or NDFC, or their agents, representatives, successors, assigns, or heirs any
action or proceeding based directly or indirectly on   this
Agreement; Buyer further agrees to defend, indemnify, and hold Sellers and NDFC, and their agents, representatives, successors, assigns, and heirs harmless against all claims, demands, actions, debts, controversies, liabilities, and damages,
including court costs and attorney=s fees,   arising   from or
related to any action or proceeding brought by or prosecuted by or on behalf of Buyer, its shareholders, officers, agents, employees, investors, successors or, assigns, or by third parties, regulatory agencies of any nature or any other party or entity, which is contrary to this agreement, or results from, directly or indirectly, this Agreement. Buyer agrees that this is a general release and expressly waives Civil Code Section 1542, which provides:

"A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

13.  Other Covenants and Agreements.

(a) Sellers agree to pay and discharge and to indemnify, defend, and hold Buyer and the property of Buyer, including the Shares purchased by Buyer, free and harmless from any and all causes of action, obligations, claims, demands, damages, and expenses (including attorneys' fees) arising in connection with Sellers' operation of its business which shall relate, arise, or accrue prior to and until the sale of the Shares, which claims and losses are not disclosed to Buyer and for which it is alleged Buyer has some direct liability. In the event Seller fails to pay when due any such undisclosed obligations, Buyer may make payment and withhold the amount thereof from any payment owing to Sellers.

(b) Buyer agrees to pay and discharge and to indemnify, defend, and hold Sellers and the property of Sellers free and harmless from any and all causes of action, obligations, claims, demands, damages, and expenses (including attorneys' fees) arising in connection with the operation of Buyer before or after the sale of the Shares, or of NDFC after the sale of the Shares.

(c) Sellers shall indemnify Buyer against any loss, cost or liability incurred by Buyer as a result of the breach of any representation or warranty by Sellers contained in the purchase documentation. Buyer shall indemnify Sellers against any loss, cost or liability incurred by Sellers as a result of the breach of any representation or warranty by Buyer contained in the purchase documentation.

(d) The parties acknowledge that the financial information, customer list, sales information, records, general files, papers, and documents relating to the respective businesses are secret, confidential, and sensitive information and would be harmful if disclosed to competitors, suppliers, members, or any other person or entity. The parties shall not disclose any such trade secrets, directly or indirectly, or use them in any way, whether for commercial purposes or otherwise.

14. Expenses. At the Closing Date, Buyer shall pay all costs and expenses, including attorney's fees, incurred or to be incurred by Seller or NDFC in negotiating and preparing this Agreement and all prior proposed agreements relating to the transaction, including the Extension Agreement. All costs and expenses, including attorney's fees, incurred in the Closing and carrying out the transactions contemplated by this Agreement shall be paid for by Buyer, even to the extent Sellers' attorneys perform such services. Any party engaging a broker or finder shall be solely responsible for that broker's or finder's fee.

15. Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

16. Survival of Representations. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing.

17. Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

18. Waiver. Any of the terms or conditions of this Agreement may be waived, in writing, at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance, or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition hereof.

19. Nonassignability. This Agreement shall not be assigned by any party without the prior written consent of all the other parties hereto. Any assignment contrary to the provisions of this Agreement shall be deemed a default under the Agreement, allowing the nondefaulting party or parties to exercise all remedies available under law.

20. Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties hereto.

21. Specific Performance. Each party's obligations under this Agreement are unique. The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

22. Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given on the date of personal service on the parties or on the second business day after mailing, if the document is mailed by registered or certified mail addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

23. Attorneys' Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and other expenses, in addition to any other relief to which he may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

24. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

25. Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

26. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect and shall in no way be impaired or invalidated.

27. Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.

28. Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

29. Gender and Number. As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so indicates.

30. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

31.  Time.  Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth herein above.

National Data Funding Corporation


By: /s/  R. Scott Hatfield
R. Scott Hatfield, Executive Vice President


By: /s/  R. Scott Hatfield
R. Scott Hatfield, Secretary
Address: 290 Airpark Boulevard, Chico, California 95973

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes, Chief Executive Officer


By: /s/  Jack Hall
Hack Hall, Secretary
Address: 2500 Via Cabrillo Marina, Suite 112, San Pedro,
California 90731


                         SUBSIDIARIES OF THE REGISTRANT

Isla Escondida, S.A., a Costa Rica corporation

Top Sports, S.A., a Dominican Republic corporation (99.94% owned)

eConnect Caribbean, S.A. (75% owned)

PowerClick, Inc., a Nevada corporation (80% owned)


                           George Brenner
                   Certified Public Accountant
                9300 Wilshire Boulevard, Suite 480
                 Beverly Hills, California 90212
                           (310) 276-8845


February 2, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  eConnect - Form SB-2

Dear Sir/Madame:

As a certified public accountant, I hereby consent to the inclusion in this Form SB-2 Registration Statement of my report dated April 7, 1999 in Betting, Inc.'s (now known as eConnect) Form 10-KSB for the fiscal year ended August 31, 1998, and to all references to my firm included in this Registration Statement.
Sincerely,


/s/  George Brenner
George Brenner


                     L.L. Bradford & Company
                   Certified Public Accountants
                 2901 El Camino Avenue, Suite 105
                     Las Vegas, Nevada 89102
                         (702) 735-5030


February 5, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  eConnect - Form SB-2

Dear Sir/Madame:

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report dated March 24, 2000 (except for Note 12, as to which the date is April 17, 2000) in eConnect's Form 10-KSB, and to all references to our firm included in this Registration Statement.

Sincerely,


/s/  L.L. Bradford & Company
L.L. Bradford & Company


                        Brian F. Faulkner
                         Attorney at Law
                   3900 Birch Street, Suite 113
                  Newport Beach, California 92660
                           (949) 975-0544


February 2, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  eConnect - Form SB-2

Dear Sir/Madame:

I have acted as counsel to eConnect, a Nevada corporation ("Company"), in connection with its Registration Statement on Form SB-2 relating to the registration of 85,053,779 shares of its common stock ("Shares"), $0.001 par value per Share. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.